Exhibit (99.7)

PUBLIC ACCOUNTS 2008-2009

VOLUME 1

CONSOLIDATED FINANCIAL STATEMENTS OF THE GOUVERNEMENT DU QUÉBEC

Fiscal year ended March 31, 2009

Published in accordance with section 86

of the Financial Administration Act (R.S.Q., c. A-6.001)

Public Accounts 2008-2009– Volume 1

Legal deposit - Bibliothèque et Archives nationales du Québec

October 2009

ISBN 978-2-550-57101-8 (Printed)

ISBN 978-2-550-57102-5 (PDF)

ISSN 0706-2869

© Gouvernement du Québec, 2009

To His Excellency the Honourable Pierre Duchesne

Lieutenant-Governor of Québec

Parliament Building

Québec

Your Excellency,

The undersigned has the honour of presenting to Your Excellency the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2009.

Raymond Bachand

Minister of Finance,

Québec, October 2009

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Mr. Raymond Bachand

Minister of Finance

Parliament Building

Québec

Dear Sir,

In accordance with the commission entrusted to me, I have the honour of presenting the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2009.  These accounts have been prepared under section 86 of the Financial Administration Act (R.S.Q., c. A-6.001), in accordance with the Government’s accounting policies.

Respectfully yours,

Carole Boisvert, FCA

Comptroller of Finance

Québec, October 2009

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PUBLIC ACCOUNTS 2008-2009 — VOLUME 1

TABLE OF CONTENTS

PRESENTATION OF THE PUBLIC ACCOUNTS		9
GLOSSARY		11

ANALYSIS OF THE FINANCIAL STATEMENTS
1.	HIGHLIGHTS FOR THE 2008-2009 FISCAL YEAR	19
2.	OVERVIEW OF THE 2008-2009 BUDGET	21
3.	RISKS AND UNCERTAINTIES	22
4.	ALLOCATION OF THE ANNUAL SURPLUS	24
5.	VARIANCE ANALYSIS	28
	5.1 COMPARISON OF ACTUAL RESULTS WITH THE BUDGET	29
	5.2 COMPARISON OF ACTUAL RESULTS WITH THE PREVIOUS FISCAL YEAR	34
6.	ANALYSIS OF MAIN TRENDS	37
7.	RESULTS OF THE INDICATOR ANALYSIS	46
APPENDIX - FINANCIAL STATISTICS		58

CONSOLIDATED FINANCIAL STATEMENTS
STATEMENT OF RESPONSIBILITY		65
AUDITOR GENERAL’S REPORT		67
CONSOLIDATED STATEMENT OF OPERATIONS		69
CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT		70
CONSOLIDATED STATEMENT OF FINANCIAL POSITION		71
CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT		72
CONSOLIDATED STATEMENT OF CASH FLOW		73
NOTES TO FINANCIAL STATEMENTS		75

APPENDICES

1.	NATIONAL ASSEMBLY, DESIGNATED PERSONS, GOVERNMENT DEPARTMENTS AND AGENCIES WHOSE FINANCIAL TRANSACTIONS WERE CONDUCTED WITHIN THE CONSOLIDATED REVENUE FUND	119
2.	GOVERNMENT AGENCIES, SPECIAL FUNDS, SINKING FUNDS AND OTHER FUND	121
3.	ORGANIZATIONS IN THE GOVERNMENT’S HEALTH AND SOCIAL SERVICES AND EDUCATION NETWORKS	125
4.	GOVERNMENT ENTERPRISES	135
5.	GOVERNMENT DEPARTMENT, AGENCIES AND FUNDS WHICH CONDUCT FIDUCIARY TRANSACTIONS THAT ARE NOT INCLUDED IN THE GOVERNMENT’S REPORTING ENTITY	136
6.	BREAKDOWN OF REVENUE	137
7.	BREAKDOWN OF EXPENDITURE	138
8.	SHORT-TERM INVESTMENTS	139
9.	ACCOUNTS RECEIVABLE	140
10.	INVESTMENT IN GOVERNMENT ENTERPRISES	141
11.	LONG-TERM INVESTMENTS	149
12.	GENERATIONS FUND	151
13.	CASH (BANK OVERDRAFT)	153
14.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES	154
15.	DEFERRED REVENUE	155
16.	OTHER LIABILITIES	156
17.	DEBTS	157
18.	NET INVESTMENT IN THE HEALTH AND SOCIAL SERVICES AND EDUCATION NETWORKS	160
19.	FIXED ASSETS	164
20.	BREAKDOWN OF CONTRACTUAL OBLIGATIONS	166
21.	CONTINGENCIES	170
22.	SUMMARY OF FIDUCIARY TRANSACTIONS CONDUCTED BY A GOVERNMENT DEPARTMENT AND GOVERNMENT AGENCIES AND FUNDS	174
23.	STABILIZATION RESERVE	176
24.	SEGMENT DISCLOSURES	177

Presentation of the Public Accounts

The 2008-2009 Public Accounts present the financial position of the Gouvernement du Québec and its operations. They include a financial analysis and a glossary to make them easier to understand and thus increase their usefulness and transparency. The analysis will now present the changes in the main trends for the major financial statement items.

The Ministère des Finances is aware that the use of indicators is extremely efficient for observing changes in the state of the Government’s finances. Therefore, eleven representative indicators are presented in the section “Analysis of the financial statements.”

Preparing the Public Accounts requires the participation and collaboration of many employees from Government departments, agencies, funds and enterprises as well as its organizations in the health and social services and education networks. We would like to thank all of them for their help in publishing this document.

Prior to the publication of the Public Accounts, the Ministère des Finances regularly informs the public about the state of the Government’s finances and the results of its financial transactions, notably through the Monthly Report on Financial Transactions.

The 2008-2009 Public Accounts present information on the actual results for fiscal 2008-2009.  The original forecasts were presented in the 2008-2009 Budget of March 13, 2008 and revised in the November 4, 2008 Update in Québec’s Economic and Financial Situation. The preliminary results were presented in the 2009-2010 Budget on March 19, 2009. For the aims of the Public Accounts, when the actual results are compared to the budgetary forescasts, it is done referring to the initial budgetary data presented in the 2008-2009 Budget of March 13, 2008, as recommended by the Canadian Institute of Chartered Accountants (CICA).

The Public Accounts for the fiscal year ended March 31, 2009 have been prepared by the Comptroller of Finance for the Minister of Finance in accordance with the accounting policies established by the Conseil du trésor and pursuant to the provisions of section 86 of the Financial Administration Act (R.S.Q., c. A-6.001). They are published in two volumes.

Volume 1 — Consolidated financial statements of the Gouvernement du Québec

Volume 1 presents the consolidated financial statements of the Gouvernement du Québec, as well as a financial analysis that allows a better understanding of the transactions carried out in fiscal 2008-2009.

The consolidated financial statements consist mainly of the following:

•                  A consolidated statement of operations, which presents the annual surplus or deficit arising from operations during the fiscal year. It discloses the Government’s revenue, the cost of services and other current expenses.

•                  A consolidated statement of accumulated deficit, which presents the change in accumulated deficits taking into consideration the results for the year and various restatements, where applicable.

•                  A consolidated statement of financial position, which presents the financial resources of the Gouvernement du Québec as well as its obligations. It shows the net debt from which the net value of non-financial assets must be subtracted to determine the accumulated deficit.

•                  A consolidated statement of change in net debt, which presents the combined effect on the net debt of the results for the fiscal year, changes due to non-financial assets, items charged directly to accumulated deficits and various restatements, where applicable.

•                  A consolidated statement of cash flow, which provides information on the Government’s liquid assets generated by or used for operating, investment, fixed asset investment, and financing activities.

•                  Notes and appendices, which provide additional information on the items that make up the various consolidated statements and which are an integral part of the consolidated financial statements. They also include a summary of the main accounting policies used in preparing the consolidated financial statements and a consolidated statement of operations by reporting sector.

The report of the Auditor General of Québec presents his opinion on the consolidated financial statements.

Volume 2 — Revenue, appropriations, expenditure and investments of the Consolidated Revenue Fund and financial information on the special funds of the Gouvernement du Québec

Volume 2 is divided into three sections.  The first two sections report on the operations of entities whose revenue is cashed into the Consolidated Revenue Fund or the Health Services Fund and entities whose operating activities are paid for out of these funds using appropriations allotted by Parliament.  Such entities include Government departments, budget-funded agencies, the National Assembly and persons designated by it, and other portfolios.  The third section presents summary financial information on the special funds and the sinking funds.

Glossary

The following terms are used in the section “Analysis of the financial statements” and throughout the financial statements contained in this volume.

Accrual basis of accounting

An accounting method that involves taking into account when revenue is earned and expenditures are incurred in determining an entity’s net results, without considering the moment the transactions were settled through cash receipts or disbursements or in any other manner.

Advance borrowings

Borrowings made by the Consolidated Revenue Fund during a fiscal year that will be used to meet the financial requirements of the next fiscal year.

Budget balance

The budget balance is defined by the Balanced Budget Act (R.S.Q., c. E-12.0001), as amended by the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform (2009, c. 38).

The budget balance for a given fiscal year is equal to the difference between revenue and expenditure as determined in conformity with the Government’s accounting policies.

•                  As prescribed in section 2 of the Act, the budget balance does not include the revenue and expenditure recorded for the Generations Fund and certain retroactive adjustments to revenue from Government enterprises.

•                  The budget balance is generally determined by taking into account the entries posted directly to accumulated deficits, except in the case of the exceptions provided for in section 2.1 of the Act.

•                  The budget balance is increased by any amount needed from the stabilization reserve to maintain a balanced budget.

Budget cycle

The budget cycle is defined by two main principles:

•                  planning revenue and expenditure through the publication of the Budget Speech and the tabling of the Expenditure Budget; and

•                  monitoring changes in revenues and implementing the expenditure budget.

Glossary (cont’d)

Consolidated Revenue Fund

The Consolidated Revenue Fund consists of funds collected or received from various sources and over which Parliament has a right of allocation. The fund is constituted by the National Assembly, persons designated by the National Assembly, departments, and the budget-funded agencies listed in Schedule 1 of the Financial Administration Act.

Consolidation methods

Line-by-line consolidation method

The accounts of the Consolidated Revenue Fund and the other entities included in the Government’s reporting entity, other than Government enterprises and organizations of the health and social services and education networks, are harmonized according to the Government’s accounting policies and combined, line by line. Inter-entity transactions and balances are eliminated.

Modified equity method

Investments in Government enterprises and the net investment in the health and social services and education networks are recorded using this method.

In the case of enterprises, investments are recorded at cost, which is adjusted annually by the Government’s share in the results of these enterprises, with an offsetting entry to revenue, and in the other components of their comprehensive income, with an offsetting entry to accumulated deficits. The cost of investments is reduced by declared dividends. This method requires no harmonization of the accounting policies of enterprises with those of the Government.

In the case of organizations of the health and social services and education networks, their net equity representing the total of their financial and non-financial assets less their liabilities, is recorded as a component of the net investment in the health and social services and education networks. The annual surplus or deficit of the organizations is recorded in the expenditures of the mission concerned. This consolidation is done on the basis of the financial statements of the organizations, after adjusting to eliminate certain material differences between their accounting policies and those of the Government.

Debt representing accumulated deficits

The debt representing accumulated deficits corresponds to the debt relating to the accumulation of deficits over prior fiscal years.

Glossary (cont’d)

Derivative instruments

Instruments whose value fluctuates depending on an underlying interest, regardless of whether the underlying interest is actually held or issued.

Financial assets

Assets that could be allocated to repaying existing debts or to funding future activities and that are not intended to be consumed in the normal course of the Government’s activities.

Financial instruments

Liquid assets, equity securities in an entity, or contracts that are both a source of financial assets for one of the two contracting parties and a source of financial liabilities or equity instruments for the other contracting party.

Generations Fund

The Generations Fund began operations on January 1, 2007 under the Act to reduce the debt and establish the Generations Fund. Under this Act, the Minister of Finance deposits the amounts constituting the fund with the Caisse de dépôt et placement du Québec. The fund is used exclusively to repay the Government’s debt.

Government accounting policies

The Government’s accounting policies define how financial transactions are recorded in its books and adequately reported to the general public. These policies were enacted by a decision of the Conseil du trésor.

Gross debt

Gross debt corresponds to the sum of debts before deferred foreign exchange gains (losses) and the liability regarding pension plans and other employee future benefits. The balance of the Generations Fund is subtracted from this amount. Advances from the Financing Fund to Government enterprises and entities not included in the Government’s reporting entity are also charged against this amount.

Gross domestic product (GDP)

The value of all goods and services produced within the geographical limits of a country or a territory during a given calendar year.

Glossary (cont’d)

Indicators

Tools of measurement that make it possible to monitor and assess the attainment of an objective, the implementation of a strategy or the accomplishment of a task or an activity.

Missions

The basic activity areas of a government that constitute its raison d’être. In Québec, there are six missions: Health and Social Services, Education and Culture, Support for Individuals and Families, Economy and Environment, Administration and Justice, and Debt Service.

Net debt

Net debt corresponds to the difference between the Government’s financial assets and its liabilities. It consists of accumulated deficits and non-financial assets.

Net financial requirements

Net total cash and cash equivalents required for operating, investment and fixed asset investment activities.

Non-financial assets

Assets that do not normally generate cash capable of being used to repay existing debts.

Own-source revenue

Total own-source revenue consists of revenue from income and property taxes, consumption taxes, duties and permits, miscellaneous revenue, Government enterprises and the Generations Fund.

Reporting entity

The Government’s reporting entity encompasses the financial transactions of the National Assembly, persons designated by the National Assembly, departments and any organizations, funds and enterprises under the Government’s control. Control is defined as the power to direct the financial and administrative policies of an entity, such that its activities provide the Government with expected benefits or expose it to a risk of loss.

Retirement Plans Sinking Fund (RPSF)

Under the Financial Administration Act, the Minister of Finance may make long-term investments by depositing money from the Consolidated Revenue Fund with the Caisse de dépôt et placement du Québec, up to an amount equal to the sums recorded as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans.

Glossary (cont’d)

Total debt

The Government’s total debt, a concept used for the purposes of the Act to reduce the debt and establish the Generations Fund, consists of the debt contracted on financial markets, excluding advance borrowings and deferred exchange gains or losses, and the net pension plans liability minus the amounts accumulated in the Generations Fund.

•                  The Retirement Plans Sinking Fund, an asset created in order to pay the pension benefits of public and parapublic sector employees, is subtracted from the pension plans liability.

•                  The debt to fund the health and social services and education networks, the debt to fund the work of municipal bodies and the debt resulting from the change in the status of organizations during the December 2007 accounting reform are excluded from the total debt.

Transfer

Funds transferred by a government to an individual, an organization or another government, on account of which the government that makes the transfer:

i)            does not receive any goods or services in return, contrary to what occurs in purchase/sale transactions;

ii)         does not plan to receive income, as it would with an investment.

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ANALYSIS

OF THE

FINANCIAL STATEMENTS

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ANALYSIS OF FINANCIAL STATEMENTS 2008-2009

1.                  Highlights for the 2008-2009 fiscal year

Consolidated operations

FISCAL YEAR ENDED MARCH 31, 2009

(in millions of dollars)

Source: Consolidated financial statements, p. 69

(1)               Including $742 million in Generations Fund revenue.

(2)               Forecast investment income of $735 million for Financement-Québec and the Corporation d’hébergement du Québec, presented in the Budget under own-source revenue, has been reclassified net of expenditure to make the presentation consistent with that of actual results.

(3)               Including $587 million in Generations Fund revenue.

•                            In the 2008-2009 Budget, the Government committed itself to maintaining a balanced budget.

•            Accordingly, the anticipated annual deficit of $628 million was to take into account:

•            the allocation of $742 million in revenue to the Generations Fund; and

•            the use of part of the budgetary reserve, which has since become the stabilization reserve, totalling $1 370 million;

•            which led to a zero budget balance for the purposes of the Balanced Budget Act.

•                            Actual results show that a balanced budget was maintained.

•            However, the annual deficit was $630 million higher than forecast, standing at $1 258 million:

•            A sum of $587 million was allocated to the Generations Fund.

•            Therefore, to achieve a zero budget balance for the purposes of the Balanced Budget Act, $1 845 million was used from the stabilization reserve, or $475 million more than anticipated in the Budget.

PUBLIC ACCOUNTS 2008-2009 — VOLUME 1

1.                  Highlights for the 2008-2009 fiscal year (cont’d)

•                       In addition, taking other transactions into account, particularly the allocation of a residual surplus from fiscal 2006-2007 and a payment to the Generations Fund, the stablization reserve balance, which amounted to $2 301 million as at March 31, 2008, stood at $433 million as at March 31, 2009.

•                 In the March 13, 2008 Budget, it was forecast that the balance of the stabilization reserve would be $447 million as at March 31, 2009.

•                       Total revenue was $68 541 million, or $448 million less than anticipated in the Budget. It was also $203 million less than in fiscal 2007-2008.

•                       Consolidated expenditure amounted to $69 799 million, or $182 million more than forecast. It was also $2 705 million higher than in the previous fiscal year.

•                       These differences between actual results and the 2008-2009 Budget can be explained primarily by the rapid downturn in economic conditions in late 2008 and early 2009, which led to a substantial deterioration in the Government’s financial balances.

•                 Real gross domestic product (GDP) for the 2008 calendar year grew by 1.0%, whereas the 2008-2009 Budget forecast an increase of 1.5%.

•                 A decrease of 13.3% was recognized for corporate tax revenue, leading to tax receipts that were $415 million less than anticipated in the Budget.

•                       Additional actions were announced in this regard in the Economic Statement of January 14, 2009, including:

•                 new measures to support the economy and employment, in particular the introduction of a refundable tax credit for home improvement and renovation and a contribution of $1 billion to the Société générale de financement du Québec for investing in Québec businesses;

•                 improvement of the 2008-2013 Québec Infrastructures Plan.

2.              Overview of the 2008-2009 Budget 1

In the 2008-2009 Budget, the Government committed itself to maintaining a balanced budget.

Own-source revenue, excluding that from Government enterprises and that of the Generations Fund, was expected to grow by 0.1%. This weak growth, which was less than the rate of economic growth, was attributed essentially to the impact of the tax reductions announced in previous budgets, particularly the personal income tax reduction announced in the 2007-2008 Budget.

Revenue from Government enterprises was expected to fall by 8.5%. This decline, compared with the results achieved in 2007-2008, was explained mainly by the non-recurrence of a portion of the profits made by Hydro-Québec the previous year. These additional earnings stemmed from growth in electricity sales. Loto-Québec showed a decrease in profits for 2008-2009, related in particular to the drop in video lottery machine revenue following the implementation of the reconfiguration plan to reduce the number of machines in operation.

Federal government transfer revenue was expected to climb by 3.2% in 2008-2009, mainly because of an increase in Québec’s equalization entitlements.

The 2008-2009 Budget projected that program spending would grow by 4.2%. This forecast presented a growth rate that was more than that of nominal GDP, estimated at 3.2%.

The Government continued to include health and education among its main priorities. The Budget Speech of March 13, 2008 announced an increase of more than $1.3 billion in the health budget and the addition of $612 million to the education budget. For fiscal 2008-2009, the spending forecasts for the Ministère de la Santé et des Services sociaux and the Ministère de l’Éducation, du Loisir et du Sport were $25.5 billion and $14.0 billion respectively.

The cost of debt service was expected to fall by 1.4%.  This change was attributed primarily to the decline in interest rates.

The 2008-2009 Budget also forecast that the revenue of the Generations Fund would reach $742 million, without taking into account the additional payment from the stabilization reserve. This revenue, which is recorded in the Government’s financial statements, is not included, however, in the calculation of the budget balance for the purposes of the Balanced Budget Act.

1                   The changes commented on in this section are based solely on the revenue and expenditure of the Consolidated Revenue Fund. The revenue and expenditure of line-by-line consolidated entities are not included in this data since they are presented on a one-line net basis in the Budget Plan.

3.              Risks and uncertainties

The following factors are elements of risk and uncertainty that are not directly dependent on the Government but that can cause actual results to differ from forecast results:

•                  the economic forecasts the Government uses to determine its annual budgetary revenue, particularly changes in economic growth, employment and the Consumer Price Index. For example, a 1% difference in nominal GDP has an impact of about $500 million on the Government’s own-source revenue;

•                  the level of program spending, whose cost is related to the economic situation. For example, changes in the labour market affect the cost of employment assistance and income security programs. Similarly, in the health sector, the aging of the population raises the risk of cost overruns for medication and public services;

•                  the economic, taxation and population data the Government uses to determine revenue from federal government transfers, as well as the negotiations carried out regularly with the federal government. These data and negotiations can both affect federal government transfer revenue;

•                  unexpected situations such as work stoppages, natural catastrophes, etc.;

•                  fluctuations in interest rates and in the value of the Canadian dollar in relation to other currencies that have an impact on the cost of financing;

•                  the risk that a financial intermediary will default on his contractual obligations (credit risk);

•                  certain claims and lawsuits the Government faces with are presented in Note 12 (p. 111) of the consolidated financial statements;

•                  changes in accounting policies in Canada and internationally.

The consolidated financial statements also set forth in Note 2 (p. 85) the uncertainties to which the estimates needed to prepare them are subject.

To reduce its exposure to risk, the Government develops management strategies for some of these variables. With the help of economic, fiscal and budgetary policies, the Government has an influence on its revenue and expenditure (other than debt service) by:

•                  using forecasts that reflect the consensus of forecasters;

•                  monitoring and preparing monthly reports on its budgetary revenue and expenditure;

•                  and, more generally, implementing economic support measures.

3.              Risks and uncertainties (cont’d)

•                  A government cannot prevent a recession single-handedly. However, it has the necessary means to play a stabilizing role in order to offset the effects of an economic slowdown and speed up the recovery.

In addition, financing policies also lead the Government to have an impact on its debt service through various strategies, as described in detail in Note 8 (pp. 104-105) of the consolidated financial statements.

4.              Allocation of the annual surplus

Budget balance

The Gouvernement du Québec adopted legislation for maintaining a strict budget balance yet allowing some flexibility in order to deal with important events that might affect financial balances.

Despite the fact that the deficit reached $1 258 million and that the Generations Fund was allocated an additional $587 million, the budget balance was balanced by using $1 845 million from the stabilization reserve.

Budget balance

FISCAL YEAR ENDED MARCH 31, 2009

(in millions of dollars)

	Budget Speech of March 13,	Actual results as at March 31,	Actual results as at March 31,		Actual results as at March 31,
	2008 (1)	2009 (1)	2008 (2)		2007 (2)

Annual surplus (deficit)	(628)	(1 258)	1 650		1 993
Results of the Generations Fund	(742)	(587)	(449)		(584)
Payment to the Generations Fund from the budgetary reserve			(200)
Use of the budgetary reserve			200
Allocation to the budgetary reserve			(1 201	)(3)	(1 300)
Use of the stabilization reserve	1 370	1 845
Budget balance	—	—	—		109

(1)        The budget balance was determined on the basis of the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform, adopted in September 2009.

(2)        The budget balance was determined on the basis of the Balanced Budget Act, as at March 31 of the fiscal year concerned.

(3)        This amount includes an additional surplus of $484 million for fiscal 2007-2008, allocated to the budgetary reserve in the 2009-2010 Budget Speech.

4.     Allocation of the annual surplus (cont’d)

Generations Fund

In the March 13, 2008 Budget, the Government estimated that the revenue of the Generations Fund would be $742 million in 2008-2009.  Ultimately, the fund’s revenue amounted to $587 million, or $155 million less than forecast, mainly due to losses in value recorded on participation deposits. An additional payment of $132 million, taken from the stabilization reserve and arising from profits on the sale of assets of the Société immobilière du Québec in 2007-2008, was allocated to the Generations Fund. The sums accumulated in the fund reached $1 952 million as at March 31, 2009.

Revenue

FISCAL YEAR ENDED MARCH 31, 2009

(in millions of dollars)

	2009		2008
		Actual	Actual
	Budget Speech	results as	results as
	of March 13,	at March	at March
	2008	31	31

Revenue
Water-power royalties	625	636	413
Unclaimed property	15	1	—
Investment income
Revenue (losses) from participation deposits	102	(50)	36
Total revenue	742	587	449

Source: Consolidated financial statements, p. 151

Change in fund balance

FISCAL YEAR ENDED MARCH 31, 2009

(in millions of dollars)

	2009	2008

Opening balance	1 233	584
Plus
Payment from the stabilization reserve of the Consolidated Revenue Fund	132	200
Revenue	587	449
Closing balance	1 952	1 233

Source: Consolidated financial statements, p. 152

4.     Allocation of the annual surplus (cont’d)

Stabilization reserve

Under the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform (2009. c. 38) adopted in September 2009, the Government created a stabilization reserve to facilitate its multi-year planning and, subsidiarily, to make it possible to pay sums into the Generations Fund. The provisions in the Act pertaining to this reserve have been in effect since April 1, 2006.

This Act repealed the Act to establish a budgetary surplus reserve fund (R.S.Q., c. R-25.1). Accordingly, the transactions of the budgetary reserve carried out between April 1, 2006 and the adoption of the Act have become those of the stabilization reserve. In addition, the $109-million surplus balance recognized for fiscal 2006-2007 that had not been allocated to the budgetary reserve was allocated to the stabilization reserve pursuant to the Act.

The stabilization reserve is earmarked for maintaining a balanced budget; its balance is reduced by the amount needed to attain this objective.  In addition, the Government may, on the conditions it determines, use the stabilization reserve to pay sums into the Generations Fund. The balance of the reserve is reduced by the amount paid into the fund.

The sums credited annually to the stabilization reserve correspond to the amount of the surplus recognized for each fiscal year, i.e. a budget balance above zero, established in accordance with the provisions of the Balanced Budget Act.

The stabilization reserve stood at $433 million as at March 31, 2009, and it is slated to be used in 2009-2010 to reduce the deficit for that fiscal year.

4.     Allocation of the annual surplus (cont’d)

Stabilization reserve (cont’d)

Stabilization reserve

AS AT MARCH 31, 2009

(in millions of dollars)

	2009	2008		2007

Opening balance	2 301	1 300		—	(2)
Allocation to the reserve	—	1 201	(1)	1 300
Deposit in the Generations Fund	(132)	(200)
Allocation of the balance of the surplus recognized for 2006-2007	109 (2)	—		—
Use of the reserve to maintain a balanced budget	(1 845)	—		—
Closing balance	433	2 301		1 300

Source: Consolidated financial statements, p. 176

(1)        This amount includes an additional surplus of $484 million for fiscal 2007-2008, allocated to the budgetary reserve in the 2009-2010 Budget Speech.

(2)        The Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform, adopted in September 2009, established the reserve balance at zero as at April 1, 2006. In addition, the $109-million surplus balance recognized for fiscal 2006-2007 that had not been allocated to the budgetary reserve was allocated to the stabilization reserve pursuant to the Act.

5.              Variance analysis

Consolidated summary of operations

FISCAL YEAR ENDED MARCH 31, 2009
(in millions of dollars)

	Budget Speech of March 13,		Actual results as at March	Change compared with Budget		Actual results as at March	Change compared with previous year
	2008 (1)		31, 2009	Total change		31, 2008 (1)	Total change
				$	%		$	%
Own-source revenue
Income and property taxes	28 996		28 376	(620)	(2.1)	29 425	(1 049)	(3.6)
Consumption taxes	13 666		13 595	(71)	(0.5)	13 146	449	3.4
Duties and permits	1 476		1 714	238	16.1	1 652	62	3.8
Miscellaneous	3 946	(2)	4 175	229	5.8	4 314	(139)	(3.2)
Revenue from Government enterprises	4 625		5 013	388	8.4	5 025	(12)	(0.2)
Revenue of the Generations Fund	742		587	(155)	(20.9)	449	138	30.7
Own-source revenue	53 451		53 460	9	0.0	54 011	(551)	(1.0)
Federal government transfers	15 538		15 081	(457)	(2.9)	14 733	348	2.4
Total revenue	68 989		68 541	(448)	(0.6)	68 744	(203)	(0.3)
Expenditure (excluding debt service)
Health and Social Services	26 221	(2)	26 718	497	1.9	25 068	1 650	6.6
Education and Culture	14 743	(2)	14 686	(57)	(0.4)	14 105	581	4.1
Economy and Environment	8 947		8 525	(422)	(4.7)	8 138	387	4.8
Support for Individuals and Families	5 490		5 538	48	0.9	5 439	99	1.8
Administration and Justice	5 479	(3)	6 201	722	13.2	5 592	609	10.9
	60 880		61 668	788	1.3	58 342	3 326	5.7
Debt service	8 737		8 131	(606)	(6.9)	8 752	(621)	(7.1)
Total expenditure	69 617		69 799	182	0.3	67 094	2 705	4.0

ANNUAL SURPLUS (DEFICIT)	(628)		(1 258)	(630)	n/a	1 650	(2 908)	n/a

Source: Consolidated financial statements, p. 69

(1)        Certain 2008 figures have been reclassified for consistency with the presentation adopted in 2009.

(2)        Forecast investment income of $735 million for Financement-Québec and the Corporation d’hébergement du Québec, presented in the Budget under “Miscellaneous”, has been reclassified net of the expenditures of the “Health and Social Services” and “Education and Culture” missions to make the presentation consistent with that of actual results.

(3)        Including the contingency reserve of $200 million.

5.     Variance analysis (cont’d)

5.1  Comparison of actual results with the Budget

The Budget Plan presents projected results on a different basis from that used for the consolidated statement of operations. In the financial statements, the revenue and expenditure of agencies, special funds and specified purpose accounts are added line by line to those of the Consolidated Revenue Fund. In the Budget Plan, the forecasts are based on the revenue and expenditure of the Consolidated Revenue Fund, plus the net results of agencies, special funds and specified purpose accounts as a whole. The tables in this section present the results on a sectoral basis and aim to facilitate comparison of the data in the consolidated financial statements with those in the Budget.

Consolidated revenue

FISCAL YEAR ENDED MARCH 31, 2009

(in millions of dollars)

	Budget Speech of March 13, 2008		Actual results as at March 31, 2009	Change compared with Budget		Actual results as at March 31, 2008	Growth for fiscal year
				$	%		%
Own-source revenue
Consolidated Revenue Fund	44 292		43 880	(412)	(0.9)	44 439	(1.3)
Agencies, special funds and specified purpose accounts	3 792	(1)	3 980	188	5.0	4 098	(2.9)
	48 084		47 860	(224)	(0.5)	48 537	(1.4)
Government enterprises
Société des alcools du Québec	785		808	23	2.9	761	6.2
Loto-Québec	1 295		1 375	80	6.2	1 360	1.1
Hydro-Québec	2 500		3 098	598	23.9	2 926	5.9
Other	45		(258)	(303)	n/a	(22)	n/a
Consolidation adjustments	—		(10)	(10)	n/a	—	n/a
	4 625		5 013	388	8.4	5 025	(0.2)

Generations Fund	742		587	(155)	(20.9)	449	30.7

Federal government transfers
Consolidated Revenue Fund	14 063		14 023	(40)	(0.3)	13 629	2.9
Agencies, special funds and specified purpose accounts	1 475		1 058	(417)	(28.3)	1 104	(4.2)
	15 538		15 081	(457)	(2.9)	14 733	2.4
	68 989		68 541	(448)	(0.6)	68 744	(0.3)

(1)        Forecast investment income of $735 million for Financement-Québec and the Corporation d’hébergement du Québec, presented in the Budget under own-source revenue, has been reclassified net of expenditure to make the presentation consistent with that of actual results.

5.     Variance analysis (cont’d)

5.1  Comparison of actual results with the Budget (cont’d)

Consolidated revenue (cont’d)

Own-source revenue — Consolidated Revenue Fund

In the Budget, the own-source revenue of the Consolidated Revenue Fund, excluding that from Government enterprises and that of the Generations Fund, was forecast to grow by 0.1%. Since this revenue was $412 million less than forecast in March 2008, a decrease of 1.3% was observed instead, particularly because of the decline of nearly 13.3% in corporate tax revenue.

Consolidated own-source revenue

Total own-source revenue was $224 million less than anticipated in the 2008-2009 Budget since the own-source revenue of agencies, special funds and specified purpose accounts was $188 million more than the figure announced in the Budget. This can be attributed notably to the $195 million in revenue of Immobilière SHQ, whose status was revised following the accounting reform for the purpose of consolidating this organization line by line subsequent to the preparation of the March 2008 Budget.

Revenue from Government enterprises

Revenue from Government enterprises was supposed to decline by 8.5%, primarily on account of the non-recurrence of part of the profits made by Hydro-Québec the previous year. In the end, a decrease of 0.2% was observed since the earnings of Hydro-Québec, Loto-Québec and the Société des alcools du Québec for fiscal 2008-2009 all surpassed the Budget forecast. The increase in Hydro-Québec’s earnings stems mainly from the growth in its net sales of electricity outside Québec.

Generations Fund revenue

The 2008-2009 Budget forecast that the revenue of the Generations Fund would reach $742 million, without any additional payments from the stabilization reserve. This revenue was lower than expected since investment income was down $152 million. However, an additional payment of $132 million was made into the fund from the stabilization reserve.

5.     Variance analysis (cont’d)

5.1  Comparison of actual results with the Budget (cont’d)

Consolidated revenue (cont’d)

Consolidated federal government transfers

The total for federal government transfers was $457 million less than forecast in the 2008-2009 Budget. This decrease can be explained by delays in planned municipal infrastructure work funded in part by federal transfers, particularly through the Société de financement des infrastructures locales du Québec. The federal government transfers thus deferred represent approximately $230 million. Delays also occurred in activities related to the implementation of the plan to computerize the health and social services network, thereby deferring anticipated transfers of $83 million.

Consolidated expenditure (excluding debt service)

FISCAL YEAR ENDED MARCH 31, 2009

(In millions of dollars)

	Budget Speech of March 13, 2008		Actual results as at March 31, 2009	Change compared with Budget		Actual results as at March 31, 2008 (1)	Growth for fiscal year
				$	%		%
Consolidated Revenue Fund
Program spending
Ministère de la Santé et des Services sociaux	25 469		25 696	227	0.9	24 116	6.6
Ministère de l’Éducation, du Loisir et du Sport	13 984		14 321	337	2.4	13 399	6.9
Other departments	17 695		18 533	838	4.7	17 311	7.1
	57 148	(2)	58 550	1 402	2.5	54 826	6.8
Expenditures of agencies, special funds and specified purpose accounts	3 582	(3)	3 149	(433)	(12.1)	3 074	2.4
Annual deficit of the health and social services and education networks	150		(31)	(181)	n/a	442	n/a
	60 880		61 668	788	1.3	58 342	5.7

(1)          Certain 2008 figures have been reclassified for consistency with the presentation adopted in 2009.

(2)          Program spending of $56 948 million was increased by the contingency reserve of $200 million.

(3)          Forecast investment income of $735 million for Financement-Québec and the Corporation d’hébergement du Québec, presented in the Budget under own-source revenue, has been reclassified net of expenditure to make the presentation consistent with that of actual results.

5.     Variance analysis (cont’d)

5.1  Comparison of actual results with the Budget (cont’d)

Consolidated expenditure (cont’d)

Program spending — Consolidated Revenue Fund

The 2008-2009 Budget forecast that Consolidated Revenue Fund program spending would grow by 4.2%. The actual growth was 6.8%, as spending outstripped the forecast in the 2008-2009 Budget by $1 402 million. This increase can be attributed mainly to:

•                  the $414-million rise in spending with respect to the allowance for doubtful accounts at Revenu Québec, which is related to the increase in taxes receivable following the stepping up of tax recovery activities to the more difficult economic conditions;

•                  the $220-million climb in spending in respect of the allowance for losses on guaranteed financial initiatives of Investissement Québec, which is due in particular to the higher financial risks associated with certain initiatives in effect;

•                  the transfer of $200 million to a trust by the Ministère de l’Éducation, du Loisir et du Sport in accordance with the Government’s commitment to ensure that the Université du Québec à Montréal (UQAM) is not affected by the financial impact of the Îlot Voyageur project;

•                  An allowance of $200 million was included in the results of the networks in 2007-2008 in regard to this commitment. This explains for the most part the surplus realized by the networks that year. The education network recorded the payment from the department in its revenue for 2008-2009, while the expenditure was recorded under the allowance the previous year.

•                  the increase in the expenditures of the Ministère de la Santé et des Services sociaux and the Ministère de l’Éducation, du Loisir et du Sport to cover additional spending of $195 million incurred to harmonize the accounting policies for fixed assets of the health and social services and education networks;

•                  the additional contribution of $132 million paid by the Government during the fiscal year in respect of 2006-2007 to 2008-2009, in accordance with its commitments to the Société de financement des infrastructures locales du Québec;

•                  the $88-million increase in the budget envelope of the Ministère de la Santé et des Services sociaux to cover all the additional costs of health programs;

•                  the $63 million in costs stemming from the general election held in December 2008.

5.     Variance analysis (cont’d)

5.1  Comparison of actual results with the Budget (cont’d)

Consolidated expenditure (cont’d)

Consolidated expenditure

Total consolidated expenditure excluding debt service exceeded the Budget forecast by $788 million. Acting as a counterweight to the additional spending of the Consolidated Revenue Fund mentioned above, the following factors helped to offset these overruns:

•                  the deferral of certain municipal infrastructure work receiving funding under assistance programs of the Société de financement des infrastructures locales du Québec, which offset the decline in federal government transfers mentioned earlier;

•                  the revision of the schedule for implementing the Green Fund’s Climate Change Action Plan (CCAP), which deferred certain planned expenditures until next year.

Consolidated debt service

FISCAL YEAR ENDED MARCH 31, 2009

(in millions of dollars)

	Budget Speech of March 13, 2008	Actual results as at March 31, 2009	Change compared with Budget		Actual results as at March 31, 2008 (1)	Growth for fiscal year
			$	%		%
Consolidated Revenue Fund
Interest on the debt	4 736	4 372	(364)	(7.7)	4 548	(3.9)
Interest on pension plans and other employee future benefits	2 171	2 132	(39)	(1.8)	2 473	(13.8)
	6 907	6 504	(403)	(5.8)	7 021	(7.4)
Agencies and special funds	1 830	1 627	(203)	(11.1)	1 731	(6.0)
	8 737	8 131	(606)	(6.9)	8 752	(7.1)

Source: Consolidated financial statements, p.138 and pp. 178-179

(1)          Certain 2008 figures have been reclassified for consistency with the presentation adopted in 2009.

Debt service

In the March 2008 Budget, the cost of debt service of the Consolidated Revenue Fund was expected to fall by 1.4%. Actual results show a decrease of 7.4%, since debt service was $403 million less than anticipated. Another decrease of $203 million was observed for agencies and special funds. Overall, debt service was revised downward because interest rates were lower than forecast in the 2008-2009 Budget.

5.      Variance analysis (cont’d)

5.2    Comparison of actual results with the previous fiscal year 1

Consolidated revenue

The Government’s total revenue for fiscal 2008-2009 was down $203 million from the previous fiscal year, posting a decrease of $551 million in own-source revenue and an increase of $348 million in federal government transfers.

The decline of $551 million, or 1.0%, in own-source revenue is due in particular to the following factors:

•                  a $1 049-decrease in revenue from income and property taxes, caused primarily by:

•                  in the case of individuals, the raising of taxable income thresholds and the indexation of non-refundable tax credits;

•                  in the case of corporations, the economic slowdown and the impact of the fiscal measures announced in the 2007-2008 and 2008-2009 budgets;

•                  a $449-million climb in revenue from consumption taxes, stemming notably from 4.7% growth in household personal spending during the 2008 calendar year;

•                  a $12-million drop in revenue from Government enterprises;

•                  This difference can be explained mainly by the increase in the allowances for losses of the Société générale de financement du Québec, whose deficit in 2008-2009 amounted to $245 million. This decline in revenue was partly offset by the $172-million rise in Hydro-Québec’s net earnings, stemming notably from the growth in net sales of electricity outside Québec.

•                  a $138-million increase in the revenue of the Generations Fund;

•                  The water-power royalties collected by Hydro-Québec were paid in full to the Generations Fund in 2008-2009. During the first nine months of the previous fiscal year, only half of the royalties were paid.

The growth of $348 million, or 2.4%, in federal government transfers is due in particular to a $868-million rise in the level of equalization entitlements.

•                  This increase was partly offset by the non-recurrence of revenue from trusts set up by the federal government for, among other things, patient wait time reduction, post-secondary education infrastructure and affordable housing.

1 To visualize the differences commented on, see the consolidated summary of operations table on p. 28.

5.      Variance analysis (cont’d)

5.2    Comparison of actual results with the previous fiscal year (cont’d)

Consolidated expenditure

The increase of $3 326 million, or 5.7%, in expenditure excluding debt service can be attributed primarily to the following changes:

•                  a rise of $1 650 million, or 6.6%, in the “Health and Social Services” mission. This increase results notably from:

•                  growth of $436 million in labour costs;

•                  a $434-million rise in the cost of medical services offered, mainly because of the increase in the number and average cost of medical procedures performed;

•                  a $215-million increase in the operating costs of public and private institutions under agreement, including expenses related to new facilities and equipment;

•                  growth of over 10% in the number of prescriptions made out to people aged 65 or over, representing $169 million;

•                  a $87-million climb in the cost of medication and medical supplies;

•                  the $72-million impact of harmonizing the accounting policies of public health institutions with those of the Government;

•                  an increase of $581 million, or 4.1%, in the “Education and Culture” mission. This growth stems in particular from:

•                  a $248-million rise in system costs, resulting mainly from wage indexation and certain other growth factors;

•                  a $93-million increase in conditional grants to universities;

•                  payments totalling $84 million to universities, as part of the reinvestment of a total of $112 million for the 2008-2009 school year, in accordance with the Government’s commitment to allocate the increase in federal transfers to post-secondary education;

•                  an increase of $387 million, or 4.8%, in the “Economy and Environment” mission. This increase is due notably to:

•                  the impact of roughly $179 million for upgrading and maintaining the road network;

•                  growth of $124 million in spending with respect to the allowance for losses on the guaranteed financial initiatives of Investissement Québec, resulting in particular from the higher financial risks associated with certain initiatives in effect;

5.      Variance analysis (cont’d)

5.2    Comparison of actual results with the previous fiscal year (cont’d)

Consolidated expenditure (cont’d)

•                  a rise of $99 million, or 1.8%, in the “Support for Individuals and Families” mission. This increase stems mainly from family assistance measures, particularly the development of 1 813 new spaces in early childhood education and private day care centres;

•                  an increase of $609 million, or 10.9%, in the “Administration and Justice” mission. This growth results notably from:

•                  the $129-rise in spending for the allowance for doubtful accounts at Revenu Québec, which is related to the increase in taxes receivable following the stepping up of tax recovery activities.

•                  a $95-million rise in financial assistance paid by the Société de financement des infrastructures locales du Québec, primarily for public transit infrastructures;

•                  $63 million in costs stemming from the general election held in December 2008.

Lastly, debt service spending was down $621 million from 2007-2008, posting a decrease of $517 million in the debt service of the Consolidated Revenue Fund and of $104 million in the debt service of agencies and special funds. This decline is due essentially to the drop in interest rates in 2008-2009 compared with 2007-2008.

6.      Analysis of main trends

Budget balance

Change in budget balance

(in millions of dollars)

(1)   Budget balance for the purposes of the Balanced Budget Act in effect on March 31 of the fiscal year concerned.

Since fiscal 1999-2000, the goal of achieving a balanced budget has been achieved. The Government has succeeded in balancing its revenue and expenditure.

Robust tax receipts, related to sustained economic growth, additional profits by Hydro-Québec and the thorough reform of the equalization program in regard to federal government transfers enabled the Québec government to post substantial surpluses in fiscal 2006-2007 and 2007-2008. The effects of the reform of the equalization program were felt primarily in the 2007-2008 fiscal year.

As a result of these surpluses, the Government was able to accumulate $2.4 billion1 to the stabilization reserve. The difference between the consolidated surplus (deficit) in the Public Accounts and that for the purposes of the Balanced Budget Act depends in fact on the amounts allocated to the reserve (or used from it).

1                   Including $109 million from the surplus balance recognized for fiscal 2006-2007 that had not been allocated to the reserve.

6.      Analysis of main trends (cont’d)

Budget balance (cont’d)

However, this trend was reversed during the past fiscal year because of the worldwide economic recession. The recent economic downturn led to a substantial deterioration in the Government’s financial balances. Québec incurred a consolidated deficit in 2008-2009 and this situation should continue in the coming years. According to the Government’s plan, budget balance should be restored by 2013-2014. However, it is important to note that for the purposes of the Balanced Budget Act a balanced budget was maintained in 2008-2009 by using a large share of the balance accumulated in the stabilization reserve.

6.      Analysis of main trends (cont’d)

Revenue

Change in consolidated revenue

REVENUE BY SOURCE

(in millions of dollars)

(1)  Including revenue from duties and permits, miscellaneous revenue and Generations Fund revenue.

The Government’s consolidated revenue rose from $46.8 to $68.5 billion from fiscal 1999-2000 to 2008-2009. During that period, the average annualized growth of this revenue was 4.3% while that of GDP was 4.1%.

Total revenue grew constantly, except in 2001-2002 and 2008-2009, when it declined because of the decreases posted in income and property tax revenue.

Indeed, revenue from income and property taxes fell in fiscal 2001-2002 and 2002-2003. This decrease can be attributed to the fiscal measures adopted at the time, particularly the general reduction in personal income tax rates and the automatic indexation of the tax system as of 2003, and it became more pronounced with the economic slowdown that followed the events of September 11, 2001. Subsequently, tax revenue began to climb again, but then fell once more in 2008-2009 due notably to the raising of taxable income

6.      Analysis of main trends (cont’d)

Revenue (cont’d)

Change in consolidated revenue (cont’d)

thresholds, the indexation of non-refundable personal income tax credits and the impact of the fiscal measures announced in the 2007-2008 and 2008-2009 budgets in regard to corporate taxes.

Revenue from consumption taxes has risen continually since the 1998-1999 fiscal year. Its average annual growth rate has been 4.7% and it is linked to sustained growth in retail sales.

Revenue from federal government transfers has increased substantially in recent years on account of improvements to health transfers and the equalization program.

As for revenue from Government enterprises, it peaked at $6 216 million in fiscal 2006-2007, before sums were allocated to the Generations Fund. It is worth recalling that Hydro-Québec realized exceptional earnings in the course of that fiscal year on account of the profits it reaped on the sale of its interest in certain foreign enterprises. An initial payment of $500 million, out of these surplus earnings, was made to the Generations Fund.

Lastly, other revenue grew substantially from 2005-2006 to 2007-2008 owing to, among other things:

•                  penalties and interest charged by Revenue Québec, given the considerable increase in assessments made in recent years as a result of efforts to combat tax evasion;

•                  the addition of new line-by-line consolidated entities;

•                  revenue from blood products sold by Héma-Québec to hospital centres (such products used to be subsidized);

•                  the exceptional non-recurring gain realized in 2008 by the Société immobilière du Québec on the sale of three of its buildings;

•                  the addition of Generations Fund revenue as of January 1, 2007.

6.      Analysis of main trends (cont’d)

Expenditure

Change in consolidated expenditure

EXPENDITURE BY MISSION

(in millions of dollars)

(1)  Including the “Economy and Environment”, “Support for Individuals and Families”, and “Administration and Justice” missions.

Between 1998-1999 and 2008-2009, the Government’s consolidated expenditure increased by $23.0 billion, from $46.8 billion to $69.8 billion. The average annual growth of this spending was 4.5%, while that of GDP was 4.1%. Spending for all missions rose.

The expenditures of the “Health and Social Services” and “Education and Culture” missions climbed constantly, and this trend was even more pronounced in the health sector. As at March 31, 2009, these expenditures accounted for 59.3% of consolidated expenditure and, of that share, 38.3% was for the “Health and Social Services” mission and 21.0% for the “Education and Culture” mission. This is a direct result of the fact that health and education remain among the Government’s top priorities.

The expenditures of all the other missions have also grown substantially in recent years.

6.      Analysis of main trends (cont’d)

Expenditure (cont’d)

Change in consolidated expenditure (cont’d)

This increase is due to many factors, particularly:

•                  the growth in financial support for early childhood education centres and other day care services;

•                  the creation of new government agencies, notably La Financière agricole du Québec, to support and promote the development of the agricultural and agrifood sector, the Société de financement des infrastructures locales du Québec, to provide municipal bodies with financial assistance for carrying out their infrastructure projects, and the Green Fund, to support the implementation of measures fostering sustainable development and offer financial support to organizations active in the environment field;

•                  the rise in the allowance for doubtful accounts, owing to the increase in assessments made by Revenu Québec;

•                  the growth in spending on municipal affairs and the regions, particularly to facilitate access to adequate housing conditions for all Quebecers and to provide the necessary funding for building water supply and sewer systems and for treating municipal wastewater in all Québec regions;

•                  the increase in the budgets allocated to public safety, notably to cover the costs related to the Sûreté du Québec, correctional services and policing affairs;

•                  the addition of line-by-line consolidated entities following the change in status of certain organizations, particularly the Société de l’assurance automobile du Québec and the Société des établissements de plein air du Québec;

•                  the increase in funds invested in the construction and maintenance of the road network, as well as in transportation systems.

As for spending on debt service, it increased only slightly despite the growth in the long-term debt. This can be explained in particular by favourable fluctuations in interest rates and in the value of the Canadian dollar.

6.      Analysis of main trends (cont’d)

Fixed assets

Change in the net book value of fixed assets

(in millions of dollars)

The net book value of fixed assets has more than tripled in recent years, rising from $6.7 billion as at March 31, 2000 to $21.5 billion as at March 31, 2009, or by $14.8 billion. This shows that annual investments in fixed assets have outstripped the depreciation of these assets. The remaining useful life of fixed assets is thus better today than it was several years ago.

Complex networks accounted for 57% of the total net book value of fixed assets as at March 31, 2009. They consisted mainly of net investments in road infrastructures by the Road Network Preservation and Improvement Fund. The increasingly substantial increase in the value of these networks clearly reflects the Government’s will to improve road network infrastructures and accelerate their upgrading.

The considerable growth in the net value of fixed assets in 2006-2007 stems essentially from organizations whose status was changed following the accounting reform, from that of a Government enterprise to that of a line-by-line consolidated, non-budget-funded body, particularly the Corporation d’hébergement du Québec and Immobilière SHQ. Therefore, this addition of $3.8 billion to the value of fixed assets was non-recurring.

6.      Analysis of main trends (cont’d)

Gross debt

Change in gross debt

COMPONENTS FINANCED BY THE GROSS DEBT

(in millions of dollars)

(1)          For the period before the reform, the balance corresponds to the total debt.

(2)          Also includes changes in the gross debt caused by factors other than changes in non-financial assets and investments, i.e. primarily changes in financial assets and liabilities related to operations.

The gross debt consists of debts before deferred foreign exchange gains (losses) and the liabilities regarding pension plans and other employee future benefits, minus the balance of the Generations Fund. Advances from the Financing Fund to Government enterprises and to entities not included in the Government’s reporting entity are excluded from this calculation. The gross debt stood at $102.1 billion as at March 31, 2000 and reached $159.5 billion as at March 31, 2009.

Three main components are financed by the gross debt, the main one of which is related to the accumulated deficits. Essentially, these deficits are the operating deficits accumulated over time.

6.                  Analysis of main trends (cont’d)

Gross debt (cont’d)

The second most important component financed by the debt is tied to investments, which include short-term investments, investments in Government enterprises and long-term investments. Investments in Government enterprises may be made through advances and direct capital outlays, and also by allowing these enterprises to keep a part of their profits for financing their own investments. Long-term investments consist of shares, capital outlays, loans, advances, bonds, and notes of entities not included in the Government’s reporting entity.

The last component financed by the long-term debt is related to the acquisition of non-financial assets, primarily fixed assets. Since the 2006-2007 accounting reform, other non-financial assets have been added, such as the net investment in networks and, in much smaller proportions, inventories and prepaid expenses. The net investment in networks is essentially the loans made to the establishments of the health and social services and education networks to finance their fixed assets.

It is interesting to note that it is the portion of the debt related to the accumulated deficit that has increased the least in recent years. The trend analysis shows that the increases in the debt arise mostly from the acquisition of fixed assets and investments.

7.      Results of the indicator analysis

The financial indicator analysis aims primarily to clarify and explain the information contained in the financial statements, by measuring the state of the Québec government’s finances not only in terms of the Government’s financial position and the change in its financial position, but also against the backdrop of its global economic and financial environment.

The Government presents 11 indicators to assess the state of its finances. These indicators are based on those published by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants (CICA) in statements of recommended practices.

Indicator 1: Assets (financial and non-financial) to total liabilities

This indicator illustrates the extent to which the Government finances its current operations through borrowings. A ratio of over 100% indicates that a surplus was accumulated in the past and that the value of the Government’s financial and non-financial assets is higher than that of its liabilities. A ratio of less than 100% indicates that a deficit was accumulated in the past and that the value of the Government’s financial and non-financial assets is lower than that of its liabilities. An upward ratio illustrates a favourable trend.

FINANCIAL AND NON-FINANCIAL ASSETS

(as a % of total liabilities)

The ratio of financial and non-financial assets to total liabilities was 33.8% in 1999-2000. After the accounting reform, it stood at 46.2% as at March 31, 2009. Taking the accumulated deficit into account, the value of assets was still lower than that of liabilities. However, a constant improvement in the ratio has been observed, showing that assets increasingly tend to climb at the same rate as liabilities. Over the past three years, borrowings have been used mainly to finance asset acquisitions.

7.      Results of the indicator analysis (cont’d)

Indicator 2: Gross debt to total revenue

This indicator compares gross debt with the Government’s revenue. A declining ratio indicates a decrease of the gross debt materiality.

GROSS DEBT

(as a % of total revenue)

(1)          The percentages are calculated using the total debt.

(2)          The gross debt is reduced by pre-financing.

This ratio improved considerably from 1999-2000 to 2005-2006, falling from 218.1% to 197.1%. The ratio rose with the 2006-2007 accounting reform, owing to the addition of the debt for financing establishments in the health and social services and education networks after they had been incorporated into the Government’s reporting entity. The ratio stood at 220.9% in 2008-2009. The increase of the ratio in 2008-2009 is mainly due to the increase in the gross debt since total revenue remained roughly the same as the prior fiscal year.

7.      Results of the indicator analysis (cont’d)

Indicator 3: Expenditures by mission to total expenditure

This indicator illustrates the trend of Government spending for a particular mission over time. To ensure the sustainability of all programs, the growth of spending for one mission must not be too higher than that of total spending.

Expenditures by mission

(as a % of total expenditure)

While the expenses of the “Health and Social Services” mission grew at an average annual rate of 6.3% from 1999-2000 to 2008-2009, compared with 4.5% for total consolidated expenditure, the proportion of the mission’s expenses in expenditures as a whole rose from 32.9% to 38.3%. This indicator reflects the growing importance of expenditures for the “Health and Social Services” mission and the Québec government’s will to continue including this mission among its top priorities. It also demonstrates the Government’s concern with regard to the increasingly important challenges posed by the aging of the population and by certain prevalent social problems.

However, the share of total spending devoted to “Debt service” has fallen year after year, going from 15.7% as at March 31, 2000 to 11.6% at the end of fiscal 2008-2009. The average annual growth in debt service over the same period was only 1.1%. This can be attributed to favourable fluctuations in interest rates and in the value of the Canadian dollar, as well as to the control the Government has exerted over the growth of its debt in recent years. Therefore, the share of revenue available for the expenditures of missions other than “Debt service” has continued to increase.

7.      Results of the indicator analysis (cont’d)

Indicator 3: Expenditures by mission to total expenditure (cont’d)

This indicator demonstrates that the proportion of expenditures devoted to the “Education and Culture” mission and “Other missions” has remained fairly stable throughout all of these years.

In short, the fact that a smaller share of revenue went to “Debt service” over the past few years has made it possible to invest more in the “Health and Social Services” mission.

7.      Results of the indicator analysis (cont’d)

Indicator 4: Gross debt to GDP

This indicator underscores the link between the Government’s gross debt and the size of economy (GDP) which represents the source of revenue retained by the Government to finance its activities, including the payment of the debt service. If the ratio falls, it means a decrease in the gross debt materiality.

GROSS DEBT

(as a % of GDP)

(1)          The percentages are calculated using the total debt.

(2)          The gross debt is reduced by pre-financing.

This ratio improved significantly from 2000 to 2006, falling from 48.4% to 43.6% as at March 31, 2006. The ratio rose with the 2006-2007 accounting reform, owing notably to the addition of the debt for financing establishments in the health and social services and education networks after they had been incorporated into the Government’s reporting entity. However, it fell immediately the following fiscal year. The ratio climbed slightly in 2008-2009 mainly due to the increase in the gross debt.

7.            Results of the indicator analysis (cont’d)

Indicator 5: Debt representing accumulated deficits to GDP

This indicator shows the extent to which annual revenue has been insufficient to cover the annual cost of delivering services. It illustrates the degree of indebtedness that is tied to deficits accumulated for current operations during the past fiscal years. A debt representing accumulated deficits that grows at a rate below that of the growth of the economy in which the Government carries out its activities is a favourable situation.

DEBT REPRESENTING ACCUMULATED DEFICITS (1) (2)

(as a % of GDP)

(1)          Before taking into account the stabilization reserve.

(2)          Since 2006-2007, after taking into account Generations Fund revenue.

Since 1999, the indicator of the debt representing accumulated deficits to GDP has consistently improved, from 39.1% as at March 31, 2000 to 33.8% as at March 31, 2006. It stood at 32.3% as at March 31, 2009. This reduction of the ratio stems from the fact that a balanced budget was maintained in a context of sustained economic growth over that period.

7.      Results of the indicator analysis (cont’d)

Indicator 6: Program spending of the Consolidated Revenue Fund to GDP

This indicator makes it possible to compare the growth rate of Government spending over time with that of the economy. A decline in this indicator means that spending is growing less rapidly than the economy. Therefore, this indicator reveals the relative importance of the cost of public services in the economy.

PROGRAM SPENDING OF THE CONSOLIDATED REVENUE FUND

(as a % of GDP)

Program spending as a percentage of GDP has remained relatively stable over the past nine years, going from 18.0% in 1999-2000 to 18.4% in 2007-2008. It thus accounted for 18.1% of GDP on average over that period. However, in 2008-2009 the rate reached 19.3% because of the increase in program spending and the weak growth of GDP.

7.      Results of the indicator analysis (cont’d)

Indicator 7: Debt service to total revenue

This indicator illustrates the extent to which the debt service represents a declining burden for the public finances. The lower the share of revenue devoted to paying interest on past borrowings, the greater the share that is left over for program spending.

DEBT SERVICE

(as a % of total revenue)

From 1999-2000 to 2005-2006, the debt service to total revenue indicator declined considerably, from 15.7% to 12.6%. Since the accounting reform, this indicator has continued to fall, amounting to 11.9% in 2008-2009. Therefore, the share of revenue available for program spending is rising.

7.      Results of the indicator analysis (cont’d)

Indicator 8: Net book value of fixed assets to the cost of fixed assets

This indicator shows the extent to which the estimated remaining useful life of tangible assets will enable the Government to supply its products and services in the future.

NET BOOK VALUE OF FIXED ASSETS

(as a % of the cost of fixed assets)

The net book value to the cost of fixed assets indicator has risen significantly over the past 10 years, from 39.2% as at March 31, 2000 to 53.1% as at March 31, 2009. Although the improvement was constant over that period, it has been more pronounced in the past three years. This shows that annual investments in fixed assets have outstripped the depreciation of these assets. The remaining useful life of fixed assets is thus better today than it was several years ago, making it easier for the Government to deliver services.

7.      Results of the indicator analysis (cont’d)

Indicator 9: Own-source revenue to GDP

This indicator shows the proportion of revenue generated by the economy, or the proportion of collective wealth that the Government collects for its own purposes, in the form of income tax and other taxes, user fees and other revenue derived from its enterprises in particular. The Government’s own-source revenue actually includes all of its revenue, apart from transfers received from the federal government. The decline in this ratio over time tends to indicate a favourable situation.

OWN-SOURCE REVENUE

(as a % of GDP)

From 1999-2000 to 2001-2002, this ratio dropped steadily, from 19.1% of GDP to 17.5%. It then remained fairly stable until 2005-2006. The increase in the ratio to 18.9% in 2006-2007 was due in large part to Hydro-Québec’s additional earnings, resulting from the sale of its interest in certain enterprises. Over the past two years, the ratio fell to a level similar to that from 2001-2002 to 2005-2006, thereby providing the Government with more leeway.

7.      Results of the indicator analysis (cont’d)

Indicator 10: Transfers from the federal government to total revenue

Transfers received from the federal government comprise equalization payments, payments from transfers for health care and for post-secondary education and other social programs, and amounts transferred by the federal government under various cost-sharing agreements. This indicator measures the portion of the Québec government’s revenue that is received from the federal government.

FEDERAL GOVERNMENT TRANSFERS

(as a % of total revenue)

In 1999-2000, the proportion of federal transfers in total revenue was 13.9%, an historic low compared with the proportion of nearly 29% observed in 1983-1984. In 2000-2001 and 2001-2002, the proportion grew substantially, to 18.9%, and then it remained fairly stable until 2006-2007. In 2007-2008, the proportion of federal transfers in total revenue rose to 21.4% owing notably to a thorough reform of the equalization program. In 2008-2009, it increased slightly, to 22.0%.

7.      Results of the indicator analysis (cont’d)

Indicator 11: Debt in foreign currency

This indicator illustrates the sensitivity of the debt and the debt service to exchange rate fluctuations. A downward indicator means that the sensitivity decreases.

DEBT IN FOREIGN CURRENCY

(as a % of gross debt)

(1)          For the period before the accounting reform, the ratios are calculated using total debt plus pre-financing.

Since 1999, the proportion of the debt denominated in foreign currencies has fallen sharply, from 20.5% as at March 31, 2000 to 8.0% as at March 31, 2006. As at March 31, 2009, the ratio stood at 6.8%. This decrease over the past 10 years has made the debt service less sensitive to fluctuations in the Canadian dollar in relation to other currencies.

APPENDIX

Financial statistics

FISCAL YEAR ENDED MARCH 31

(in millions of dollars)

These tables present the trends observed over the past 12 years for several financial statement items.  In addition, explanatory notes identify the changes made to previous financial statements.

Historical data for financial statement items

Fical year	Revenue (1)	Expenditure (1)	(Deficit) or surplus		Financial assets	Liabilities	Net debt (2)	Non- financial assets (3)	Accumulated deficit (4)
2008-2009	68 541	69 799	(1 258	)(5)	53 532	(182 325)	(128 793)	30 767	(98 026)
2007-2008	68 744	67 094	1 650	(6)	49 016	(173 334)	(124 318)	30 147	(94 171)
2006-2007	65 361	63 368	1 993	(7)	47 732	(169 923)	(122 191)	26 432	(95 759)
Before the reform of Government accounting (8)
2005-2006	60 017	59 980	37		40 355	(145 038)	(104 683)	12 984	(91 699)
2004-2005	56 885	57 549	(664)		39 258	(138 300)	(99 042)	11 818	(87 224)
2003-2004	54 530	54 888	(358)		35 962	(132 987)	(97 025)	10 735	(86 290)
2002-2003	52 225	52 919	(694)		37 071	(132 528)	(95 457)	9 716	(85 741)
2001-2002	50 011	50 939	(928	)(9)	34 332	(126 593)	(92 261)	8 161	(84 100)
2000-2001	50 628	49 251	1 377	(9)	38 620	(126 828)	(88 208)	7 166	(81 042)
1999-2000	46 844	46 814	30		35 284	(124 170)	(88 886)	6 693	(82 193)
1998-1999	46 034	45 908	126		34 898	(123 359)	(88 461)	6 233	(82 228)
1997-1998	41 548	43 740	(2 192)		27 016	(115 420)	(88 404)	5 980	(82 424)

Explanatory notes

($M: millions of dollars)

(1)          Certain figures were reclassified for consistency with the presentation adopted in 2008-2009.

(2)          Net debt represents total liabilities minus financial assets, presented in the consolidated statement of financial position.

(3)          See Table A.1 (p. 59) for a breakdown of the annual change.

(4)          See Table A.2 (pp. 60-61) for explanations of the change in accumulated deficit based on factors other than the fiscal year surplus (deficit).

(5)          Does not take into account the $587 M allocated to the Generations Fund and the $1 845 M used from the stabilization reserve.

(6)          Does not take into account the $449 M allocated to the Generations Fund and the $1 201 M allocated to the budgetary reserve.

(7)          Does not take into account the $584 M allocated to the Generations Fund and the $1 300 M allocated to the budgetary reserve.

(8)          Caution must be applied in comparing the data for 2006-2007 and thereafter with those for prior years because of the impact of the December 2007 accounting reform

(9)          Does not take the reserve of ($950 M) into account.

APPENDIX

Financial statistics (cont’d)

Table A.1 – Breakdown of the annual change in non-financial assets

	Current year change			Restatements of the balance of non-financial assets
Fiscal year	Net book value of fixed assets	Inventories and prepaid expenses	Net investment in the networks	Net book value of fixed assets		Inventories and prepaid expenses		Net investment in the networks		Total change for fiscal year
2008-2009	2 297	46	622	(290	)(a)			(2 055	)(b)	620
2007-2008	1 457	30	487	1 639	(c)			102	(c)	3 715
2006-2007	1 219	10	1 002	2 184	(d)	152	(e)	8 881	(f)	13 448
2005-2006	1 166									1 166
2004-2005	1 083									1 083
2003-2004	1 019									1 019
2002-2003	1 482			73	(g)					1 555
2001-2002	995									995
2000-2001	473									473
1999-2000	359			101	(h)					460
1998-1999	217			36	(i)					253
1997-1998	199			5 781	(j)					5 980

(a)          Harmonization of the accounting policies of Immobilière SHQ concerning the recognition of the cost of its fixed assets under results: this is now done using the straight-line method whereas as it was previously done using the sinking fund method.

(b)         Harmonization of the accounting policies used by organizations in the health and social services network and by school boards with those of the Government, in particular, the implementation of a fixed asset capitalization and depreciation policy and the adoption of accrual accounting for all the revenue and expenditure of these organizations.

(c)          Change in the status of Immobilière SHQ, which is now consolidated line by line, whereas it used to be considered a Government enterprise.

(d)         $2 240 M arising mainly from the change in status of certain organizations that are now consolidated line by line, whereas they used to be considered Government enterprises, and ($56 M) in depreciation recapture at the Agence métropolitaine de transport.

(e)          Change in the accounting policy for recording these items.

(f)            Inclusion in the Government’s reporting entity of the vast majority of organizations in the health and social services and education networks.

(g)         $57 M for capitalizing the cost of improvements to the premises of the Société Immobilière du Québec and $16 M for the change in the status of a Government enterprise.

(h)         Reassessment of fixed assets following the 1997-1998 accounting reform.

(i)             Capitalization of cadastral plan expenses.

(j)             Recording of the opening balance for fixed assets during the 1997-1998 accounting reform.

APPENDIX

Financial statistics (cont’d)

Table A.2 – Other factors affecting the balance of accumulated deficits

	Enterprises	Restatements of accumulated deficits
Fiscal year	comprehensive income and other (1)	Government enterprises	Departments and agencies	Total for other factors	Restatement details

2008-2009	111		(2 708)	(2 597)

Departments and agencies: ($2 055 M) for harmonizing the accounting policies of organizations in the health and social services and education networks with those of the Government; ($290 M) for harmonizing the accounting policies of Immobilière SHQ with those of the Government in regard to the recognition of the cost of its fixed assets under results; ($193 M) for the change in the amortization period for the actuarial gains and losses of certain pension plans; and ($170 M) for contaminated land remediation obligations recorded as environmental liabilities.

2007-2008	303	(20)	(345)	(62)

Government enterprises: ($28 M) for the change to the accounting policy for recording financial instruments; $8 M for a change concerning employee future benefits.

Departments and agencies: ($345 M) for contaminated land remediation obligations recorded as environmental liabilities.

2006-2007	11	830	(6 894)	(6 053)

Government enterprises: Change to the accounting policy for recording financial instruments.

Departments and agencies: ($6 426 M) for the accounting reform, i.e. ($3  220 M) for including in the Government’s reporting entity the vast majority of organizations in the health and social services and education networks; ($1 904 M) for recording revenue from income and property taxes, consumption taxes and duties and permits using the accrual method; ($484 M) for reevaluating the time when transfer expenditures should be recognized; ($335 M) for recognizing the grant portion arising from significant advantageous conditions awarded for investments and loans granted; ($125 M) for the change to the policies for recording the Retirement Plans Sinking Fund; ($708 M) for applying the standards for financial instruments; $152 M for the change to the accounting policy for recording inventories and prepaid expenses; $198 M for the other components of the reform; and ($468 M) for the change to the accounting policy for contaminated land remediation obligations recorded as environmental liabilities.

2005-2006	24	(25)	(4 511)	(4 512)

Government enterprises: ($25 M) for various items.

Departments and agencies: ($3 384 M) for the change to the accounting policy for revenue from federal government transfers; ($270 M) for the change in the application of the accounting policy for the allowance for losses on guaranteed financial initiatives; ($264 M) for the new actuarial valuations of the pension plans; ($552 M) for the change in the recording of revenue from registration fees; and ($41 M) for harmonizing the accounting policies of consolidated organizations.

2004-2005	3		(273)	(270)	Departments and agencies: ($126 M) for the reassessment of school board subsidies and ($147 M) for the correction to the allowance for doubtful accounts.

2003-2004	(40)	(4)	(147)	(191)

Government enterprises: ($4 M) for various items.

Departments and agencies: ($96 M) for the change in the application of the accounting policy for debts and ($51 M) for the adjustment to the accounts receivable of a consolidated agency.

2002-2003	(122)	(419)	(406)	(947)

Government enterprises: ($363 M) relating to the capping mechanism used in calculating deferred gains and losses on the basis of the real rate of return assumption at the Société d’assurance automobile du Québec and ($56 M) for other items.

Departments and agencies: ($215 M) for correcting the error made by the Canada Customs and Revenue Agency; ($177 M) for recording employer contributions in respect of obligations relating to sick leave and vacations; and ($14 M) for other items.

2001-2002	88	(2 218)		(2 130)	Government enterprises: ($1 306 M) for foreign currency translation and ($912 M) for the introduction of a provision for deviations in the real rate of return.

APPENDIX

Financial statistics (cont’d)

Table A.2 – Other factors affecting the balance of accumulated deficits (cont’d)

	Enterprises	Restatements of accumulated deficits
Fiscal year	comprehensive income and other (1)	Government enterprises	Departments and agencies	Total for other factors	Restatement details

2000-2001	—	(173)	(53)	(226)

Government enterprises: ($235 M) following the adoption of generally accepted accounting principles and $62 M for the change to the accounting policies for certain allowances and the actuarial liability.

Departments and agencies: ($12 M) for sick leave and vacations and ($41 M) for the change to the accounting policy for recording certain building repair and upgrading expenditures.

1999-2000	26		(21)	5	Departments and agencies: $101 M for the reassessment of fixed assets following the 1997-1998 accounting reform and ($122 M) for other items.

1998-1999	7		63	70	Departments and agencies: $27 M for the accounting change in the recording of foreign exchange forward contracts and $36 M for capitalizing cadastral plan expenses.

1997-1998	24		(15 421)	(15 397)

Departments and agencies: ($13 173 M) for recording unrecorded pension plan obligations; ($6 693 M) for consolidating Government enterprises, agencies and special funds; ($731 M) for the change to the method used to record borrowings; ($461 M) for recording public sector restructuring measures; and $5 637 M for recording fixed assets.

(1)          Since the 2006-2007 fiscal year, corresponds to the comprehensive income of Government enterprises. For 2001-2002 to 2005-2006, corresponded to foreign exchange gains or losses, and for 1997-1998 to 1999-2000, corresponded to the surplus of the municipal assessment for fixed assets of the Corporation d’hébergement du Québec.

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CONSOLIDATED FINANCIAL

STATEMENTS

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CONSOLIDATED FINANCIAL STATEMENTS
2008-2009

Statement of responsibility

The Government is responsible for the integrity and objectivity of the consolidated financial statements prepared by the Comptroller of Finance for the Minister of Finance under the Financial Administration Act (R.S.Q., c. A-6.001, s. 86).  The statements were drawn up in accordance with the accounting policies disclosed in Note 1. The analysis of the financial statements contained in Volume 1 was also prepared by the Québec government.

To fulfil its accounting and financial reporting responsibilities, the Government maintains systems of financial management and internal control designed to provide reasonable assurance that transactions are duly authorized by Parliament and properly executed and recorded.

The Comptroller of Finance takes care of Government accounting and obtains all the information needed to meet its accounting requirements from Government departments, agencies, enterprises and funds.

The Government submits its consolidated financial statements for audit assurance to the Auditor General who, in his report to the National Assembly, states the nature and scope of his audit as well as his opinion.

The financial statements are part of the Public Accounts tabled annually in the National Assembly by the Minister of Finance.

On behalf of the Gouvernement du Québec,

Gilles Paquin	Carole Boisvert, FCA
Deputy Minister of Finance	Comptroller of Finance

Québec, October 12, 2009

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Auditor General’s report

To the National Assembly,

I have audited the consolidated statement of the financial position of the Government of Québec as at March 31, 2009 as well as the consolidated statements of operations, accumulated deficit, change in net debt and cash flow of the fiscal year ended on that date. The Minister of Finance is responsible for the preparation of these financial statements. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the government, as well as evaluating the overall financial statement presentation.

In my opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Government of Québec as at March 31, 2009 as well as the results of its activities, the changes in its accumulated deficits, its net debt and its cash flow for the fiscal year then ended in accordance with Canadian generally accepted accounting principles.

In other respects, as required by the Auditor General Act, I express the opinion that these consolidated financial statements present fairly, in all material respects, the financial position of the Government of Québec as at March 31, 2009 and the results of its activities, the changes in its accumulated deficits, its net debt and its cash flow for the fiscal year then ended in accordance with the accounting policies of the Government of Québec set out in note 1 of the consolidated financial statements. Moreover, in accordance with that Act, I report that, in my opinion, except for the retroactive application of the changes to the accounting policies explained in note 3, these accounting policies have been applied on a basis consistent with that of the preceding fiscal year.

Renaud Lachance, CA auditor

Auditor General of Québec

Québec, October 12, 2009

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Consolidated statement of operations

FISCAL YEAR ENDED MARCH 31, 2009
(in millions of dollars)

		2009			2008
Appendix		Budget (1)		Actual results	Actual results

6	REVENUE
	Income and property taxes (Note 4)	28 996		28 376	29 425
	Consumption taxes	13 666		13 595	13 146
	Duties and permits (Note 5)	1 476		1 714	1 652
	Miscellaneous	3 946	(2)	4 175	4 314
10	Revenue from Government enterprises	4 625		5 013	5 025
12	Revenue of the Generations Fund	742		587	449
	Own-source revenue	53 451		53 460	54 011
	Federal government transfers	15 538		15 081	14 733
	Total revenue	68 989		68 541	68 744
7	EXPENDITURE
	Health and Social Services	26 221	(2)	26 718	25 068
	Education and Culture	14 743	(2)	14 686	14 105
	Economy and Environment	8 947		8 525	8 138
	Support for Individuals and Families	5 490		5 538	5 439
	Administration and Justice	5 479	(3)	6 201	5 592
	Sub-total	60 880		61 668	58 342
	Debt service	8 737		8 131	8 752
	Total expenditure	69 617		69 799	67 094
	ANNUAL SURPLUS (DEFICIT)	(628)		(1 258)	1 650

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1)          Based on the revenue and expenditure forecasts presented in the 2008-2009 Budget of March 13, 2008.

(2)          Forecast investment income of $735 million for Financement-Québec and the Corporation d’hébergement du Québec, presented in the Budget under “Miscellaneous”, has been reclassified by decreasing $394 million in expenditures of the “Health and Social Services” mission and $341 million in expenditures of the “Education and Culture” mission to make the presentation of this income consistent with that of actual results.

(3)          Including the contingency reserve of $200 million.

PUBLIC ACCOUNTS 2008-2009 – VOLUME 1

Consolidated statement of accumulated deficit

FISCAL YEAR ENDED MARCH 31, 2009
(in millions of dollars)

Appendix		2009	2008
			restated
			(Note 3)

	PREVIOUSLY ESTABLISHED ACCUMULATED DEFICIT, BEGINNING OF YEAR	(94 171)	(96 124)
	Accounting changes (Note 3)	(653)	(653)
	Restated balance	(94 824)	(96 777)
	Accounting changes as at April 1, 2008 (Note 3)	(2 055)
10	Share of other comprehensive income items of the Government enterprises	111	303
	Annual surplus (deficit)	(1 258)	1 650
	ACCUMULATED DEFICIT, END OF YEAR	(98 026)	(94 824)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

Consolidated statement of financial position

AS AT MARCH 31, 2009
(in millions of dollars)

Appendix		2009		2008
restated
(Note 3)
FINANCIAL ASSETS
13	Cash		—		20
8	Short-term investments		7 872		3 159
9	Accounts receivable		12 440		14 389
	Inventories intended for sale		11		9
10	Investment in Government enterprises		25 867		24 608
11	Long-term investments		5 063		5 384
12	Generations Fund		1 952		1 233
	Deferred expenses related to debts		327		214
	TOTAL FINANCIAL ASSETS		53 532		49 016

LIABILITIES
13	Bank overdraft		327		—
14	Accounts payable and accrued expenses		14 122		14 254
15	Deferred revenue		3 032		2 821
16	Other liabilities		1 810		1 694
	Federal government transfers to be repaid (Note 6)		1 673		1 903
	Pension plans and other employee future benefits (Note 7)		28 708		31 352
17	Debt before deferred foreign exchange gain (loss) (Notes 8 and 9)	133 224		120 527
	Deferred foreign exchange gain (loss)	(571)	132 653	1 146	121 673
	TOTAL LIABILITIES		182 325		173 697

	NET DEBT		(128 793)		(124 681)

NON-FINANCIAL ASSETS
18	Net investment in the health and social services and education networks		9 039		10 472
19	Fixed assets (Note 10)		21 490		19 193
	Inventories		169		125
	Prepaid expenses		69		67
	TOTAL NON-FINANCIAL ASSETS		30 767		29 857
	ACCUMULATED DEFICIT		(98 026)		(94 824)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

20	Contractual obligations (Note 11)
21	Contingencies (Note 12)

Consolidated statement of change in net debt

FISCAL YEAR ENDED MARCH 31, 2009
(in millions of dollars)

		2009		2008
Appendix		Budget (1)	Actual results	Actual results

				restated
				(Note 3)
	PREVIOUSLY ESTABLISHED NET DEBT, BEGINNING OF YEAR	(123 000)	(124 318)	(124 297)

	Accounting changes (Note 3)
	Accumulated deficit		(653)	(653)
	Fixed assets		290	290
	Restated balance	(123 000)	(124 681)	(124 660)

	Accounting changes as at April 1, 2008 (Note 3)
	Accumulated deficit		(2 055)
	Net investment in the health and social services and education networks		2 055
10	Share of other comprehensive income items of Government enterprises		111	303
	Annual surplus (deficit)	(628)	(1 258)	1 650
	Change due to inventories and prepaid expenses		(46)	(30)
	Change in the net investment in the health and social services and education networks	(1 030)	(622)	(487)
	Change due to fixed assets
19	Acquisition	(3 388)	(3 836)	(2 937)
19	Depreciation	1 434	1 454	1 290
	Disposal and reductions in value		85	190
	Total change due to fixed assets	(1 954)	(2 297)	(1 457)
	Net increase in net debt	(3 612)	(4 112)	(21)
	NET DEBT, END OF YEAR	(126 612)	(128 793)	(124 681)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1)          Based on the revenue and expenditure forecasts presented in the 2008-2009 Budget of March 13, 2008.

Consolidated statement of cash flow

FISCAL YEAR ENDED MARCH 31, 2009
(in millions of dollars)

	2009		2008
OPERATING ACTIVITIES
Annual surplus (deficit)		(1 258)		1 650
Items not affecting liquid assets
Doubtful accounts	822		679
Allowances related to investments and loan guarantees	420		357
Inventories and prepaid expenses	(46)		(30)
Depreciation of fixed assets	1 454		1 290
Amortization of deferred expenses related to debts	96		92
Amortization of deferred foreign exchange (gain) loss	(8)		(272)
Amortization of discounts and premiums	182	2 920	211	2 327
		1 662		3 977
Change in financial assets and liabilities related to operations		993		(1 250)
		2 655		2 727
Activities related to pension plans and other employee future benefits
Costs (Note 7)	2 071		2 049
Interest (Note 7)	4 383	6 454	4 398	6 447

Benefits	(4 216)		(4 047)
Employee and independent employer contributions	36	(4 180)	58	(3 989)
		2 274		2 458
Liquid assets provided by operating activities		4 929		5 185

INVESTMENT ACTIVITIES
Change in investment in Government enterprises
Investments made	(564)		(82)
Investments realized and other	(4)
Share of the results of enterprises entered as revenue less declared dividends	(580)	(1 148)	(807)	(889)

Change in net investment in the health and social services and education networks
Annual deficit of the networks	(31)		442
Loans and advances made to the networks	(2 665)		(2 135)
Loans and advances realized to the networks	2 074	(622)	1 206	(487)

Change in long-term investments
Investments made	(1 263)		(2 190)
Investments realized	1 325	62	421	(1 769)
Liquid assets used for investment activities		(1 708)		(3 145)

Consolidated statement of cash flow (cont’d)

FISCAL YEAR ENDED MARCH 31, 2009
(in millions of dollars)

	2009		2008
FIXED ASSET INVESTMENT ACTIVITIES
Acquisitions	(3 836)		(2 937)
Disposals	85	(3 751)	190	(2 747)
Liquid assets used for fixed asset investment activities		(3 751)		(2 747)

FINANCING ACTIVITIES
Change in debts
Borrowings made	17 351		9 995
Borrowings repaid	(6 545)	10 806	(6 709)	3 286
Activities related to pension plans and other employee future benefits
Change in funds related to pension plans and other employee future benefits
Payments and benefits	(2 678)		(2 983)
Reinvestment of funds’ investment income	(2 240)	(4 918)	(1 912)	(4 895)
Activities related to the Generations Fund
Change in the Generations Fund		(719)		(649)
Liquid assets provided by (used for) financing activities		5 169		(2 258)
Increase (decrease) in liquid assets during the year		4 639		(2 965)
LIQUID ASSETS, BEGINNING OF YEAR		3 531		6 496
LIQUID ASSETS, END OF YEAR (1)		8 170		3 531

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1)          Liquid assets include cash in bank (Appendix 13) and short-term investments (Appendix 8).

Consolidated statement of financial requirements and financing transactions

	2009	2008
Liquid assets provided by operating activities	4 929	5 185
Liquid assets used for investment activities	(1 708)	(3 145)
Liquid assets used for fixed asset investment activities	(3 751)	(2 747)
NET FINANCIAL REQUIREMENTS	(530)	(707)

Liquid assets provided by (used for) financing activities	5 169	(2 258)
Change in liquid assets during the year	(4 639)	2 965
FINANCING TRANSACTIONS	530	707

Notes to financial statements

(in millions of dollars)

1.      Significant accounting policies

The Gouvernement du Québec accounts for its financial transactions in accordance with the accounting policies disclosed below. When necessary, the information included in the consolidated financial statements is based on best estimates and judgments.

Reporting entity

The Government’s reporting entity encompasses the financial transactions of the National Assembly, persons designated by the National Assembly, departments as well as the agencies, funds and enterprises under the control of the Government. Control is defined as the power to direct the financial and administrative policies of an entity such that its activities will provide the Government with anticipated benefits or expose it to the risk of loss. The entities of the Government’s reporting entity are listed in appendices 1 to 4 of the consolidated financial statements

Fiduciary transactions carried out by the entities mentioned in Appendix 5 are not included in the Government’s reporting entity.

Consolidation method

The accounts of the Consolidated Revenue Fund and the other entities included in the Government’s reporting entity, with the exception of Government enterprises and organizations of the health and social services and education networks, are consolidated line by line in the financial statements.  Accordingly, the accounts are harmonized according to the Government’s accounting policies and combined line by line. Inter-organization transactions and balances have been eliminated.

Investment in Government enterprises is accounted for using the modified equity method.  According to this method, investments are recorded at cost, which is adjusted annually by the Government’s share in the results of these enterprises with an offsetting entry to revenue, and in the other items of their comprehensive income with an offsetting entry to accumulated deficits. The value of the investment is reduced by declared dividends and adjusted by the elimination of unrealized inter-organization gains and losses relating to transactions on assets that remain within the Government’s reporting entity.  This method requires no harmonization of enterprises’ accounting policies with those of the Government. A Government enterprise has all of the following characteristics:

a)         it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

1.      Significant accounting policies (cont’d)

(in millions of dollars)

b)        it is vested with the financial and administrative power to carry out commercial activities;

c)         its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity;

d)        it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources not included in the Government’s reporting entity.

The accounts of organizations of the health and social services and education networks are accounted for using the modified equity method. This consolidation is carried out on the basis of the financial statements of the organizations, after adjustments to eliminate material differences between their accounting policies and those of the Government, in particular concerning fixed assets. According to this method, the net equity of these organizations, representing the total of their financial and non-financial assets reduced by their liabilities, is recognized as a component of the net investment in the health and social services and education networks. The annual surplus or deficit of organizations is recognized in the expenditures of the mission concerned. Where the fiscal year-end of an organization differs from that of the Government, its financial results are adjusted only if the financial transactions carried out during the interval materially affect the Government’s financial position or results.

Revenue

Revenue is recorded using the accrual method, i.e. in the fiscal year during which the transactions or the events giving rise to the revenue occurred.  Revenue not collected at the end of the fiscal year and refunds not yet issued are recorded on the basis of estimates established according to transactions that will take place in the three months following the end of the fiscal year. Revenue that would be too difficult to measure prior to reception is recorded at the time the funds are received. Sums received or receivable in regard to revenue that will be earned in a subsequent year are deferred and presented as deferred revenue.

More specifically:

•                  Revenue from income and property tax is recognized when the taxpayer earned the income subject to tax.

•                  Revenue from consumption taxes is recognized at the time of the sale of the products or the delivery of the services, after deducting tax credits.

1.                  Significant accounting policies (cont’d)

(in millions of dollars)

•                  Corporate income tax revenue is recorded at the time the funds are received, because amounts receivable or refundable cannot be accurately estimated. Taxable corporate income varies significantly from year to year and the time allowed for filing corporate returns means that information cannot be obtained in time to make adjustments to revenue on the closing date of the Government’s financial statements. An adjustment is made to account for notices of assessment issued before the end of the fiscal year.

•                  Tax revenue does not include estimates for amounts of unreported taxes.  These amounts are recorded when assessments are issued, following audits.

•                  Revenues from duties and permits are recognized when receivable. Where duty or permit revenue is refundable on demand and is linked to clearly identifiable goods and services that the Government must supply to the holder of the duty or the permit, the revenue is deferred and recognized over the reference period of such duty or permit.

•                  Transfers from the federal government are recorded as revenue in the fiscal year during which the events giving rise to them occur, provided the transfers were authorized, the eligibility criteria were met and it is possible to make a reasonable estimate of the amounts involved.

•                  Interest income ceases to be recorded when there is no reasonable assurance that the principal or interest will be recovered.

Expenditure

Expenditure includes the cost of goods consumed and services obtained during the fiscal year, including annual depreciation of the cost of fixed assets.

Transfers, whether entitlements, transfers relating to shared-cost programs or grants, are recorded in the fiscal year during which the events that give rise to them occur, insofar as the transfers have been authorized and once the beneficiaries have met the eligibility criteria. The determining factor for recognizing an entitlement is the beneficiary’s satisfaction of the eligibility criteria stipulated in a law or a regulation, while for a transfer relating to a shared-cost program it is the incurring by the beneficiary of eligible costs, and for a grant it is its authorization by the Government.

Debt service interest charges resulting from transactions in foreign currency are translated into Canadian dollars at the rates in effect at the time of the transactions.

1.                  Significant accounting policies (cont’d)

(in millions of dollars)

Financial assets

Short-term investments are recorded at the lesser of cost and market value. Accounts receivable are initially recorded at cost and then brought down to their net recoverable value by means of an allowance for doubtful accounts. The annual change in this allowance is charged to expenditure.

Investment in Government enterprises is recorded using the modified equity method.

Long-term investments are recorded at cost.

For loans and other investments with concessionary terms, their face value is discounted at the average rate of Government borrowings to determine the value of the grant component, which is recognized as a transfer expense at the time the investments are made. The discount on loans and other investments is amortized over their lifetime using the real interest method, and recognized as interest income.

Long-term investments are reduced using valuation allowances.  An allowance is recorded for loans and advances where the facts or circumstances point to a future loss.  For other long-term investments, an allowance is recorded when a durable loss in value is recognized. The annual change in these allowances is charged to expenditure. Any investment write-off reduces the cost of investments as well as the valuation allowance relating to such investment. The residual balance is charged to expenditure. The subsequent recovery is recorded as a reduction in expenditure.

Generations Fund

Demand and participation deposits in a particular fund of the Caisse de dépôt et placement du Québec are recorded at cost.

At the time of disposition of participation deposits, the difference between the amount received and the book value of these units established using the average cost method is charged to operations. Where participation deposits suffer a durable loss in value, their book value is reduced to reflect this decline. The reduction is taken into account in the determination of the results for the fiscal year.

The revenue and expenditure of the Generations Fund are recorded according to the Government’s accounting policies.

1.                  Significant accounting policies (cont’d)

(in millions of dollars)

Liabilities

Other liabilities

Allowance for losses on guaranteed financial initiatives

Obligations resulting from borrowings and other financial initiatives guaranteed by the Government are recorded on the basis of probable losses.  The allowance is established on the balance of the guaranteed financial initiatives reduced by the estimated realizable value of the security and surety obtained.  The annual change in the allowance is charged to expenditure.

Probable losses are estimated by grouping financial initiatives into various risk classes and applying an average loss rate to each class, based on past experience and the nature of the initiatives. In the case of enterprises with an exceptionally high cumulative balance of financial initiatives guaranteed by the Government or with particular features, the estimate of probable losses relating to these initiatives is made using a case-by-case analysis, regardless of risk class. Probable losses are revised annually.

Environmental liability

The obligations resulting from the remediation of contaminated land under the Government’s responsibility, or probably under its responsibility, are recorded as environmental liabilities as soon as contamination occurs or as soon as the Government is informed. An environmental liability includes the estimated cost of contaminated land management and remediation. The cost evaluation is based on the best information available and is revised annually.

Given the difficulties inherent in evaluating this liability, the Government’s obligations, which will be recognized until March 31, 2010 for contaminated land existing as at March 31, 2006, will be posted to accumulated deficit.

Pension plans and other employee future benefits

Pension plans

Government pension plans are defined benefit pension plans. Within the context of preparing the Government’s financial statements, obligations relating to vested benefits are evaluated using the actuarial projected benefit method prorated on service, according to the most probable assumptions set by the Government with regard, notably, to inflation, interest and employee remuneration. This method has been adjusted, however, to reflect the way in which benefits are earned by employees.

1.                  Significant accounting policies (cont’d)

(in millions of dollars)

Total cost of plans

The annual cost of vested benefits for all pension plans, including the cost of changes to the plans, and the amortization of adjustments to estimates based on actuarial gains or losses, is charged to expenditure, with an offsetting entry in the retirement plans account, i.e. pension plans liability. Changes to actuarial assumptions are included in the adjustments to estimates based on actuarial gains or losses.

In the case of the Government and Public Employees Retirement Plan (RREGOP), the Civil Service Superannuation Plan (CSSP), the Teachers Pension Plan (TPP), the Pension Plan of Certain Teachers (PPCT) and transfers from the TPP and the CSSP to RREGOP, adjustments to estimates based on actuarial gains or losses are amortized using the straight-line method over a period corresponding to the estimated average remaining years of service of participants in these plans as a whole.  However, adjustments to estimates based on actuarial gains or losses for the other pension plans are amortized over a period corresponding to the estimated average remaining years of service of participants in each plan.

The total cost of the pension plans also includes interest charges on obligations relating to vested benefits, with an offsetting entry to liabilities in the retirement plans account.

Retirement Plans Sinking Fund (RPSF) and other pension plan assets

Under the Financial Administration Act (R.S.Q., c. A-6.001), the Minister of Finance may make long-term investments, by way of a deposit with the Caisse de dépôt et placement du Québec, using part of the Consolidated Revenue Fund up to an amount equal to the sums recorded as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans. The sinking fund’s investments are valued at an adjusted market value, where the difference between the real return based on market value and the forecast return is amortized over five years.

The annual income of the sinking fund is obtained by applying the rate of return stipulated in the actuarial valuations of the retirement plans to the fund balance. The adjustments recognized annually, arising from actuarial gains and losses attributable to the use of the stipulated rate of return, are amortized using the straight-line method over the estimated average length of the remaining active career of pension plan participants. The amortization of these adjustments is recorded as investment income of the fund.

The RPSF’s investment income is subtracted in calculating interest charges on obligations relating to vested benefits.

1.                  Significant accounting policies (cont’d)

(in millions of dollars)

Other pension plan assets, as well as revenue arising from them, are accounted for on the basis of the same accounting policies as the RPSF, with the necessary adjustments to the amortization period of the adjustments recognized annually in order to amortize them over the same period as the adjustments to the obligation relating to the vested benefits of the pension plan concerned.

Other employee future benefits

The long-term obligations arising from other benefits granted to employees are valued using actuarial methods, according to the most likely assumptions determined by the Government. The resulting obligations and corresponding expenditures are recorded on the basis of the method through which employees acquire these benefits, i.e. through services provided or through the occurrence of an event giving rise to employment-related benefits.

The cost of these employee benefits acquired during the year, the cost of changes to the provisions of these benefits, the amortization of adjustments relating to estimates arising from actuarial gains and losses and the interest charges on these obligations are charged to expenditure of the fiscal year with an offsetting entry to the “Other employee future benefits” account.

Any fund set up to provide for the payment of obligations relating to these other employee future benefits and the revenue arising from it are accounted for on the basis of the same accounting policies as the RPSF, with the necessary adjustments to the amortization period of the adjustments recognized annually in order to amortize them over a period suited to the employee future benefit concerned.

Debts

Borrowings are recorded at the amount received at the time of issue, adjusted by the premium or discount amortization to obtain the amount of principal repayable at maturity. The amortization is calculated using the effective rate for each borrowing.

Issue expenses related to borrowings are deferred and amortized over the term of each borrowing using the straight-line method.  The unamortized balance is included in deferred expenses related to debts.

Borrowings in foreign currency are translated into Canadian dollars at the rates in effect on March 31.

Foreign exchange gains or losses resulting from the translation of borrowings are deferred and amortized over the remaining term of each borrowing using the straight-line method.

1.                  Significant accounting policies (cont’d)

(in millions of dollars)

Derivative instruments

The Government uses derivative instruments to manage foreign exchange and interest rate risks related to debts.  These instruments are recorded at cost.

Derivative instruments used to manage the foreign exchange risk associated with the repayment of interest and principal on borrowings and with the cash management transactions such risk management entails, including currency swap contracts and foreign exchange forward contracts, are translated into Canadian dollars at the rates in effect on March 31. The components of these instruments, namely, financial assets and liabilities, are offset against one another and shown as “Debts” items.

Interest rate exchanges stemming from interest rate swap contracts used to change exposure to interest rate risk over the long term are reconciled with interest charges for the borrowings with which these swap contracts are associated.

Gains or losses on derivative instruments are deferred and amortized over the term of each contract. However, gains or losses on derivative instruments used to modify the interest rate risk are amortized over the term of the security underlying these instruments.

Debt Sinking Fund

Securities held by the sinking fund are recorded at the amount paid at the time of purchase, adjusted by the premium or discount amortization to obtain the amount of principal receivable at maturity.  The amortization is calculated on the basis of the effective rate for each security.

The difference between the book value of a security and the amount received at the time of its disposal is charged to results.

Non-financial assets

Land in the public domain and natural resources, such as forests, water and mining resources, which the Government holds by virtue of the fact that they were devolved to the state and not purchased, are not recorded in the Government’s consolidated financial statements. Intangible items do not constitute non-financial assets for the Government.

1.                  Significant accounting policies (cont’d)

(in millions of dollars)

Fixed assets

Fixed assets consist of acquired, built, developed or improved non-financial assets, whose useful life extends beyond the fiscal year and which are intended to be used on an ongoing basis for producing goods or delivering services.

They include land, buildings, facilities such as parks and outdoor recreational areas, complex networks such as dams, canals, roads and bridges, equipment such as vehicles and furniture and the development of data processing systems.

Fixed assets are recorded at cost and depreciated — except for land, which is not depreciated - using a logical and systematic method over a period corresponding to their useful life. Cost includes financing charges capitalized during their construction, improvement or development. The cost of fixed assets held under capital leases is equal to the present value of payments due. Fixed assets under construction or being developed or improved are not depreciated until they are put into service.

Some fixed assets are acquired under private-public partnership agreements. These agreements are long-term contracts by which the Government involves one or more private partners in designing, realizing and operating a public good, with or without funding from these partners. The fixed asset and the corresponding debt associated with it are accounted for in the statement of financial position when the risks and advantages associated with the ownership of the public good are devolved to the Government, for the most part, in accordance with the terms of the agreement.

The cost of a fixed asset acquired under a private-public partnership agreement is equal to the lower of the present value of the cash flows associated with the fixed asset and the fixed asset’s fair value. If the cash flows associated with the fixed asset cannot be isolated from those related to its operation, its cost is determined on the basis of its fair value. The fair value of the fixed asset is estimated on the basis of the agreement’s specifications.

Works of art and historic property are not recorded as fixed assets. Their cost is charged to expenditure for the fiscal year during which they are acquired.

Fixed assets acquired through donation or for a nominal fee are recorded at their fair value at the time of acquisition with an offsetting entry to deferred revenue, except for land where the offsetting entry is recognized in revenue in the year of acquisition. Contributions for the acquisition of fixed assets, received from organizations outside the reporting entity, are recorded in deferred revenue, with the exception of those intended for the purchase of land, which are recorded in revenue in the year of acquisition. Deferred revenue is amortized in revenue at the same rate as the depreciation of the cost of the corresponding fixed assets.

1.      Significant accounting policies (cont’d)

(in millions of dollars)

Net investment in the health and social services and education networks

The net investment in the health and social services and education networks includes the net equity of the organizations of these networks included in the reporting entity, advances made to them by the Government and the sinking funds relating to their borrowings to finance fixed assets. Net equity is recorded using the modified equity method described in the “Consolidation method” section, while advances and sinking funds are recorded according to the accounting policy for long-term investments.

Inventories

Inventories consist of supplies that are consumed in the normal course of operations during the coming fiscal year(s). These inventories are valued at the lower of cost and net realizable value.  Inventories intended for sale are presented as financial assets.

Prepaid expenses

Prepaid expenses represent outlays made before the end of the fiscal year for services the Government will receive during the coming fiscal year(s). These expenses are charged to expenditure when the Government receives the services acquired.

2.                  Measurement uncertainty

(in millions of dollars)

The preparation of financial statements requires the Government to make estimates and assumptions in order to evaluate and record certain asset, liability, revenue and expenditure items. These estimates are based on the most reliable data and the most probable assumptions available at the time, and involve the Government’s best judgments. They are revised annually to reflect new information as it becomes available.

By their very nature, estimates are subject to measurement uncertainty. Therefore, revising estimates and assumptions made in future years can give rise to material differences in the amounts recognized in the financial statements.

Major estimates are made for certain financial statement items, particularly sums receivable or repayable in regard to federal government transfers, obligations relating to pension plans and other employee future benefits, the book value of fixed assets, environmental liabilities and certain allowances.

•                 Federal government transfers can vary because of possible differences between the assumptions made for fiscal and population data and the actual data.

•                 Obligations relating to pension plans and other employee future benefits can vary because of differences between the most probable economic and demographic assumptions made for actuarial valuation purposes and the actual results.

•                 The book value of fixed assets can vary because of differences between their estimated useful life and their actual useful life.

•                 Environmental liabilities related to contaminated land can vary because of differences between estimated management and remediation costs and the costs eventually incurred.

•                 The value of certain allowances can vary because of differences between the assumptions made to evaluate the probability of collection and the amount actually collected.

3.                  Accounting changes

(in millions of dollars)

Net investment in the health and social services and education networks

Since 2006-2007, the Government has incorporated the vast majority of organizations in the health and social services and education networks into its reporting entity. Their accounts have been integrated using the modified equity method on the basis of their financial statements, after making adjustments to eliminate certain material differences between their accounting policies and those of the Government, particularly with regard to the recording of fixed assets and employee benefits. In addition, where the fiscal year-end of an organization differs from that of the Government, the organization’s financial results are adjusted only if the financial transactions carried out during the interval materially affect the Government’s financial position or results.

The Public Sector Accounting Board has recommended that the line-by-line consolidation method be the only method that may be used as of the 2009-2010 fiscal year to consolidate the accounts of organizations in the health and social services and education networks, which are included in the Government’s reporting entity.  Due to the scope of the task that governments will have to undertake in order to implement this requirement, the board deferred by one year the date on which it was originally supposed to take effect, i.e. as of fiscal 2008-2009.  Therefore, the transitional provisions allowing governments to apply either this method or the modified equity method continued to apply in 2008-2009.

To comply with these recommendations, the organizations in both networks worked to harmonize their accounting policies with those of the Government in 2008-2009. Among other things, the accounting policies used by organizations in the health and social services network and by school boards were revised to bring them into conformity with those of the Government. This revision led in particular to the implementation of a fixed asset capitalization and depreciation policy and the adoption of accrual accounting for all the revenue and expenditure of these organizations. In addition, school boards produced financial information based on the Government’s fiscal year-end.

In 2009-2010, so as to complete their integration into the Government’s financial statements based on the line-by-line consolidation method, these organizations will change other accounting policies, including those pertaining to the environmental liability and the definition of their reporting entity.  For the same purpose, CEGEPs and the Université du Québec will set about harmonizing their accounting policies with those of the Government during the fiscal year.

This work complies with the recommendations of the Report of the Task Force on Government Accounting, dated November 2007, to which the Government subscribed in December 2007.

3.                  Accounting changes (cont’d)

(in millions of dollars)

The impact of the accounting changes made by these organizations on the value of the item “Net investment in the health and social services and education networks” for transactions prior to March 31, 2008 was recorded retroactively to April 1, 2008, as an adjustment to the statement of accumulated deficit for the fiscal year ending March 31, 2009.

However, the comparative data for the fiscal year ending March 31, 2008 were not restated to take these changes into account, as the financial information needed for this purpose could not be established with reasonable effort.

This increased (decreased) the following items:

	Health and social services network	Education network	2009 Total

Net investment in the health and social services and education networks	(511)	(1 544)	(2 055)
Accumulated deficits and net debt, beginning of year	511	1 544	2 055

Other liabilities — Environmental liability

The updating of obligations stemming from the remediation of contaminated land existing as at March 31, 2006, under the Government’s responsibility or probably under its responsibility, resulted in the recognition of an additional $170 million in environmental liabilities. The impact of this accounting change was recorded retroactively to previous years, with restatement, by adjusting accumulated deficits as at April 1, 2007, in accordance with the Government’s accounting policy for environmental liability.

This increased the following items:

	2009	2008

Other liabilities	170	170
Accumulated deficits and net debt, beginning of year	170	170

3.                  Accounting changes (cont’d)

(in millions of dollars)

Fixed assets

In 2007-2008, as part of the implementation of the accounting reform of 2006-2007, the Government changed the status of Immobilière SHQ from that of an enterprise to that of an agency in response to a recommendation of the Report of the Task Force on Government Accounting. Owing to the new status of Immobilière SHQ, its accounts had to be consolidated line by line.

This change in the way its accounts are dealt with meant that the accounting policies of Immobilière SHQ had to be harmonized with those of the Government. As a result, the cost of fixed assets of Immobilière SHQ included in the Government’s consolidated financial statements are now recognized under results using the straight-line depreciation method rather than the compound interest method as was the case previously. The impact of this accounting change was recorded retroactively to previous years, with restatement. However, since the impact on the results for 2007-2008 was not material, expenditures for that fiscal year were not restated.

This increased (decreased) the following items:

	2009	2008

Expenditure
Economy and Environment	22	—
Annual deficit	22	—
Fixed assets	(312)	(290)
Accumulated deficit, beginning of year	290	290
Accumulated deficit, end of year	312	290

Pension plans

Actuarial gains and losses related to the Pension Plan of Management Personnel (PPMP) and to transfers from the Civil Service Superannuation Plan (CSSP) and the Teachers Pension Plan (TPP) to the PPMP, are now amortized over the estimated average remaining years of service of the participants concerned by the PPMP, i.e. nine years. Previously, these actuarial gains and losses were amortized over a 14-year period, corresponding to the estimated average remaining years of service of all participants in the Government and Public Employees Retirement Plan (RREGOP), the Pension Plan of Certain Teachers (PPCT), the PPMP, the CSSP and the TPP.

3.                  Accounting changes (cont’d)

(in millions of dollars)

The impact of this accounting change was recorded retroactively to previous years, with restatement. However, since the impact on the results for 2007-2008 was not material, expenditures for that fiscal year were not restated.

This increased (decreased) the following items:

	2009	2008

Expenditure
Health and Social Services	18	—
Education and Culture	16	—
Administration and Justice	13	—
Annual deficit	47	—
Pension plans and other employee future benefits	240	193
Accumulated deficit, beginning of year	193	193
Accumlated deficit, end of year	240	193

4.                  Income and property taxes

(in millions of dollars)

According to applicable legislation, revenue from income and property taxes is recorded after deducting the following amounts:

	2009	2008

Personal income tax
Refundable tax credits
Child Support Program	2 113	2 132
Sales tax	521	514
Day care expenses	195	163
Home-support services for seniors	214	148
Informal caregivers	43	42
Education savings	55	45
Work premium	365	351
Other	90	81
Property tax refunds	296	285
	3 892	3 761
Corporate taxes
Refundable tax credits
Scientific research and experimental development	709	667
Job creation in a designated region	124	99
Construction of public access roads and bridges	108	36
Cinematographic productions	68	82
Resources	129	69
Reporting of tips	51	56
Salaries paid by a corporation carrying out an activity in a designated site	40	53
Salaries paid to employees working in the Cité du commerce électronique	45	45
Multimedia titles	65	44
Salaries paid by a corporation - Cité du multimédia	39	43
E-business	14	41
Other	238	205
	1 630	1 440
	5 522	5 201

5.                  Duties and permits

(in millions of dollars)

According to applicable legislation, revenue from duties and permits is recorded after deducting the following amounts:

	2009	2008

Gross revenue	1 894	1 852
Deductions
Silvicultural work and other forest management activities	142	161
Other	38	39
	180	200
Net revenue	1 714	1 652

6.                  Federal government transfers to be repaid

(in millions of dollars)

	2009	2008
Federal government transfers
Equalization and Canada Health and Social Transfer (1)	1 664	1 902
Other programs	9	1
	1 673	1 903

(1)     Represents the balance of $1 664 million ($1 902 million as at March 31, 2008) of an original amount of $2 377 million to be repaid over 10 years as of 2006-2007, in regard to the measures adopted by the federal government to mitigate the decrease in transfers in 2003-2004 and 2004-2005.

7.                  Pension plans and other employee future benefits

(in millions of dollars)

Liability regarding pension plans and other employee future benefits

	Vested		Liability as at	Liability as at
	actuarial		March 31,	March 31,
	obligations	Adjustments	2009	2008
				restated
Pension plans	69 105	(3 602)	65 503	63 242
Retirement Plans Sinking Fund	(34 394)	(1 631)	(36 025)	(31 749)
Other pension plan assets	(811)	(18)	(829)	(874)
Pension plans liability	33 900	(5 251)	28 649	30 619
Other employee future benefits	1 090	24	1 114	1 166
Fund dedicated to other employee future benefits	(1 029)	(26)	(1 055)	(433)
Liability regarding other employee future benefits	61	(2)	59	733
	33 961	(5 253)	28 708	31 352

Pension plans

The Gouvernement du Québec contributes to several pension plans for its employees. Employees of the public and parapublic sectors, the Members of the National Assembly and the judges of the Court of Québec participate in these plans.

	Estimated		Number of
	number of		beneficiaries
	participants as		as at
	at December		December 31,
	31, 2008		2008
Government and Public Employees Retirement Plan (RREGOP)	505 000		172 294
Pension Plan of Management Personnel (PPMP)	27 400		20 408
Teachers Pension Plan and Pension Plan of Certain Teachers (TPP and PPCT)	330	*	48 160	*
Civil Service Superannuation Plan (CSSP)	175	*	23 354	*
Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	5 300		4 507
Pension Plan of Peace Officers in Correctional Services (PPPOCS)	3 100		1 452
Pension Plan of the Judges of the Court of Québec (PPJCQ)	270		324
Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)	230		112
Pension Plan of the Members of the National Assembly (PPMNA)	125		323
	541 930		270 934

* These plans have not admitted any new participants since July 1, 1973.

7.                  Pension plans and other employee future benefits (cont’d)

(in millions of dollars)

These plans are “defined benefit” pension plans, which means that they guarantee participants a set income upon retirement, calculated on the basis of participants’ average income for the best paid years, generally five, and their number of years of service. The portion of benefits accrued prior to July 1, 1982 is usually indexed to the cost of living, while those accrued after that date are partially indexed.

There are two types of pension plans:	—	cost-sharing pension plans;
	—	cost-balance pension plans.

Cost-sharing pension plans

In the case of regular service under RREGOP and the PPMP, the Government covers costs at a rate of 50% for years of service since July 1, 1982 and 58.33% (7/12) for years of service prior to July 1, 1982.  The contributions of participants and independent employers are remitted to the Caisse de dépôt et placement du Québec.

In the case of the PPPOCS, the Government covers 46% of costs, while employees cover 54%.  Employee contributions are paid into the Consolidated Revenue Fund.

In the case of the SPMSQ, the Government covers 2/3 of the cost of the plan for years of service since January 1, 2007. Prior to this date, the plan was a cost-balance plan. As of January 1, 2007, the contributions of participants and employers for these years of service are paid into two separate funds with the Caisse de dépôt et placement du Québec. The Government is not obliged to contribute on a monthly basis. Based on the actuarial valuations required by the Minister of Finance, the latter determines the contributions which might, from year to year but no later than every three years, be capitalized to reflect the Government’s commitments to this plan for years of service after December 31, 2006.

Cost-balance pension plans

Cost-balance pension plans are plans for which employers cover the difference between the cost of plans and the contributions paid by participants. This is the case of the TPP, the PPCT, the CSSP, the SPMSQ for years of service prior to January 1, 2007, the PPJCQ, the PPFEQ, the PPMNA and the cost of service transferred from the CSSP and the TPP to RREGOP and the PPMP.

Generally speaking, the contributions of participants and independent employers under all of these plans are paid into the Consolidated Revenue Fund. The Government covers the difference between the cost of each plan and the contributions paid by participants and independent employers.

7.                   Pension plans and other employee future benefits (cont’d)

(in millions of dollars)

Value of actuarial obligations relating to vested benefits for the pension plans as a whole

The value of actuarial obligations relating to vested benefits for the pension plans as a whole for service rendered as at a given date is determined by actuaries of the Commission administrative des régimes de retraite et d’assurances (CARRA). For this purpose, they use the actuarial projected benefit method prorated on service and take into account, among other things, the most probable long-term economic assumptions.

Economic asumptions	2009-2017	2018 and thereafter

- Yield, net of inflation	4.75%	4.75%
- Inflation rate	2.08%	2.75%
- Salary escalation rate, net of inflation	0.44%	0.50%
- Discount rate for actuarial obligations relating to vested benefits	6.83%	7.50%

Pension plans liability

The Government’s liability with regard to the pension plans is recorded in conformity with the recommendations of the Canadian Institute of Chartered Accountants for public sector pension plans.

The liability recorded with respect to the pension plans is established on the basis of the value of actuarial obligations relating to vested benefits for the pension plans as a whole, taking into account certain adjustments stemming from actuarial gains or losses noted during the actuarial valuations prepared every three years and the extrapolations made between two valuations. These gains and losses are amortized over the estimated average remaining active career of participants, i.e. 14 years under most of the plans. The accumulated adjustments at the end of the fiscal year correspond mainly to the unamortized balance of actuarial gains and losses and to adjustments made because of the three-month gap between the date on which actuarial obligations related to vested benefits are evaluated, i.e. December 31, and the date on which the pension plans liability is evaluated.

As shown by the following table concerning the main pension plans, the Government’s liability with regard to the pension plans as a whole is estimated at $65 503 million as at March 31, 2009, including $43 555 million for RREGOP and the PPMP.

7.                  Pension plans and other employee future benefits (cont’d)

(in millions of dollars)

Breakdown of the pension plans liability
	Actuarial
	obligations
	relating to		Pension plans	Pension plans
	vested		liability as at	liability as at
	benefits	Adjustments	March 31, 2009	March 31, 2008
				restated
RREGOP
- regular service	34 419	(1 729)	32 690	30 541
- transferred service	3 119	(178)	2 941	3 025
PPMP
- regular service	7 076	(277)	6 799	6 141
- transferred service	1 184	(59)	1 125	1 133
TPP and PPCT	13 881	(1 141)	12 740	13 087
CSSP	4 622	(223)	4 399	4 553
Other	4 804	5	4 809	4 762
Pension plans liability	69 105	(3 602)	65 503	63 242
Sinking fund	(34 394)	(1 631)	(36 025)	(31 749)
Other pension plan assets	(811)	(18)	(829)	(874)
	33 900	(5 251)	28 649	30 619

Retirement Plans Sinking Fund (RPSF)

In accordance with the statutes setting up the various pension plans, the Government is not required to pay contributions into the plans, except in the case of the SPMSQ and the PPFEQ. Payment of the Government’s share of benefits paid under the plans is ensured by the Consolidated Revenue Fund.

The Financial Administration Act allows the Minister of Finance to make long-term deposits from the Consolidated Revenue Fund with the Caisse de dépôt et placement du Québec in order to create a sinking fund to provide for the payment of some or all of the benefits under the pension plans, up to an amount equal to the pension plans liability.

In December 1999, under an agreement on the renewal of its employees’ collective agreements, the Government set the objective that, in 2020, the sums accumulated in the sinking fund would be equal to 70% of the actuarial obligations relating to vested benefits under the pension plans.

7.                  Pension plans and other employee future benefits (cont’d)

(in millions of dollars)

Other pension plan assets

Other pension plan assets consist of funds associated with pension credits acquired by employees following transfers of supplemental pension plans to RREGOP, the fund of Government contributions to the SPMSQ, set up on January 1, 2007, and the PPFEQ fund. The latter fund consists of employee contributions, Government contributions and sums transferred by the federal government for creating the PPFEQ. All the assets of these funds, which were established pursuant to the provisions of the pension plans concerned, are deposited with the Caisse de dépôt et placement du Québec.

Change in the adjusted market value of the Retirement Plans Sinking Fund

	2009	2008

Adjusted market value, beginning of year	31 994	26 569
Forescast return on investments	2 176	1 924
Consolidated Revenue Fund payments	2 100	3 000
Actuarial gains (losses)	(1 876)	501
Adjusted market value, end of year	34 394	31 994

As at March 31, 2009, the respective market values of the sinking fund’s assets and the other pension plan assets, deposited with the Caisse de dépôt et placement du Québec, were $25 535 million and $706 million ($32 024 million and $919 million as at March 31, 2008)

Investment policy of the Retirement Plans Sinking Fund

This sinking fund is a major asset that is managed by the Caisse de dépôt et placement du Québec according to the investment policy set by the Minister of Finance. This policy provides for investments in a diversified portfolio that includes fixed income securities (e.g. bonds), market securities (e.g. shares) and investments in other investment categories (e.g. capital assets, private investments and infrastructure). The target allocation for the RPSF’s assets is as follows:

Retirement Plans Sinking Fund reference portfolio

	2009	2008

Fixed income securities	30.0%	30.0%
Market securities	35.5	35.5
Other investments	34.5	34.5
	100.0%	100.0%

7.                  Pension plans and other employee future benefits (cont’d)

(in millions of dollars)

In 2008-2009, the forecast return on the sinking fund’s assets was 6.57% (6.83% in 2007-2008); the realized return, based on the market value of investments, was -25.70% (0.73% in 2007-2008).

Actuarial valuations and subsequent estimates

The value of actuarial obligations relating to vested benefits is determined on the basis of actuarial valuations and extrapolations made from them for years between two valuations.

The most recent extrapolations, which were filed and issued in 2009, were determined on the basis of actuarial valuations:

•                 as at December 31, 2008 for the PPMNA;

•                 as at December 31, 2007 for the PPJCQ, the PPFEQ and the Retirement Plan for Senior Officials included in the PPMP;

•                 as at December 31, 2006 for the PPPOCS, the PPCT, the SPMSQ and service transferred from the TPP and the CSSP to RREGOP and the PPMP;

•                 as at December 31, 2005 for the CSSP, the TPP and regular service under the RREGOP and the PPMP.

Total cost of pension plans

	2009		2008
Pension costs
Cost of vested benefits excluding interest charges	1 536		1 579
Employee contributions	(36)		(57)
Independant employer contributions	—		(1)
	1 500		1 521
Amortization of adjustments to estimates based on actuarial gains or losses	515		471
	2 015		1 992
Interest on pension plans	2 116	(1)	2 436 (1)
Total	4 131		4 428

(1)     After deducting investment income of $2 196 million in 2008-2009 ($1 887 million in 2007-2008) of the Retirement Plans Sinking Fund and other pension plan assets, which takes into account a zero adjustment (deduction of $37 million in 2007-2008) related to the amortization of adjustments based on actuarial gains and losses with respect to this fund and these assets.

7.                  Pension plans and other employee future benefits (cont’d)

(in millions of dollars)

Funding of pension plans

Actuarial valuations for funding purposes for regular service under “cost-sharing” pension plans (RREGOP, PPMP AND PPPOCS)

By law, CARRA actuaries are required to prepare, every three years, an actuarial valuation for funding purposes for each of the pension plans in order to determine the rates of contribution for these plans. To that end, the actuaries take legislative provisions and collective agreements into account using the valuation method agreed upon by the parties concerned and economic assumptions that are more conservative than those used to prepare valuations for accounting purposes.

According to these valuations, the Government commitment for funding purposes is calculated as the fund that the Government would have amassed had it been required to pay contributions since 1973 on the same bases as those used to determine the rate of contribution of participants. In the case of RREGOP and the PPMP, this fund was estimated at $40 128 million at fair value and $53 311 million at cost as at December 31, 2008 ($54 368 million at fair value and $61 649 million at cost as at December 31, 2007).  In the case of the PPPOCS, for which employee contributions were paid into the Consolidated Revenue Fund, the value of the fund that would have been amassed by employees and the Government was $863 million at cost as at December 31, 2008 ($1 019 million as at December 31, 2007).

The difference between these amounts and the liability recorded for these three plans represents a non-payable amount that does not have to be recorded as a liability of the Government. A number of the Government’s labour-management associations submitted an application to the Québec Superior Court requesting that it recognize that this difference constitutes a Government commitment.  In July 2004, the ruling handed down by the Québec Superior Court on this application concluded that:

•                  in every fiscal year since 1973, the Government has disclosed, in an appropriate manner and in accordance with the standards of the Canadian Institute of Chartered Accountants, its financial commitments regarding the sharing of the cost of the Government and Public Employees Retirement Plan (RREGOP), the Pension Plan of Management Personnel (PPMP) and the Pension Plan of Peace Officers in Correctional Services (PPPOCS), as provided in the legislation concerned;

•                  sharing the cost of financing the pension plans concerned, namely, RREGOP, the PPMP and the PPPOCS, does not commit the Government to using the same actuarial bases as those employed to constitute the pension funds of participating employees, especially since the evidence revealed no risk of a detrimental impact on the pension wealth of each covered participating employee at any time.

7.                  Pension plans and other employee future benefits (cont’d)

(in millions of dollars)

The Government’s labour-management associations appealed this ruling in August 2004. In January 2006, the Québec Court of Appeal suspended the appeal to allow the labour organizations of employees who participate in these plans to bring a new application before the Québec Superior Court for a declaratory judgment on this subject. An application to this effect was filed by these organizations in April 2006. Consequently, the suspension of the appeal will remain in effect until a final ruling on the new application is handed down by the Superior Court.

Other employee future benefits

In addition to the retirement plans, the Government sponsors two other programs of future benefits for its employees, namely accumulated sick leave and the survivor pension plan.  These programs give rise to long-term obligations for the Government, which assumes the entire cost of the two programs.

Employees can accumulate the unused sick leave days they are entitled to annually and monetize them at 50% in case of termination of employment, retirement or death, up to an amount representing the equivalent of 66 days.  In addition, employees can utilize these unused days as fully paid leave days for preretirement.

The Act to amend the Financial Administration Act (S.Q. 2008, c. 12), passed in June 2008, authorizes the Minister of Finance to deposit money with the Caisse de dépôt et placement du Québec, up to an amount equal to the actuarial obligation relating to accumulated sick leave in order to establish an accumulated sick leave fund. The purpose of this fund is to provide for the payment of some or all of the benefits due to employees for unused sick leave.

The survivor pension plan stipulates that a pension is paid to the spouse and dependent children following the death of an eligible person.  The plan chiefly covers management and similar personnel in the public and parapublic sectors, accounting for 90% of the insured population. The Government pays amounts into a fund with the Caisse de dépôt et placement du Québec, dedicated specifically to the payment of benefits earned by plan beneficiaries.

Liability regarding other employee future benefits

Obligations relating to accumulated sick leave are vested as employees provide services to the Government. The value of these obligations is established using an actuarial method that takes into account the length of the active career of employees. This method reflects how employees earn benefits.

7.                  Pension plans and other employee future benefits (cont’d)

(in millions of dollars)

For the survivor pension plan, an obligation is recognized when the death of an eligible person occurs.  The value of the obligations is established using an actuarial method that determines the present value of pensions then acquired by beneficiaries.

Adjustments arising from actuarial gains and losses, recognized at the time of the actuarial valuations of the obligations of the two programs, are amortized, in the case of accumulated sick leave, over the estimated average remaining active career of participants and, in the case of the survivor pension plan, over the remaining average life expectancy of the beneficiaries. The aggregate adjustments at the end of the fiscal year correspond mainly to the unamortized balance of actuarial gains and losses.

Actuarial valuations and subsequent estimates

The value of the actuarial obligations regarding vested rights and pensions is established using actuarial valuations or extrapolations of such valuations for the years between two valuations. An actuarial valuation of accumulated sick leave was done as at March 31, 2006. The survivor pension plan has been established on the basis of an actuarial valuation as at December 31, 2008. For both these programs, extrapolations as at March 31, 2009 were produced.

The value of actuarial obligations is estimated using the most likely long-term economic assumptions, as follows.

	Accumulated sick leave	Survivor pension plan
- Yield, net of inflation	4.75%	4.75%
- Inflation rate	2.75%	2.75%
- Salary escalation rate, net of inflation	0.50%	—
- Discount rate for actuarial obligations relating to vested rights and pensions	7.50%	7.50%

7.                  Pension plans and other employee future benefits (cont’d)

(in millions of dollars)

Breakdown of the liability regarding other employee future benefits

			Liability	Liability
			regarding other	regarding other
	Vested		employee future	employee future
	actuarial		benefits as at	benefits as at
	obligations	Adjustments	March 31, 2009	March 31, 2008

Accumulated sick leave	717		717	772
Survivor pension plan	373	24	397	394
	1 090	24	1 114	1 166

Accumulated Sick Leave Fund	(611)	(5)	(616)
Survivor Pension Plan Fund	(418)	(21)	(439)	(433)
	(1 029)	(26)	(1 055)	(433)
	61	(2)	59	733

Change in the adjusted market value of funds related to other employee future benefits

	Accumulated	Survivor
	Sick Leave	Pension
	Fund	Plan Fund	2009	2008

Adjusted market value, beginning of year		428	428	400
Forecast return on investments	16	28	44	25
Consolidated Revenue Fund payments	600	9	609	13
Benefits		(31)	(31)	(30)
Actuarial gains (losses)	(5)	(16)	(21)	20
Adjusted market value, end of year	611	418	1 029	428

As at March 31, 2009, the respective market values of the assets of the Accumulated Sick Leave Fund and the Survivor Pension Plan Fund, deposited with the Caisse de dépôt et placement du Québec, were $591 million and $314 million ($445 million as at March 31, 2008 for the Survivor Pension Plan Fund).

In 2008-2009, the forecast returns on the assets of the Accumulated Sick Leave Fund and the Survivor Pension Plan Fund both amounted to 6.75% (6.75% in 2007-2008 for the Survivor Pension Plan Fund); the respective realized returns, based on the market value of investments, were -1.32% and -25.43% (1.11% in 2007-2008 for the Survivor Pension Plan Fund).

7.                  Pension plans and other employee future benefits (cont’d)

(in millions of dollars)

Total cost relating to other employee future benefits

			Survivor
	Accumulated		pension
	sick leave		plan		2009	2008

Cost of other employee future benefits
Cost of vested rights and pensions	47		11		58	58
Amortization of adjustments based on actuarial gains or losses			(2)		(2)	(1)
	47		9		56	57
Interest on other employee future benefits	31	(1)	(4	)(2)	27	50
Total	78		5		83	107

(1)     After deducting Accumulated Sick Leave Fund investment income of $16 million.

(2)     After deducting Survivor Pension Plan Fund investment income of $28 million ($25 million in 2007-2008), which takes into account a zero adjustment (a deduction of $1 million in 2007-2008) related to the amortization of adjustments based on actuarial gains and losses with respect to this fund.

8.                  Risk management and derivative instruments

(in millions of dollars)

To meet the financial requirements arising from its operations and investment activities and from the repayment of borrowings that are maturing, the Government has provided itself with an annual financing and debt-management program targeting Canadian and international financial markets.

Participation in these markets involves various types of risk. Therefore, the Government devises risk-management strategies by using the different derivative instruments at its disposal.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currency will vary according to exchange market fluctuations. To manage this risk, the Government uses derivative instruments such as currency swap contracts and foreign exchange forward contracts. The purpose of such contracts is to exchange cash flows from one currency to another. These contracts mature at various dates until 2036.

After taking into account derivative instruments used to manage foreign exchange risk, the structure of the debt as at March 31, 2009 was 93.2% in Canadian dollars, 1.0% in U.S. dollars, 1.5% in yen, 2.0% in Swiss francs and 2.3% in euros (as at March 31, 2008: 92.9% in Canadian dollars, 0.9% in U.S. dollars, 1.6% in yen, 2.3 % in Swiss francs and 2.3% in euros). These rates are calculated on the basis of the Government’s gross debt. A change of 1.0% in the Canadian dollar in relation to foreign currencies entails a $110-million change in the gross debt and a $21-million change in annual debt service.

For the 2008-2009 fiscal year, $8 million was posted to results as an amortization of the deferred foreign exchange gain included in debt service ($272 million for fiscal 2007-2008).

Interest rate risk

Interest rate risk is the risk that debt service will vary unfavourably according to interest rate fluctuations. To reduce its exposure to interest rate risk, the Government uses interest rate swap contracts or short-term derivative products. Interest rate swap contracts make it possible to exchange payments of interest at fixed rates for payments of interest at variable rates or vice versa on the basis of a reference par value.

After taking into account derivative instruments used to manage interest rate risk, the structure of the debt as at March 31, 2009 was 68.6% at fixed rates and 31.4% at variable rates (as at March 31, 2008: 69.9% at fixed rates and 30.1% at variable rates). These rates are calculated on the basis of the Government’s gross debt.

The fixed-rate debt is the debt that will not mature, and whose rates will not change, over the coming year.

8.                  Risk management and derivative instruments (cont’d)

(in millions of dollars)

Credit risk

Credit risk is the risk that a counterparty will default on his contractual obligations, an event that could entail financial losses for the Government. To protect itself from such a risk within the scope of derivative instrument transactions, the Government has adopted a credit risk management policy that limits potential losses by a counterparty.

A credit limit is set for each counterparty based mainly on his credit rating.  When this limit is exceeded, a process is implemented to ensure that the amounts owed by the counterparty concerned fall within the limits set.

The Government deals with major financial institutions whose credit rating is equal to or higher than its own by using as a reference the ratings granted by major rating agencies. As at March 31, 2009, 99.9% of the derivative instrument portfolio was associated with counterparties whose credit rating was equal to or higher than that of the province of Québec with at least one of these agencies.

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term. To offset this risk, the Government has obtained lines of credit totalling C$1 165 million from various Canadian banking institutions.

In addition, the Government has concluded credit agreements for U.S.$3 500 million with a Canadian and international banking syndicate.

As at March 31, 2009, $7 million was being drawn on the lines of credit with Canadian banking institutions, while no funds were being drawn on the credit agreements.

9.                  Debts

(in millions of dollars)

	2009				2008
	Debt			Total after	Total after
	In millions of	Total in	Derivative	impact of	impact of
	monetary	Canadian	instruments	derivative	derivative
Currency	units	equivalent	- net	instruments	instruments

In Canadian dollars	96 653	96 653	29 947	126 600 (1)	113 780	(1)
In U.S. dollars	15 342	19 333	(16 920)	2 413	2 081
In yen	424 583	5 397	(3 047)	2 350	2 341
In euros	7 205	12 041	(8 402)	3 639	3 450
In Swiss francs	2 044	2 260	937	3 197	3 518
Other currencies (2)	3 908	1 335	(1 336)	(1)	(2)
Less
Derivative instruments - net		(1 179)	1 179	—	—
Sinking fund (1) (3) (4)		4 974		4 974	4 641
Debts before deferred foreign exchange gain (loss)		133 224		133 224	120 527
Deferred foreign exchange gain (loss)		(571)		(571)	1 146
		132 653		132 653	121 673

(1)

The Government held $2 854 million worth of its securities as at March 31, 2009 ($2 904 million in 2008), including $2 711 million ($2 586 million as at March 31, 2008) held by the Debt Sinking Fund, $119 million ($257 million as at March 31, 2008) included in short-term investments, $11 million ($13 million as at March 31, 2008) included in long-term investments and $13 million ($48 million as at March 31, 2008) held by the sinking funds relating to borrowings by the education network.

(2)

In 2008 and 2009, other currencies included the pound sterling, the Mexican peso, the Australian dollar, the New Zealand dollar and the Hong Kong dollar. A detailed table by type of currency and debt is presented in Appendix 17.

(3)

The payments to the sinking fund arise from commitments made by the Government in prospectuses prepared when the borrowings were issued. This sinking fund was associated with $14 648 million in debt as at March 31, 2009 ($14 400 million as at March 31, 2008).

(4)	Including $4 168 million ($3 906 million as at March 31, 2008) for repaying the debt in Canadian dollars and $806 million ($735 million as at March 31, 2008) for repaying the debt in U.S. dollars.

9.                  Debts (cont’d)

(in millions of dollars)

Weighted average interest rate (1)

Currency	2009	2008

In Canadian dollars	4.20%	5.01%
In U.S. dollars	4.55	8.33
In yen	6.00	5.63
In euros	2.86	4.60
In Swiss francs	1.49	2.62
Weighted average rate	4.16%	5.04%

(1)     The weighted average interest rate corresponds to the effective rate of borrowings in effect on March 31, after the impact of derivative instruments.

Debt schedules after impact of derivative instruments

(in millions of dollars)

Maturing on	In Canadian	In U.S.			In Swiss	Other
March 31 (1)	dollars (2)	dollars (2)	In yen	In euros	francs	currencies	Total

2010	20 568	(36)					20 532
2011	6 472	2	51				6 525
2012	9 264	(90)	209	(3)		(1)	9 379
2013	7 860	(8)		(4)			7 848
2014	9 803	64	125				9 992
	53 967	(68)	385	(7)		(1)	54 276
2015-2019	33 607	1 459	1 965	3 646	3 197		43 874
2020-2024	6 233	(688)					5 545
2025-2029	4 931	394					5 325
2030-2034	8 393	309					8 702
2035 and thereafter	15 301	201					15 502
	122 432	1 607	2 350	3 639	3 197	(1)	133 224

(1)

This schedule takes into account $3 317 million for Treasury bills and $2 400 million for short-term borrowings in 2010 and was drawn up considering projected repayments of $1 146 million in 2010, $747 million in 2011, $604 million in 2012, $657 million in 2013, $703 million in 2014, $2 035 million in 2015-2019 and $3 million in 2020-2024 for savings products redeemable on demand.

(2)	These schedules take into account the Sinking fund of $4 168 million for debts in Canadian dollars and $806 million for debts in U.S. dollars.

9.                  Debts (cont’d)

(in millions of dollars)

Repayment of debt by the Sinking fund

Maturing	In Canadian
on March 31	dollars	In U.S. dollars	Total

2010	831		831
2011	479		479
2012	403		403
2013	6		6
2014	17		17
	1 736		1 736
2015-2019	98		98
2020-2024	918	444	1 362
2025-2029	669	362	1 031
2030-2034	747		747
	4 168	806	4 974

10.           Fixed assets

(in millions of dollars)

Fixed assets are recorded at cost.  They are depreciated over their useful life using the following methods:

Category	Depreciation method	Useful life

Buildings, including those rented under capital leases	Straight-line	10 to 50 years

Facilities	Straight-line	5 to 10 years

Complex networks (1)	Straight-line	10 to 40 years

Equipment, including that rented under capital leases	Straight-line	3 to 30 years

Development of data processing systems	Straight-line	5 to 10 years

(1)          Except for certain Laval metro infrastructures that are depreciated on a straight-line basis over a period of 100 years.

Works of art and historic property consist mainly of paintings, sculptures, drawings, prints, photographs, installations, films and videos and their cost is charged to expenditures for the fiscal year in which they are acquired.

Fixed assets

						Development
						of data
				Complex		processing	2009	2008
	Land	Buildings	Facilities	networks	Equipment	systems	Total	Total
								restated

Cost	769	9 761	343	23 786	3 135	2 678	40 472	36 960

Accumulated depreciation		(3 937)	(163)	(11 545)	(1 948)	(1 389)	(18 982)	(17 767)

Net book value	769	5 824	180	12 241	1 187	1 289	21 490	19 193

Fixed assets are broken down in Appendix 19.

11.           Contractual obligations

(in millions of dollars)

As part of its operations, the Government concluded various long-term agreements, the most important of which gave rise to the following contractual obligations:

	2009	2008

Transfers
Funding for the acquisition of fixed assets (1)	9 017	8 389
Agreements (2)	9 606	8 625
	18 623	17 014

Minimum undiscounted payments under operating leases	2 212	1 961
Acquisition of fixed assets (3)	4 180	1 582
Supply of goods and services (3)	2 296	783
Other contracts	494	547
	27 805	21 887

(1)	In addition to this amount, the Government covers, through the payment of transfers to these beneficiaries, interest related to the funding of these fixed asset acquisitions.
(2)	In addition to this amount, the Government covers, through the payment of transfers, interest related to the funding of certain agreements totalling $179 million ($256 million as at March 31, 2008).
(3)

The contractual obligations related to the acquisition of fixed assets and supply of goods and services include an amount of $2 975 million ($423 million as at March 31, 2008) arising from private-public partnership agreements. Under these agreements, the Government also covers financing costs related to these fixed assets.

Schedule

	Transfers -
	Funding for			Acquisition	Supply of
Maturing	the acquisition	Transfers -	Operating	of fixed	goods and	Other
on March 31	of fixed assets	Agreements	leases	assets	services	contracts	Total

2010	1 889	1 405	292	2 061	564	329	6 540
2011	778	873	255	916	291	85	3 198
2012	997	800	220	649	176	29	2 871
2013	769	646	191	347	126	6	2 085
2014	926	577	176	22	87	6	1 794
	5 359	4 301	1 134	3 995	1 244	455	16 488
2015-2019	2 042	1 023	583	44	44	15	3 751
2020-2024	443	949	274		89		1 755
2025-2029	150	762	176		172		1 260
2030-2034	63	393	24		219		699
2035 and thereafter	6	1 392	21		528		1 947
	8 063	8 820	2 212	4 039	2 296	470	25 900

No fixed maturity date	954	786		141		24	1 905
	9 017	9 606	2 212	4 180	2 296	494	27 805

Contractual obligations with regard to transfers are broken down in Appendix 20.

12.           Contingencies

(in millions of dollars)

A)              Under its various financial assistance programs, the Government guarantees borrowings and other financial initiatives by third parties for an amount of $10 706 million as at March 31, 2009 ($10 230 million as at March 31, 2008). These net guaranteed financial initiatives are summarized in Appendix 21.

B)                A number of claims have been instituted against the Government, which is also involved in legal proceedings before the courts. These different disputes result from breaches of contract, damages suffered by individuals or property, and related elements. In some cases, the amounts claimed are mentioned; in others, no mention is made of them. The cases for which claim amounts have been established represent $1 165 million. Since the outcome of these disputes is uncertain, the Government cannot determine its potential losses. The Government records a provision to this effect under “Accounts payable and accrued expenses” only once it appears likely that these cases will give rise to disbursements and the amount can be reasonably estimated.

C)                Some of Québec’s Aboriginal communities have instituted legal proceedings involving $16 371 million in damages and interest against the Government for land claims, the recognition of certain ancestral rights and other related questions. These files are at different stages (some proceedings are currently suspended or inactive) and should eventually be resolved through negotiations, rulings or the abandonment of proceedings by applicants. Since the outcome of these files is uncertain, the Government cannot determine its potential losses.

D)               Since 2006-2007, the Government has recorded an environmental liability for the cost of remediating contaminated land under its responsibility or likely to come under its responsibility to the extent that the amount can be estimated.

A survey of contaminated lands was conducted for this purpose. As at March 31, 2009, $931 million was recorded to “Other liabilities” for approximately 733 properties inventoried. Different methods are used to estimate remediation and management costs. The amount estimated for each file is increased to take into account the degree of precision of the method used. For example, the environmental liability recorded as at March 31, 2009 takes into account an increase of $249 million in costs ($209 million as at March 31, 2008).

In some cases, the probability that the Government will have to cover the remediation cost could not be established. In others, the value of the costs it will have to assume could not be estimated. Given the difficulties inherent in evaluating this liability, the Government’s obligations, which will be recognized until March 31, 2010 for contaminated land existing as at March 31, 2006, will be posted to accumulated deficits, in accordance with the accounting policy.

13.           Asset-backed commercial paper (ABCP)

(in millions of dollars)

Asset-backed commercial paper (ABCP) is a short-term financial instrument issued by trusts, also called “conduits”, on a discount or interest-bearing basis, generally for a term of 30, 60 or 90 days. The assets, such as mortgage or consumer loans, or the exposure to risk, such as credit default swaps, which support the commercial paper, are acquired by a conduit through various types of transactions, including the purchase of financial assets and derivatives.

As at March 31, 2009, non-bank-sponsored restructured ABCP was held in investments made by certain line-by-line consolidated agencies ($211 million; $212 million as at March 31, 2008), health and social services and education network organizations ($75 million; $75 million as at March 31, 2008) and Government enterprises ($168 million; $159 million as at March 31, 2008).

ABCP of this type was also held through participation deposit units in funds entrusted to the Caisse de dépôt et placement du Québec (CDPQ). The units in question were held by the Retirement Plans
Sinking Fund ($2 728 million; $2 689 million as at March 31, 2008), the Survivor Pension Plan Fund ($35 million; $34 million as at March 31, 2008), other pension plan assets ($35 million; $35 million as at March 31, 2008), the Generations Fund ($59 million; $58 million as at March 31, 2008) and other consolidated agencies ($45 million; $44 million as at March 31, 2008).

Restructuring

Financial instruments serving as assets for a conduit that issued ABCP generally have maturities that are longer than the maturity of the ABCP issued. Therefore, the conduit must typically have liquidity backstop facilities with a financial institution that it can avail itself of on certain conditions, in the event that it is not able to issue new ABCP securities in order to redeem those that mature or to meet the need for additional liquid assets.

The subprime mortgage crisis in the United States caused disruption on international markets, which resulted in a liquidity crisis on the Canadian third-party ABCP market in August 2007. Consequently, neither the ABCP-holding entities of the Government’s reporting entity nor the CDPQ were able to obtain payment of the sums owed to them under their third-party ABCP holdings when the latter matured.

13.           Asset-backed commercial paper (ABCP) (cont’d)

(in millions of dollars)

Pan-Canadian Investors Committee restructuring plan

Third-party ABCP restructuring efforts, which began in August 2007 and in which the Québec government played an active role, led to the conclusion of an agreement on December 24, 2008 between the Pan-Canadian Investors Committee and banks that had purchased protection. The agreement was then subject to approval by the decision-making authorities of the institutions concerned, as well as to the adoption of orders-in-council. The agreement was subsequently confirmed in its proposed form and gave rise to an exchange of securities on January 21, 2009.

Under the agreement, third-party ABCP was restructured, leading to the creation of three new trusts called “master asset vehicles” (“MAV 1”, “MAV 2” and “MAV 3”).  The ABCP was converted into new securities with maturities that matched those of the underlying assets.  The new securities bear interest at rates that will ultimately reflect the cash flows available within the vehicles, including the cost inherent in the funding facilities included in the restructuring plan.

The first two “MAVs” consist of the transactions of ABCP conduits constituted solely of synthetic assets or of hybrid assets, which are a combination of synthetic and traditional assets. They also include the high-risk assets associated with these transactions. The main difference between “MAV 1” and “MAV 2” is that the margin funding facility is self-funded for “MAV 1” participants, whereas it is provided by third-party lenders in the case of “MAV 2”. As a result of this distinction, the interest paid to holders of notes issued by “MAV 2” is less than that paid to holders of notes issued by “MAV 1”.

The margin funding facilities in “MAV 1” and “MAV 2” are provided by various lenders. In particular, the Government of Canada, the governments of Québec, Ontario and Alberta and the CDPQ are taking part in the final agreement, as senior lenders, by establishing an additional margin funding facility. These funding facilities are designed to reduce the risk that the new vehicles will not be able to meet margin calls in the event that such calls are warranted by future circumstances. An initial 18-month standstill period on margin calls, ending July 21, 2010, has been established to allow a market for these new securities to be created.

“VAC 3” consists of the transactions of ABCP conduits constituted exclusively of traditional assets and high-risk assets, namely, assets that do not fall into either of the previous two categories. All notes in this category are tied to the net return and maturities of their respective underlying assets.

13.           Asset-backed commercial paper (ABCP) (cont’d)

(in millions of dollars)

Impact of ABCP restructuring for the Government

In the wake of the restructuring agreements, the entities of the Government’s reporting entity held the following ABCP securities as at March 31, 2009:

	Notional	Net
	amount	value

Pan-Canadian Investors Committee restructuring plan

MAV 2
Class A-1	166	141
Class A-2	112	94
Class B	20	4
Class C	9	1
Tracking notes for high-risk assets	41	13
	348	253
MAV 3
Tracking notes for traditional assets	24	19
Tracking notes for high-risk assets	66	48
	90	67
Total	438	320

Other restructured ABCP [1]	15	12
	453	332

(1)          Certain entities in the Government’s reporting entity hold bank-sponsored ABCP that was issued by financial-institution-sponsored trusts. This ABCP was also restructured in 2008, outside the Pan-Canadian Investors Committee restructuring plan.

In the case of ABCP held through participation units in funds entrusted to the CDPQ, the effects of ABCP restructuring are reflected in the valuation of these units, which is carried out in conformity with the Government’s accounting policies. Entities in the Government’s reporting entity do not hold ABCP investment securities per se.

Establishing the fair value of ABCP securities

Since there was no active market as at March 31, 2009 for ABCP securities issued in the wake of the restructuring efforts, entities in the Government’s reporting entity that held such securities established, in accordance with CICA guidelines, fair values for the various types of ABCP securities using a valuation model based on assumptions regarding the recovery of different categories of assets, i.e., traditional, synthetic and high-risk assets. This model takes a probability-weighted approach and is based on, among other things, the valuation of cash flows and the use of certain public financial indices. The assumptions and probabilities used reflect uncertainties

13.           Asset-backed commercial paper (ABCP) (cont’d)

(in millions of dollars)

regarding the amounts, the return and maturity of the cash flows, the liquidity risk, the nature and credit risk of the debt and the underlying financial assets, and credit spreads reflecting market conditions as at March 31, 2009. The assumptions, based on information available as at March 31, 2009, use observable market data, such as interest rates and credit quality and price, as much as possible. They also take into account specific aspects of the restructuring plan and are based partially on assumptions not supported by prices or rates observed on the market.  A similar method was used by the CDPQ to evaluate its ABCP holdings.

Impact on the Government’s results as at March 31, 2009

ABCP investments of entities in the Government’s reporting entity

Following the valuation, the Government recognized, in its results for the year ending March 31, 2009, additional valuation losses of $37 million, bringing accumulated total losses recorded as at March 31, 2009 to $122 million.  These losses break down as follows:

—    a valuation loss of $4 million ($35 million in 2007-2008) in regard to investments made by certain line-by-line consolidated agencies;

—    a valuation loss of $1 million ($12 million in 2007-2008) on investments recorded by organizations in the health and social services and education networks and reflected in their consolidated annual deficit posted to the Government’s results;

—    a valuation loss of $32 million ($38 million in 2007-2008) on investments recorded by Government enterprises and reflected in the Government’s revenue from these enterprises.

CDPQ participation units

As for ABCP included in the investment portfolios of participation deposit units with the CDPQ held by entities in the Government’s reporting entity, the CDPQ recognized, in 2008-2009, unrealized valuation losses of $941 million ($422 million in 2007-2008) relating to this ABCP, bringing the cumulative amount of recognized unrealized valuation losses to $1 363 million as at March 31, 2009 ($422 million as at March 31, 2008).  The amount of realized valuation losses recognized by the CDPQ in 2008-2009 was $45 million.

In addition to presenting the amounts invested in ABCP, the CDPQ said in its financial statements that it is subject to contingencies stemming from the guarantees it issued as part of the ABCP restructuring efforts. The share of these CDPQ guarantees allocated to participation units held by entities in the Government’s reporting entity amounts to $1 533 million.  The allowance for unrealized

13.           Asset-backed commercial paper (ABCP) (cont’d)

(in millions of dollars)

losses on ABCP relating to these units includes an amount of $143 million in respect of the guarantees issued by the CDPQ ($87 million as at March 31, 2008).

The valuation losses will be recognized in the Government’s results, where applicable, in conformity with the Government’s accounting policies.  Accordingly, an amount of $6 million related to these losses was recorded in the Government’s results in 2008-2009 (no amount recorded in 2007-2008).

•                  In the case of units held by the Retirement Plans Sinking Fund, other pension plan assets and the Survivor Pension Plan Fund, valuation losses are taken into account in calculating the adjusted market value of these investments, where the difference between the real return based on market value and the forecast return is amortized over five years.  In addition, actuarial gains and losses that arise from using the forecast rate of return to determine annual income are amortized on a straight-line basis over several years, in accordance with the periods set out in Note 7. Therefore, the valuation losses incurred by the CDPQ will affect, if applicable, the adjusted market value of investments and the Government’s results for subsequent years. Accordingly, an amount of $6 million for valuation losses was recorded in the Government’s results in 2008-2009.

•                  The other participation deposit units held by entities in the Government’s reporting entity are evaluated at cost.  These units did not sustain a loss in value because the entities consider that the decline in market value of the participation units to an amount below their recorded value is not permanent, even though their market value takes into account the valuation losses incurred by the CDPQ.

Measurement uncertainty

The estimated fair value of ABCP investments as at March 31, 2009 as determined by ABCP-holding entities in the Government’s reporting entity and by the CDPQ is surrounded by uncertainty and is not likely to be indicative of the definitive value or the future fair value of these investments.  Although the management of these entities believes that its valuation technique is appropriate in the circumstances, changes to the main assumptions, particularly those used to determine discount rates, credit spreads, anticipated returns, the credit risk of the underlying assets and the value of various commitments and guarantees, could have a material impact on the fair value of new notes and other ABCP securities and on the establishment of the fair value of these ABCP securities in the coming fiscal years. Accordingly, resolution of these uncertainties could mean that the definitive value of these investments in subsequent periods differs considerably from the current best estimates of these entities’ management.  Revising this fair value could thus affect the determination of valuation losses and of the book value of the ABCP-related investments presented in the Government’s consolidated financial statements.

13.           Asset-backed commercial paper (ABCP) (cont’d)

(in millions of dollars)

Government guarantee associated with ABCP

The maximum contribution of the Government, as a senior lender of the additional margin funding facility introduced under the Pan-Canadian Investors Committee restructuring plan, is $1 300 million.  As at March 31, 2009, no amounts had been paid and no allowance for losses was recorded in connection with this guarantee.

14.           Comparative figures

(in millions of dollars)

Certain comparative figures for 2008 were reclassified for consistency with the presentation adopted in 2009.

The following table presents the main reclassifications to the financial statements, notes and appendices:

Missions
Health and Social Services	(348)
Education and Culture	(340)
Debt service	688

Expenditure (Appendix 7)
Debt service
Interest income on loans and advances to the health and social services and education network	688
Transfer
Interest	(688)

Pension plans and other employee future benefits (Note 7)
Pension plans	458
Other pension plan assets	458

Segment disclosures (Appendix 24)
Agency and special funds
Revenue	(3 833)
Expenditure	(3 833)
Consolidation adjustments
Revenue	3 833
Expenditure	3 833

APPENDIX 1

National Assembly, designated persons, Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund (1)

Affaires municipales et Régions

Commission municipale du Québec

Régie du logement

Agriculture, Pêcheries et Alimentation

Commission de protection du territoire agricole du Québec

Régie des marchés agricoles et alimentaires du Québec

Assemblée nationale

Conseil du trésor

Commission de la fonction publique

Conseil exécutif

Commission d’accès à l’information

Culture, Communications et Condition féminine

Commission des biens culturels du Québec

Conseil du statut de la femme

Conseil supérieur de la langue française

Office québécois de la langue française

Développement durable, Environnement et Parcs

Bureau d’audiences publiques sur l’environnement

Développement économique, Innovation et Exportation

Éducation, Loisir et Sport

Commission consultative de l’enseignement privé

Conseil supérieur de l’éducation

Emploi et Solidarité sociale

Famille et Aînés

Curateur public (2)

Finances

Immigration et Communautés culturelles

Conseil des relations interculturelles

APPENDIX 1

National Assembly, designated persons, Government departments and agencies whose financial transactions were conducted within the Consolidated Revenue Fund (1) (cont’d)

Justice

Comité de la rémunération des juges

Commission des droits de la personne et des droits de la jeunesse

Conseil de la magistrature

Directeur des poursuites criminelles et pénales

Office de la protection du consommateur

Tribunal des droits de la personne

Tribunal des professions

Personnes désignées par l’Assemblée nationale

Commissaire au lobbyisme

Directeur général des élections – Commission de la représentation

Protecteur du citoyen

Vérificateur général

Relations internationales

Ressources naturelles et Faune

Revenu

Santé et Services sociaux

Commissaire à la santé et au bien-être

Office des personnes handicapées du Québec

Sécurité publique

Bureau du coroner

Commission québécoise des libérations conditionnelles

Régie des alcools, des courses et des jeux

Services gouvernementaux

Tourisme

Transports

Commission des transports du Québec

Travail

Commission de l’équité salariale

Conseil consultatif du travail et de la main-d’œuvre

Conseil des services essentiels

(1)  These entities have a fiscal year that ends on March 31.

(2)  This entity also conducts fiduciary transactions that are not included in the Government’s reporting entity.

APPENDIX 2

Government agencies, special funds, sinking funds and other fund

Agencies (1)

Agence de l’efficacité énergétique

Agence des partenariats public-privé du Québec

Agence métropolitaine de transport (December 31)

Autorité des marchés financiers

Bibliothèque et Archives nationales du Québec

Bureau de décision et de révision en valeurs mobilières

Centre de la francophonie des Amériques

Centre de recherche industrielle du Québec

Centre de services partagés du Québec

Commission de la capitale nationale du Québec

Commission de reconnaissance des associations d’artistes et des associations de producteurs

Commission des lésions professionnelles

Commission des normes du travail

Commission des relations du travail

Commission des services juridiques

Conseil des arts et des lettres du Québec

Conservatoire de musique et d’art dramatique du Québec (June 30)

Corporation d’hébergement du Québec

Corporation d’urgences-santé

École nationale de police du Québec (2) (June 30)

École nationale des pompiers du Québec (2) (June 30)

Financement-Québec

Fondation de la faune du Québec

Fonds d’aide aux recours collectifs

Fonds d’assurance-prêts agricoles et forestiers

Fonds de la recherche en santé du Québec

Fonds québécois de la recherche sur la nature et les technologies

Fonds québécois de la recherche sur la société et la culture

Héma-Québec

Immobilière SHQ (2) (December 31)

Institut de la statistique du Québec

Institut de tourisme et d’hôtellerie du Québec (2) (June 30)

Institut national de santé publique du Québec

Investissement Québec

La Financière agricole du Québec

Musée d’art contemporain de Montréal

Musée de la civilisation

Musée national des beaux-arts du Québec

Office de la sécurité du revenu des chasseurs et piégeurs cris (June 30)

Office des professions du Québec

Office Québec-Amériques pour la jeunesse

Régie de l’assurance maladie du Québec

APPENDIX 2

Government agencies, special funds, sinking funds and other fund (cont’d)

Agencies (1) (cont’d)

Régie de l’énergie

Régie des installations olympiques (October 31)

Régie du bâtiment du Québec

Régie du cinéma

Services Québec

Société de développement de la Baie James (December 31)

Société de développement des entreprises culturelles

Société de financement des infrastructures locales du Québec

Société de la Place des Arts de Montréal (1) (August 31)

Société de l’assurance automobile du Québec (December 31)

Société de télédiffusion du Québec (Télé-Québec) (August 31)

Société des établissements de plein air du Québec

Société des parcs de sciences naturelles du Québec

Société des Traversiers du Québec

Société d’habitation du Québec

Société du Centre des congrès de Québec

Société du Grand Théâtre de Québec (August 31)

Société du Palais des congrès de Montréal

Société du parc industriel et portuaire de Bécancour

Société immobilière du Québec

Société nationale de l’amiante

Société québécoise d’assainissement des eaux

Société québécoise de récupération et de recyclage

Société québécoise d’information juridique

Tribunal administratif du Québec

Special funds (1)

Assistance Fund for Independent Community Action

Assistance Fund for Victims of Crime

Collection Fund

Financial Assistance Fund for Certain Disaster Areas

Financing Fund

Fonds de fourniture de biens ou de services du ministère de l’Emploi et de la Solidarité sociale

Fonds de fourniture de biens ou de services du ministère du Revenu

Fonds de la sécurité routière

Fonds du centre financier de Montréal

Fonds du patrimoine culturel québécois

Fonds du patrimoine minier

Fonds québécois d’initiatives sociales

APPENDIX 2

Government agencies, special funds, sinking funds and other fund (cont’d)

Special funds (1) (cont’d)

Forestry Fund

Fund for the Contributions of Motorists to Public Transit

Fund for the Promotion of a Healthy Lifestyle

Fund for the Sale of Goods and Services of the Ministère des Transports

Geographic Information Fund

Government Air Service Fund

Green Fund

Health Services Fund

Horse-Racing Industry Fund

Ice Storm Fund

Information Technology Fund of the Conseil du trésor

Information Technology Fund of the Ministère de l’Emploi et de la Solidarité sociale

Information Technology Fund of the Ministère du Revenu

Labour Market Development Fund

Land Information Fund

Police Services Fund

Prescription Drug Insurance Fund

Regional Development Fund

Register Fund of the Ministère de la Justice

Road Network Preservation and Improvement Fund

Rolling Stock Management Fund

Sports and Physical Activity Development Fund

Support Payments Fund (3)

Tourism Partnership Fund

Sinking funds

Accumulated Sick Leave Fund

Sinking Fund relating to Borrowings by General and Vocational Colleges in Québec

Sinking Fund relating to Borrowings by Québec Health and Social Services Agencies

Sinking Fund relating to Borrowings by Québec School Boards

Sinking Fund relating to Borrowings by Québec University Establishments

Sinking Fund of Société québécoise d’assainissement des eaux

Sinking Fund relating to Government Borrowings (Debt Sinking Fund)

Sinking Fund for Government Borrowings contracted to finance the health and social services and education networks and Government enterprises

Retirement Plans Sinking Fund

Survivor Pension Plan Fund

APPENDIX 2

Government agencies, special funds, sinking funds and other fund (cont’d)

Other fund

Generations Fund

(1)          In general, these agencies and special funds have a fiscal year that ends on March 31. If not, their year-end date is indicated in parentheses and unaudited interim data are used for the period between the end of their fiscal year and March 31.

(2)          No data are available for the period between the end of their fiscal year and March 31.

(3)          This fund also conducts fiduciary transactions that are not included in the Government’s reporting entity.

APPENDIX 3

Organizations in the Government’s health and social services and education networks

Health and social services network

Agencies and other regional authorities (1)

Agence de la santé et des services sociaux de Chaudière-Appalaches

Agence de la santé et des services sociaux de la Capitale-Nationale

Agence de la santé et des services sociaux de la Côte-Nord

Agence de la santé et des services sociaux de la Gaspésie–Îles-de-la-Madeleine

Agence de la santé et des services sociaux de la Mauricie et du Centre-du-Québec

Agence de la santé et des services sociaux de la Montérégie

Agence de la santé et des services sociaux de l’Abitibi-Témiscamingue

Agence de la santé et des services sociaux de Lanaudière

Agence de la santé et des services sociaux de Laval

Agence de la santé et des services sociaux de l’Estrie

Agence de la santé et des services sociaux de l’Outaouais

Agence de la santé et des services sociaux de Montréal

Agence de la santé et des services sociaux des Laurentides

Agence de la santé et des services sociaux du Bas-Saint-Laurent

Agence de la santé et des services sociaux du Saguenay—Lac-St-Jean

Centre régional de santé et de services sociaux de la Baie-James (2)

Conseil Cri de la santé et des services sociaux de la Baie James (2)

Régie régionale de la santé et des services sociaux du Nunavik

Public institutions (1)

Centre André-Boudreau

Centre d’accueil Dixville inc.

Centre de protection et de réadaptation de la Côte-Nord

Centre de réadaptation Constance-Lethbridge

Centre de réadaptation de la Gaspésie (Le)

Centre de réadaptation de l’Ouest de Montréal

Centre de réadaptation en alcoolisme et toxicomanie de Chaudière-Appalaches

Centre de réadaptation en déficience intellectuelle (CRDI) Chaudière-Appalaches

Centre de réadaptation en déficience intellectuelle de Québec

Centre de réadaptation en déficience intellectuelle du Bas-Saint-Laurent

Centre de réadaptation en déficience intellectuelle du Saguenay—Lac-Saint-Jean

Centre de réadaptation en déficience intellectuelle Gabrielle-Major

Centre de réadaptation en déficience intellectuelle Montérégie-Est

Centre de réadaptation en déficience physique Chaudière-Appalaches

Centre de réadaptation en déficience physique le Bouclier

APPENDIX 3

Organizations in the Government’s health and social services and education networks (cont’d)

Health and social services network (cont’d)

Public institutions (1) (cont’d)

Centre de réadaptation Estrie inc.

Centre de réadaptation Interval

Centre de réadaptation La Maison

Centre de réadaptation la Myriade

Centre de réadaptation Lisette-Dupras

Centre de réadaptation Ubald-Villeneuve

Centre de santé et de services sociaux Cavendish

Centre de santé et de services sociaux Champlain

Centre de santé et de services sociaux Cléophas-Claveau

Centre de santé et de services sociaux d’Ahuntsic et Montréal-Nord

Centre de santé et de services sociaux d’Antoine-Labelle

Centre de santé et de services sociaux d’Argenteuil

Centre de santé et de services sociaux d’Arthabaska-et-de-l’Érable

Centre de santé et de services sociaux de Beauce

Centre de santé et de services sociaux de Bécancour–Nicolet-Yamaska

Centre de santé et de services sociaux de Bordeaux-Cartierville-Saint-Laurent

Centre de santé et de services sociaux de Charlevoix

Centre de santé et de services sociaux de Chicoutimi

Centre de santé et de services sociaux de Dorval-Lachine-Lasalle

Centre de santé et de services sociaux de Gatineau

Centre de santé et de services sociaux de Jonquière

Centre de santé et de services sociaux de Kamouraska

Centre de santé et de services sociaux de la Baie-des-Chaleurs

Centre de santé et de services sociaux de la Basse-Côte-Nord

Centre de santé et de services sociaux de la Côte-de-Gaspé

Centre de santé et de services sociaux de la Haute-Côte-Nord

Centre de santé et de services sociaux de la Haute-Gaspésie

Centre de santé et de services sociaux de la Haute-Yamaska

Centre de santé et de services sociaux de la Matapédia

Centre de santé et de services sociaux de la Minganie

Centre de santé et de services sociaux de la Mitis

Centre de santé et de services sociaux de la Montagne

Centre de santé et de services sociaux de la MRC-de-Coaticook

Centre de santé et de services sociaux de la Pointe-de-l’Île

Centre de santé et de services sociaux de la région de Thetford

Centre de santé et de services sociaux de la Vallée-de-la-Batiscan

Centre de santé et de services sociaux de la Vallée-de-la-Gatineau

Centre de santé et de services sociaux de Lac-Saint-Jean-Est

APPENDIX 3

Organizations in the Government’s health and social services and education networks (cont’d)

Health and social services network (cont’d)

Public institutions (1) (cont’d)

Centre de santé et de services sociaux de la Vallée-de-l’Or

Centre de santé et de services sociaux de la Vieille-Capitale

Centre de santé et de services sociaux de Laval

Centre de santé et de services sociaux de l’Énergie

Centre de santé et de services sociaux de l’Hématite

Centre de santé et de services sociaux de l’Ouest-de-l’Île

Centre de santé et de services sociaux de Manicouagan

Centre de santé et de services sociaux de Maskinongé

Centre de santé et de services sociaux de Matane

Centre de santé et de services sociaux de Memphrémagog

Centre de santé et de services sociaux de Montmagny-L’Islet

Centre de santé et de services sociaux de Papineau

Centre de santé et de services sociaux de Port-Cartier

Centre de santé et de services sociaux de Portneuf

Centre de santé et de services sociaux de Québec-Nord

Centre de santé et de services sociaux de Rimouski-Neigette

Centre de santé et de services sociaux de Rivière-du-Loup

Centre de santé et de services sociaux de Rouyn-Noranda

Centre de santé et de services sociaux de Saint-Jérôme

Centre de santé et de services sociaux de Saint-Léonard et Saint-Michel

Centre de santé et de services sociaux de Sept-Îles

Centre de santé et de services sociaux de Témiscaming-et-de-Kipawa

Centre de santé et de services sociaux de Témiscouata

Centre de santé et de services sociaux de Thérèse De Blainville

Centre de santé et de services sociaux de Trois-Rivières

Centre de santé et de services sociaux de Vaudreuil-Soulanges

Centre de santé et de services sociaux des Aurores-Boréales

Centre de santé et de services sociaux des Basques

Centre de santé et de services sociaux des Collines

Centre de santé et de services sociaux des Etchemins

Centre de santé et de services sociaux des ÎIes

Centre de santé et de services sociaux des Pays-d’en-Haut

Centre de santé et de services sociaux des Sommets

Centre de santé et de services sociaux des Sources

Centre de santé et de services sociaux Domaine-du-Roy

Centre de santé et de services sociaux Drummond

Centre de santé et de services sociaux du Coeur-de-l’Île

Centre de santé et de services sociaux du Grand Littoral

APPENDIX 3

Organizations in the Government’s health and social services and education networks (cont’d)

Health and social services network (cont’d)

Public institutions (1) (cont’d)

Centre de santé et de services sociaux du Granit

Centre de santé et de services sociaux du Haut-Saint-François

Centre de santé et de services sociaux du Haut-Saint-Laurent

Centre de santé et de services sociaux du Haut-Saint-Maurice

Centre de santé et de services sociaux du Lac-des-Deux-Montagnes

Centre de santé et de services sociaux du Lac-Témiscamingue

Centre de santé et de services sociaux du Nord de Lanaudière

Centre de santé et de services sociaux du Pontiac

Centre de santé et de services sociaux du Rocher-Percé

Centre de santé et de services sociaux du Sud de Lanaudière

Centre de santé et de services sociaux du Sud-Ouest-Verdun

Centre de santé et de services sociaux du Suroît

Centre de santé et de services sociaux du Val-Saint-François

Centre de santé et de services sociaux Haut-Richelieu-Rouville

Centre de santé et de services sociaux - Institut Universitaire de gériatrie de Sherbrooke

Centre de santé et de services sociaux Jardins-Roussillon

Centre de santé et de services sociaux Jeanne-Mance

Centre de santé et de services sociaux la Pommeraie

Centre de santé et de services sociaux les Eskers de l’Abitibi

Centre de santé et de services sociaux Lucille-Teasdale

Centre de santé et de services sociaux Maria-Chapdelaine

Centre de santé et de services sociaux Pierre-Boucher

Centre de santé et de services sociaux Pierre-De Saurel

Centre de santé et de services sociaux Richelieu-Yamaska

Centre de santé Inuulitsivik

Centre de santé Tulattavik de l’Ungava

Centre de services en déficience intellectuelle Mauricie/Centre-du-Québec

Centre de soins prolongés Grace Dart / Grace Dart Extended Care Centre

Centre d’hébergement et de soins de longue durée de St-Andrew-de-Father-Dowd-et-de-St-Margaret

Centre Dollard-Cormier (Le)

Centre du Florès

Centre hospitalier affilié universitaire de Québec

Centre hospitalier de l’Université de Montréal

Centre hospitalier de St. Mary

Centre hospitalier régional de Trois-Rivières

Centre hospitalier universitaire de Québec

Centre hospitalier universitaire de Sherbrooke

Centre hospitalier universitaire Sainte-Justine

APPENDIX 3

Organizations in the Government’s health and social services and education networks (cont’d)

Health and social services network (cont’d)

Public institutions (1) (cont’d)

Centre Jean-Patrice-Chiasson/Maison Saint-Georges (Le)

Centre Jellinek

Centre jeunesse Chaudière-Appalaches

Centre jeunesse de la Mauricie et du Centre-du-Québec (Le)

Centre jeunesse de la Montérégie

Centre jeunesse de l’Abitibi-Témiscamingue (C.J.A.T.)

Centre jeunesse de Laval

Centre jeunesse de l’Estrie

Centre jeunesse de Montréal (Le)

Centre jeunesse de Québec

Centre jeunesse des Laurentides

Centre jeunesse du Bas-St-Laurent

Centre jeunesse du Saguenay—Lac-Saint-Jean (Le)

Centre jeunesse Gaspésie/Les Îles

CLSC Naskapi

Centre Miriam

Centre Montérégien de réadaptation

Centre Normand

Centre Notre-Dame de l’Enfant (Sherbrooke) Inc.

Centre régional de réadaptation La Ressourse

Centre régional de santé et de services sociaux de la Baie-James (2)

Centre universitaire de santé McGill

Centres de la jeunesse et de la famille Batshaw (Les)

Centres jeunesse de Lanaudière (Les)

Centres jeunesses de l’Outaouais (Les)

CHSLD Juif de Montréal

Clair Foyer Inc.

Conseil Cri de la santé et des services sociaux de la Baie James (2)

Corporation du Centre de réadaptation Lucie-Bruneau (La)

Corporation du Centre hospitalier gériatrique Maimonides (La)

Corporation du Centre hospitalier Pierre-Janet (La)

CRDI Normand-Laramée

Domrémy Mauricie/Centre-du-Québec

Hôpital Catherine Booth de l’Armée du Salut

Hôpital Charles Lemoyne

Hôpital Chinois de Montréal (1963) (L’)

Hôpital Douglas

Hôpital du Sacré-Coeur de Montréal

APPENDIX 3

Organizations in the Government’s health and social services and education networks (cont’d)

Health and social services network (cont’d)

Public institutions (1) (cont’d)

Hôpital Général Juif Sir Mortimer B. Davis (L’)

Hôpital Jeffery Hale-Saint Brigid’s

Hôpital Juif de réadaptation

Hôpital Louis-H. Lafontaine

Hôpital Maisonneuve-Rosemont

Hôpital Mont-Sinaï

Hôpital Rivière-des-Prairies

Hôpital Santa Cabrini

Hôtel-Dieu de Lévis

Institut Canadien-Polonais du Bien-être Inc.

Institut de cardiologie de Montréal

Institut de réadaptation en déficience physique de Québec

Institut de réadaptation Gingras-Lyndsay-de-Montréal

Institut Nazareth et Louis-Braille

Institut Philippe-Pinel de Montréal

Institut Raymond-Dewar

Institut universitaire de cardiologie et de pneumologie de Québec

Institut universitaire de gériatrie de Montréal

Institut universitaire en santé mentale de Québec

La Résidence de Lachute

Pavillon du Parc Inc.

Services de réadaptation du Sud-Ouest et du Renfort

Services de réadaptation L’Intégrale

Virage, Réadaptation en alcoolisme et toxicomanie (Le)

Education network

School boards (3)

Commission scolaire au Coeur-des-Vallées

Commission scolaire Central Québec

Commission scolaire Crie

Commission scolaire de Charlevoix

Commission scolaire de Kamouraska—Rivière-du-Loup

Commission scolaire de l’Énergie

Commission scolaire de l’Estuaire

APPENDIX 3

Organizations in the Government’s health and social services and education networks (cont’d)

Education network (cont’d)

School boards (3) (cont’d)

Commission scolaire de l’Or-et-des-Bois

Commission scolaire de la Baie-James

Commission scolaire de la Beauce-Etchemin

Commission scolaire de la Capitale

Commission scolaire de la Côte-du-Sud

Commission scolaire De La Jonquière

Commission scolaire de la Moyenne-Côte-Nord

Commission scolaire de la Pointe-de-l’Île

Commission scolaire de la Région-de-Sherbrooke

Commission scolaire de la Riveraine

Commission scolaire de la Rivière-du-Nord

Commission scolaire de la Seigneurie-des-Mille-Îles

Commission scolaire de la Vallée-des-Tisserands

Commission scolaire de Laval

Commission scolaire de Montréal

Commission scolaire de Portneuf

Commission scolaire de Rouyn-Noranda

Commission scolaire de Saint-Hyacinthe

Commission scolaire de Sorel-Tracy

Commission scolaire des Affluents

Commission scolaire des Appalaches

Commission scolaire des Bois-Francs

Commission scolaire des Chênes

Commission scolaire des Chic-Chocs

Commission scolaire des Découvreurs

Commission scolaire des Draveurs

Commission scolaire des Grandes-Seigneuries

Commission scolaire des Hautes-Rivières

Commission scolaire des Hauts-Bois-de-l’Outaouais

Commission scolaire des Hauts-Cantons

Commission scolaire des Îles

Commission scolaire des Laurentides

Commission scolaire des Monts-et-Marées

Commission scolaire des Navigateurs

Commission scolaire des Patriotes

Commission scolaire des Phares

Commission scolaire des Portages-de-l’Outaouais

Commission scolaire des Premières-Seigneuries

Commission scolaire des Rives-du-Saguenay

APPENDIX 3

Organizations in the Government’s health and social services and education networks (cont’d)

Education network (cont’d)

School boards (3) (cont’d)

Commission scolaire des Samares

Commission scolaire des Sommets

Commission scolaire des Trois-Lacs

Commission scolaire du Chemin-du-Roy

Commission scolaire du Fer

Commission scolaire du Fleuve-et-des-Lacs

Commission scolaire du Lac-Abitibi

Commission scolaire du Lac-Saint-Jean

Commission scolaire du Lac-Témiscamingue

Commission scolaire du Littoral

Commission scolaire du Pays-des-Bleuets

Commission scolaire du Val-des-Cerfs

Commission scolaire Eastern Shores

Commission scolaire Eastern Townships

Commission scolaire English-Montréal

Commission scolaire Harricana

Commission scolaire Kativik

Commission scolaire Lester-B.-Pearson

Commission scolaire Marguerite-Bourgeoys

Commission scolaire Marie-Victorin

Commission scolaire New Frontiers

Commission scolaire Pierre-Neveu

Commission scolaire René-Lévesque

Commission scolaire Riverside

Commission scolaire Sir-Wilfrid-Laurier

Commission scolaire Western Québec

Comité de gestion de la taxe scolaire de l’Île de Montréal

General and vocational colleges (CEGEPs) (4)

Cégep André-Laurendeau

Cégep Beauce-Appalaches

Cégep d’Ahuntsic

Cégep d’Alma

Cégep de Baie-Comeau

Cégep de Bois-de-Boulogne

Cégep de Chicoutimi

Cégep de Drummondville

APPENDIX 3

Organizations in the Government’s health and social services and education networks (cont’d)

Education network (cont’d)

General and vocational colleges (CEGEPs) (4) (cont’d)

Cégep de Granby—Haute-Yamaska

Cégep de Jonquière

Cégep de la Gaspésie et des Îles

Cégep de La Pocatière

Cégep de l’Abitibi-Témiscamingue

Cégep de Lévis-Lauzon

Cégep de Limoilou

Cégep de l’Outaouais

Cégep de Maisonneuve

Cégep de Matane

Cégep de Rimouski

Cégep de Rivière-du-Loup

Cégep de Rosemont

Cégep de Sainte-Foy

Cégep de Saint-Félicien

Cégep de Saint-Hyacinthe

Cégep de Saint-Jérôme

Cégep de Saint-Laurent

Cégep de Sept-Îles

Cégep de Sherbrooke

Cégep de Sorel-Tracy

Cégep de Thetford

Cégep de Trois-Rivières

Cégep de Valleyfield

Cégep de Victoriaville

Cégep du Vieux Montréal

Cégep Édouard Montpetit

Cégep François-Xavier Garneau

Cégep Gérald-Godin

Cégep John Abbott

Cégep Lionel Groulx

Cégep Marie-Victorin

Cégep Montmorency

Cégep régional de Lanaudière

Cégep Saint-Jean-sur-Richelieu

Champlain Regional College

Collège Dawson

Collège Héritage

Collège Shawinigan

Vanier College

APPENDIX 3

Organizations in the Government’s health and social services and education networks (cont’d)

Education network (cont’d)

Université du Québec and its branches (4)

École de technologie supérieure

École nationale d’administration publique

Institut national de la recherche scientifique

Université du Québec

Université du Québec à Chicoutimi

Université du Québec à Montréal

Université du Québec à Rimouski

Université du Québec à Trois-Rivières

Université du Québec en Abitibi-Témiscamingue

Université du Québec en Outaouais

Trust to ensure that the Université du Québec à Montréal (UQAM) is not affected by the financial impact of the Îlot Voyageur

(1)   Entities in the health and social services network have a fiscal year that ends on March 31.

(2)   These entities act as agencies and public institutions.

(3)   School boards have a fiscal year that ends on June 30. Unaudited interim data are used for the period between the end of their fiscal year and March 31.

(4)   Colleges have a fiscal year that ends on June 30 and the Université du Québec and its branches, a fiscal year that ends on May 31. Financial results at their fiscal year-end are adjusted thereafter only if financial transactions between that date and March 31 have a significant impact on the Government’s financial position or results.

APPENDIX 4

Government enterprises (1)

Capital Financière agricole inc.

Fonds d’indemnisation du courtage immobilier (December 31)

Hydro-Québec (2) (December 31)

IQ FIER inc.

IQ Immigrants Investisseurs inc.

Loto-Québec

Société des alcools du Québec

Société générale de financement du Québec (December 31)

Société Innovatech du Grand Montréal

Société Innovatech du Sud du Québec

Société Innovatech Québec et Chaudière-Appalaches

Société Innovatech Régions ressources

(1)   In general, Government enterprises have a fiscal year that ends on March 31.  If not, their year-end date is indicated in parentheses and unaudited interim data are used for the period between the end of their fiscal year and March 31.

(2)   This enterprise also conducts fiduciary transactions that are not included in the Government’s reporting entity.

APPENDIX 5

Government department, agencies and funds which conduct fiduciary transactions that are not included in the Government’s reporting entity (1)

Caisse de dépôt et placement du Québec (December 31)

Cautionnements individuels des agents de voyages

Comité Entraide — public and parapublic sectors (December 31)

Commission administrative des régimes de retraite et d’assurances (December 31)

Commission de la construction du Québec (December 31)

Conseil de gestion de l’assurance parentale (December 31)

Curateur public (fiduciary section) (December 31)

Fonds central de soutien à la réinsertion sociale (December 31)

Fonds d’assurance parentale (December 31)

Fonds d’assurance-récolte

Fonds d’assurance-stabilisation des revenus agricoles

Fonds de développement et de reconnaissance des compétences de la main-d’oeuvre

Fonds d’indemnisation des clients des agents de voyages

Fonds d’indemnisation des services financiers

Fonds du compte de stabilisation du revenu agricole

Guarantee Insurance Fund administered by the Régie des marchés agricoles et alimentaires du Québec

Hydro-Québec — pension plan (December 31)

Ministère du Revenu— Property under administration (December 31)

Régie des rentes du Québec

Support Payments Fund (fiduciary section)

Trust funds

Trust funds — Goods and Services Tax

(1)   In general, these organizations and funds have a fiscal year that ends on March 31.  If not, their year-end date is indicated in parentheses.

APPENDIX 6

Breakdown of revenue

FISCAL YEAR ENDED MARCH 31, 2009
(in millions of dollars)

	2009		2008
		Actual	Actual
	Budget (1)	results	results
Income and property taxes
Personal income tax		17 949	18 648
Contributions to the Health Services Fund		6 251	5 958
Corporate taxes		4 176	4 819
	28 996	28 376	29 425
Consumption taxes
Sales		10 809	10 300
Fuel		1 692	1 707
Tobacco		654	707
Alcoholic beverages		430	421
Pari-mutuel		10	11
	13 666	13 595	13 146
Duties and permits
Motor vehicles		1 054	1 030
Natural resources		9	86
Other		651	536
	1 476	1 714	1 652
Miscellaneous
Sales of goods and services		2 700	2 858
Interest		783	789
Fines, forfeitures and recoveries		692	667
	3 946	4 175	4 314
Revenue from Government enterprises
Société des alcools du Québec		808	761
Loto-Québec		1 375	1 360
Hydro-Québec		3 098	2 926
Other		(258)	(22)
Consolidation adjustments		(10)
	4 625	5 013	5 025

Revenue of the Generations Fund	742	587	449

Total own-source revenue	53 451	53 460	54 011

Federal government transfers
Equalization		8 028	7 160
Transfers for health care		3 740	3 925
Transfers for post-secondary education and other social programs		1 267	1 516
Other programs		2 046	2 132
Total federal government transfers	15 538	15 081	14 733

Total revenue	68 989	68 541	68 744

(1)   Based on the revenue and expenditure forecasts presented in the 2008-2009 Budget of March 13, 2008.

APPENDIX 7

Breakdown of expenditure

FISCAL YEAR ENDED MARCH 31, 2009
(in millions of dollars)

	2009		2008
		Actual	Actual
	Budget (1)	results	results
BY SUPERCATEGORY AND CATEGORY
Transfer (2)
Remuneration		27 227	25 192
Operating		6 161	6 082
Capital (2)		2 357	1 925
Interest (2)		491	503
Support		14 474	14 043
		50 710	47 745
Remuneration		5 156	4 881
Operating (3)		4 636	4 298
Doubtful accounts and other allowances		1 197	976
Sub-total	60 880	61 699	57 900

Debt service
Interest on debt (4)		6 422	6 548
Less
Investment income of the sinking fund for borrowings		292	132
Short-term investment income		142	150
		5 988	6 266
Interest on pension plans and other employee future benefits		4 383	4 398
Less
Investment income of the Retirement Plans Sinking Fund and other pension plan assets		2 196	1 887
Investment income of funds related to other employee future benefits		44	25
		2 143	2 486
Sub-total	8 737	8 131	8 752
Annual (surplus) deficit of the health and social services and education networks		(31)	442

Total expenditure	69 617	69 799	67 094

(1)   Based on the revenue and expenditure forecasts presented in the 2008-2009 Budget of March 13, 2008.

(2)   After deducting of $666 million ($720 million in 2008), including $660 million ($688 million in 2008) for interest income on loans and advances to the health and social services and education networks and $6 million ($32 million in 2008) in revenue of the sinking funds relating to borrowings by the health and social services and education networks.

(3)   Including $1 454 million ($1 290 million in 2008) for the depreciation of fixed assets.

(4)   Including $8 million ($272 million in 2008) for the amortization of the deferred foreign exchange gain.

APPENDIX 8

Short-term investments (1)

AS AT MARCH 31, 2009
(in millions of dollars)

	2009	2008

Treasury bills	1 141	68

Notes	441	85

Deposit certificates	2 209	2 073

Banker’s acceptances	1 836	293

Bonds	1 683	43

Commercial paper - other than ABCP *	348	486

Other	214	111

	7 872	3 159

* ABCP: Asset-backed commercial paper.

(1)  Rates of return on short-term investments vary mainly from 0.30% to 11.38%.

APPENDIX 9

Accounts receivable

AS AT MARCH 31, 2009
(in millions of dollars)

	2009	2008
Agents and assignees
Income and property taxes	882	899
Consumption taxes	1 786	1 952
	2 668	2 851
Accounts receivable
Income and property taxes	3 463	3 303
Consumption taxes	1 130	1 077
Duties and permits	305	307
Miscellaneous revenue	2 258	2 440
Recoveries of expenditures and other	134	148
	7 290	7 275
Allowance for doubtful accounts	(1 561)	(1 200)
	5 729	6 075

Estimated accounts receivable - accrual basis	1 679	2 062
Revenue from Government enterprises - dividends	439	1 133
Federal government transfers	1 520	1 869
Specified purpose accounts	208	198
Accrued interest on investments	197	201
	12 440	14 389

APPENDIX 10

Investment in Government enterprises

AS AT MARCH 31, 2009
(in millions of dollars)

Investment in Government enterprises

			2009	2008
			Investment	Investment
	Loans		in	in
	and	Equity	Government	Government
	advances	value	enterprises	enterprises
Capital Financière agricole inc. (1) (4)	5	13	18	20
Fonds d’indemnisation du courtage immobilier (2)		2	2	2
Hydro-Québec (2) (4)	7	23 417	23 424	22 280
IQ FIER inc. (1) (4)	208	(25)	183	157
IQ Immigrants Investisseurs inc. (1)		39	39	51
Loto-Québec (1) (4)	270	134	404	134
Société des alcools du Québec (1)		45	45	43
Société générale de financement du Québec (2)		1 675	1 675	1 835
Société Innovatech du Grand Montréal (1)		6	6	5
Société Innovatech du Sud du Québec (3)		14	14	14
Société Innovatech Québec et Chaudière - Appalaches (1)		37	37	41
Société Innovatech Régions ressources (1)		26	26	26
Consolidation adjustments (5)		(6)	(6)
Total	490	25 377	25 867	24 608

(1)   Equity value was determined on the basis of audited financial statements as at March 31, 2009.

(2)   Equity value was determined on the basis of audited financial statements as at December 31, 2008, and adjusted according to unaudited interim results as at March 31, 2009.

(3)   Equity value was determined on the basis of unaudited financial statements as at March 31, 2009.

(4)   Loans and advances to Hydro-Québec have no fixed maturity date, while those to IQ FIER inc. do not bear interest and mature between June 2020 and January 2024, those to Loto-Québec bear interest at rates of 1.0% to 4.1% and mature between February 2010 and December 2015, and those to Capital Financière agricole inc. bear interest at a rate of 0.7% and mature in April 2009.

2009
2010	75
2011	75
2012-2014	—
2015-2019	125
2020-2024	208
No fixed maturity date	7
490

(5)   Adjustments to equity value stem from the elimination of unrealized gains and losses on transactions with entities in the Government’s reporting entity.

APPENDIX 10

Investment in Government enterprises (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

Summary of the financial statements of Government enterprises

	2009
	Results
					Other
					comprehensive
			Surplus		income
	Revenue	Expenditure	(deficit)		items

Capital Financière agricole inc. (1) (4)	2	8	(6)
Fonds d’indemnisation du courtage immobilier (2)
Hydro-Québec (2)	12 846	9 705	3 141		281
IQ FIER inc. (1)	(12)	1	(13)
IQ Immigrants Investisseurs inc. (1)	226	216	10		(22)
Loto-Québec (1)	3 864	2 408	1 456
Société des alcools du Québec (1)	2 468	1 660	808
Société générale de financement du Québec (2)	1 065	1 326	(261)		(180)
Société Innovatech du Grand Montréal (1)	1		1
Société Innovatech du Sud du Québec (3)
Société Innovatech Québec et Chaudière-Appalaches (1)	(3)	1	(4)
Société Innovatech Régions ressources (1)
	20 457	15 325	5 132		79

Consolidation adjustments (5)			(119	)(5)	32 (6)
			5 013		111

(1)	On the basis of audited financial statements as at March 31, 2009.
(2)	On the basis of audited financial statements as at December 31, 2008.
(3)	On the basis of unaudited financial statements as at March 31, 2009.
(4)	The percentage of the Government’s investment in this enterprise is 90.10%.
(5)

The adjustment in the enterprises’ surplus stems from taking into account the unaudited interim results as at March 31, 2009 of enterprises whose fiscal year-end differs from that of the Government (decrease of $28 million), contributions by Loto-Québec to entities in the Government’s reporting entity and charged to its shareholders’ equity (decrease of $81 million) and the elimination of unrealized gains and losses on transactions with entities in the Government’s reporting entity (decrease of $10 million).

(6)

The adjustment in the enterprises’ other comprehensive income items stems from the unaudited interim results as at March 31, 2009 of enterprises whose fiscal year-end differs from that of the Government.

2009												2008
Assets			Liabilities					Net equity				Net equity
					Other			total of
					liabilies			other
	Non-				and debts			comprehensive	Other net
Financial	financial				with the			income	equity
assets	assets	Total	Debts		Government		Total	items	items	Total		Total

19		19			5		5		14	14		20
3		3			1		1		2	2		2
9 344	57 430	66 774	36 415	(8)	8 297		44 712	1 243	20 819	22 062		20 892
183		183			208		208		(25)	(25)		(12)
2 958		2 958	2 701	(11)	218		2 919	(17)	56	39		51
310	850	1 160			1 026		1 026		134	134		134
368	222	590	5		540		545		45	45		43
1 012	985	1 997	232	(9)	295	(9)	527	(222)	1 692	1 470		1 911
15		15	9				9		6	6		5
14		14							14	14		14
37		37							37	37		41
26		26							26	26		26
14 289	59 487	73 776	39 362		10 590	(10)	49 952	1 004	22 820	23 824		23 127

										1 553	(7)	1 305	(7)
										25 377		24 432

(7)

The adjustment in the enterprises’ net equity stems from the unaudited interim results as at March 31, 2009 of enterprises whose fiscal year-end differs from that of the Government, which led to an increase of $1 309 million ($1 305 million in 2008), from the elimination of unrealized gains and losses on transactions with entities in the Government’s reporting entity, which resulted in a decrease of $6 million, and from the issue of capital stock, which led to an increase of $250 million.

(8)

The Government guarantees the corporation’s borrowings contracted in various currencies. The net value of these borrowings stands at $36 386 million ($33 811 million as at March 31, 2008). The Government has granted a financial guarantee for Gentilly-2 of $685 million ($685 million in 2008), for which Hydro-Québec has set up a trust of $50 million ($44 million in 2008).

(9)

Debts in the amount of $206 million ($288 million in 2007) and other liabilities of $10 million are guaranteed by various types of security on accounts receivable, inventories and other tangible and intangible assets and by hypothecs on the universality of property, whose book value totalled $647 million as at December 31, 2008 ($822 million in 2007).

(10)	Debts with the Québec government total $483 million.
(11)

The Government guarantees payment of the principal on these debts.

APPENDIX 10

Investment in Government enterprises (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

Debt schedule after the impact of derivative instruments

	Repayment of long-term debts over the
	coming fiscal years
						2015 and
	2010	2011	2012	2013	2014	thereafter	Total

Hydro-Québec (2)	783	689	2 629	1 155	1 130	30 029	36 415
IQ Immigrants Investisseurs inc.	695	507	532	682	550	11	2 977	(1)
Société des alcools du Québec	1	2	2				5
Société générale de financement du Québec (2)	29	18	29	46	17	171	310	(1)
Société Innovatech du Grand Montréal						9	9
	1 508	1 216	3 192	1 883	1 697	30 220	39 716

(1)

The schedule for these enterprises is based on the contractual amount of principal payable, whereas the enterprises evaluate their debts (presented on the previous page) at cost after amortization in their financial statements, using the effective interest rate method.

(2)	The amount for fiscal 2009-2010 was determined on the basis of debt repayments by these enterprises during their fiscal year ending December 31, 2009. The same method was used for subsequent years.

APPENDIX 10

Investment in Government enterprises (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

Main contractual obligations of enterprises

Hydro-Québec

Hydro-Québec has provided for capital and intangible investments of about $4 700 million for the 2009 calendar year ($4 143 million in 2008).

The corporation has made a commitment to Churchill Falls (Labrador) Corporation Limited to buy almost all of the power produced by the Churchill Falls generating station, which has a rated capacity of 5 428 MW. This contract, which expires in 2016, will be renewed automatically for a further 25 years, according to the terms and conditions already agreed upon. A contract guaranteeing the availability of 682 MW of additional power until 2041 for the November 1 to March 31 winter period has also been concluded with this enterprise.

As at December 31, 2008, the corporation was committed under 115 contracts to purchase electricity from other power producers, for an installed capacity of roughly 5 792 MW. It plans to purchase about 22 TWh of energy annually over the terms of these contracts, which extend to 2045. Most of the contracts include renewal clauses.

Taking into account electricity purchase contracts as a whole, the corporation plans to make the following minimum payments over the next five years:

December 31, 2008
2009	690
2010	1 098
2011	1 158
2012	1 376
2013	1 596
Total	5 918

IQ Immigrants Investisseurs inc.

During the normal course of its activities, this enterprise contracted commitments representing $154 million ($150 million in 2008) for non-refundable financial contributions whose cash outflow has not been authorized. This amount does not necessarily represent future cash requirements, as some of these commitments may be cancelled before they give rise to disbursements.

APPENDIX 10

Investment in Government enterprises (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

Main contractual obligations of enterprises (cont’d)

IQ FIER inc.

During the normal course of its activities, this enterprise contracted various commitments totalling $117 million ($166 million in 2008).  These commitments represent investment agreements authorized by the corporation. This amount does not necessarily represent future cash requirements, as some of them will expire or may be cancelled before they give rise to disbursements.

Société générale de financement du Québec

As at December 31, 2008, the corporation was committed to acquiring tangible assets and purchasing services and raw materials aggregating $66 million over the next few years ($175 million in 2007). It was also committed to subscribing for long-term investments worth $30 million at that date, in addition to those recorded as short- and long-term liabilities in its balance sheet.

Various enterprises

Under operating and long-term leases, certain Government enterprises were committed, as at March 31, 2009, to making minimum undiscounted payments totalling $468 million ($509 million in 2008).

Maturing
on March 31

Total
2010	73
2011	69
2012	58
2013	50
2014	44
294
2015-2018	174
468

Some enterprises contracted various other commitments during the normal course of their activities.  These commitments, totalling $54 million ($132 million in 2008), represent authorized commitments that had not been disbursed as at March 31, 2009.  Some of them might not be paid if the events do not take place.

APPENDIX 10

Investment in Government enterprises (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

Main contingencies of enterprises

Hydro-Québec

Hydro-Québec provided the purchasers of its investments with guarantees in respect to contingent tax liabilities and certain other customary representations. These guarantees, for which no liability was recognized, will be in effect until the applicable limitation periods expire.

As at March 31, 2009, the potential maximum amount that Hydro-Québec could have had to pay under letters of credit and guarantees totalled $413 million ($365 million in 2008). Of this amount, $334 million ($288 million in 2008) was related to the purchase of energy. Some guarantees worth a total of $145 million mature between 2009 and 2019, while others in the amount of $268 million have no fixed maturity date.

Société générale de financement

During the normal course of its activities, this corporation provided significant guarantees to third parties as follows:

•      Under the terms of its credit agreements, the corporation undertook to indemnify the holders of U.S. indebtedness in the event of changes in the laws with regard to tax withholdings. These indemnification agreements will be in effect until the expiry of the loan agreements and do not contain any limits. Given the nature of these agreements, the corporation cannot determine the maximum payment it may have to make to the holders. The corporation did not recognize an amount on the consolidated balance sheet related to these indemnification agreements.

•      When an investment is sold in whole or in part, in addition to any potential indemnification arising from the failure to execute restrictive clauses or from non-compliance with a declaration of guarantee, the corporation may agree to give a guarantee against any claim resulting from past activities. In general, the terms and conditions and amount of such indemnification are limited by agreement. As a result of the nature of these indemnification agreements, the corporation cannot estimate the maximum potential amount of future payments it could be required to make to the indemnified parties. The corporation did not recognize an amount on the consolidated balance sheet for these potential indemnifications.

APPENDIX 10

Investment in Government enterprises (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

Material transactions and balances of enterprises with departments, agencies and special funds

	2009	2008
Inter-entity transactions
Revenue	192	178
Expenditure	1 361	1 166

Inter-entity balances
Financial assets	3 683	3 726
Non-financial assets – Deferred revenue, net of fixed assets	109	103
Long-term debt	83	96
Other liabilities	1 151	1 505
Net equity
Capital stock issued
Société générale de financement du Québec	250	—
Dividends
Hydro-Québec	2 252	2 095
Loto-Québec	1 375	1 361
Société des alcools du Québec	806	762
Contributions to the Gouvernement du Québec for specified purpose accounts	80	76

APPENDIX 11

Long-term investments

AS AT MARCH 31, 2009

(in millions of dollars)

	2009							2008
	and			Loans		Asset-backed
	capital	Bonds and		and		commercial
	investments (4)	notes		advances (4)		paper (ABCP)	Total	Total
Municipalities and municipal bodies (1)
Municipalities		4					4	3
Municipal bodies (2)		1		233			234	242
		5		233			238	245
Individuals, organizations, enterprises and other (1)
Students				824			824	831
Enterprises	180	18		1 437	(2) (3)		1 635	1 409
Universities excluded from the reporting entity		1 774	(5)	6			1 780	1 425
Non-profit and fiduciary organizations				29			29	35
Other		117		979		211	1 307	1 259
	180	1 909		3 275		211	5 575	4 959
Valuation allowances	(43)			(1 110)		(39)	(1 192)	(1 057)
	137	1 909		2 165		172	4 383	3 902
Sinking Fund relating to Borrowings by Québec University Establishments		146	(6)				146	137

Stabilization Reserve Fund		296					296	1 100
	137	2 356		2 398		172	5 063	5 384

(1)

Investments with municipalities and municipal bodies bear interest at rates of up to 8.7%, loans to students bear interest at rates of 3% to 13%, and investments with enterprises, universities not included in the reporting entity, non-profit and fiduciary organizations and other organizations bear interest at rates of up to 8%, except for enterprise loans, which bear interest at rates of up to 15%.

(2)	Guarantees received for loans and advances amount to $125 million ($94 million as at March 31, 2008). Loans to municipal bodies are secured by real estate mortgages.
(3)	Loans and advances include, among others, loans with special repayment clauses based on royalties, for a total amount of $199 million ($153 million as at March 31, 2008).
(4)	These investments were reduced by $328 million ($361 million as at March 31, 2008) to reflect the grant portion relating to the concessionary terms.
(5)

Bonds and notes to universities excluded from the Government’s reporting entity funded investments in fixed assets and are repayable mainly through subsequent budgetary appropriations from the Government.

(6)

Under the University Investments Act (R.S.Q., c. I-17), the Government created a sinking fund in which the amounts deposited by the responsible minister are allocated exclusively to the repayment of borrowings (principal and interest) for the funding of fixed assets of university institutions in Québec.

APPENDIX 11

Long-term investments (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

Maturity of investments

on March 31

Total
2010	583
2011	446
2012	581
2013	394
2014	653
2 657
2015-2019	1 107
2020-2024	204
2025-2029	55
2030-2034	253
2035 and thereafter	237
4 513
No fixed maturity date	878
5 391
Amount charged to results to reflect the grant portion relating to long-term investments with significant concessionary terms	(328)
5 063

APPENDIX 12

Generations Fund

AS AT MARCH 31, 2009
(in millions of dollars)

The purpose of the Generations Fund, created on January 1, 2007 under the Act to reduce the debt and establish the Generations Fund (R.S.Q., c. R-2.2.0.1), is to reduce the Government’s debt. Under this Act, the fund’s assets are used exclusively to repay the Government’s debt.

Revenue

for the fiscal year ended March 31, 2009

	2009		2008
		Actual	Actual
	Budget	results	results
Own-source revenue
Water-power royalties	625	636	413
Unclaimed property	15	1	—
Investment income
Revenue (losses) from participation deposits	102	(50)	36
Total revenue	742	587	449

APPENDIX 12

Generations Fund (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Change in fund balance

for the fiscal year ended March 31, 2009

	2009	2008

Opening balance	1 233	584
Plus
Payment from the stabilization reserve of the Consolidated Revenue Fund	132	200
Revenue	587	449
Closing balance	1 952	1 233

Statement of financial position

as at March 31, 2009

	2009	2008

Deposits with the Caisse de dépôt et placement du Québec
Demand deposits	219	50
Investment income receivable	5	5
Participation deposits(1)	1 679	1 126
	1 903	1 181
Accounts receivable	49	52
Fund balance	1 952	1 233

(1)

Participation deposits in a specific fund at the Caisse de dépôt et placement du Québec are expressed in units. These units are repaid with prior notice according to the Caisse’s settlement terms and conditions at the market value of the fund’s equity at the end of each month. As at March 31, 2009, the Generations Fund had 1 741 055 participation units whose fair value was $1 374 million (1 121 149 participation units whose fair value was $1 092 million as at March 31, 2008).

APPENDIX 13

Cash (Bank overdraft)

AS AT MARCH 31, 2009
(in millions of dollars)

	2009	2008

Outstanding cheques	(855)	(861)
Plus
Cash in bank	298	372
Cash and notes on hand and outstanding deposits	230	509

	528	881
Cash (Bank overdraft)	(327)	20

APPENDIX 14

Accounts payable and accrued expenses

AS AT MARCH 31, 2009
(in millions of dollars)

	2009	2008

Remuneration (1)	1 884	1 696
Income and taxes refundable
Income and property taxes	3 025	2 816
Consumption taxes	1 309	1 506
Suppliers	1 552	1 597
Advances from trust funds	325	273
Clearing accounts for collected taxes	25	124
Accrued interest on borrowings	2 819	2 725
Transfers (1)	3 183	3 517
	14 122	14 254

(1)	Including an allowance of $377 million ($362 million as at March 31, 2008) for pay equity divided between “Remuneration” and “Transfers”.

APPENDIX 15

Deferred revenue

AS AT MARCH 31, 2009
(in millions of dollars)

	2009	2008

Registration and drivers licence fees	587	589
Federal government transfers (1)	994	888
Deferred contributions linked to the acquisition of fixed assets	1 028	977
Guarantee fees for Hydro-Québec borrowings	131	125
Specified purpose accounts	84	70
Other	208	172
	3 032	2 821

(1)	These amounts are encumbered by externally-sourced allocations and must be used for the following purposes:

	2009				2008
	Opening	New	Recognition	Closing	Closing
	balance	transfers	in revenue	balance	balance

Municipal and local infrastructures	334	230	293	271	334
Wait time reduction (health)		68	68
Société d’habitation du Québec, AccèsLogis and Affordable Housing programs	2	89	2	89	2
Affordable Housing		12	12
Public transit infrastructures		124	66	58
Maintenance of dams received from the federal government	46	2	2	46	46
Housing for Aboriginal people living off-reserve	12	2	14		12
Canada eco Trust	300		72	228	300
Wait time guarantees	85		42	43	85
Human papillomavirus (HPV) vaccine	70		46	24	70
Police officer recruitment		92	19	73
Community development		217	95	122
Other	39	6	5	40	39
	888	842	736	994	888

APPENDIX 16

Other liabilities

AS AT MARCH 31, 2009
(in millions of dollars)

	2009	2008
		restated

Allowance for losses on guaranteed financial initiatives	733	598

Environmental liability	931	959

Allowance to fund the fixed assets of university establishments not included in the Government’s reporting entity (1)	146	137
	1 810	1 694

(1)

A sinking fund relating to borrowings by Québec university establishments of $146 million ($137 million in 2008) has been allocated to pay for this allowance. Information in this regard is given in Appendix 11 – Long-term investments.

APPENDIX 17

Debts

AS AT MARCH 31, 2009
(in millions of dollars)

	2009		2008
		Total in		Total in
	In millions of	Canadian	In millions of	Canadian
Currency	monetary units	equivalent	monetary units	equivalent

IN CANADIAN DOLLARS
Short-term borrowings(1)	2 400	2 400	3 360	3 360
Treasury bills	3 317	3 317	3 304	3 304
Savings products	5 895	5 895	5 290	5 290
Bonds and notes	84 610	84 610	79 044	79 044
Commitments under capital leases	54	54	144	144
Commitments under private-public partnership agreements	377	377	79	79
Currency swap contracts	29 947	29 947	22 559	22 559
	126 600	126 600	113 780	113 780
IN U.S. DOLLARS
Commercial paper	1 830	2 306	1 078	1 108
Bonds and notes	13 512	17 027	13 513	13 890
Currency swap contracts	(13 427)	(16 920)	(12 566)	(12 917)
	1 915	2 413	2 025	2 081
IN YEN
Bonds and notes	424 583	5 397	439 473	4 522
Currency swap contracts	(239 700)	(3 047)	(212 000)	(2 181)
	184 883	2 350	227 473	2 341
IN EUROS
Bonds and notes	7 205	12 041	7 267	11 804
Currency swap contracts	(5 028)	(8 402)	(5 143)	(8 354)
	2 177	3 639	2 124	3 450
IN SWISS FRANCS
Bonds and notes	2 044	2 260	1 495	1 549
Currency swap contracts	847	937	1 900	1 969
	2 891	3 197	3 395	3 518

Amounts carried forward		138 199		125 170

APPENDIX 17

Debts (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

	2009		2008
		Total in		Total in
	In millions of	Canadian	In millions of	Canadian
Currency	monetary units	equivalent	monetary units	equivalent

Amounts brought forward		138 199		125 170
IN POUNDS STERLING
Bonds and notes	199	359	199	406
Currency swap contracts	(200)	(360)	(200)	(408)
	(1)	(1)	(1)	(2)
IN MEXICAN PESOS
Bonds and notes	1 500	133	1 500	145
Currency swap contracts	(1 500)	(133)	(1 500)	(145)
	—	—	—	—
IN AUSTRALIAN DOLLARS
Bonds and notes	448	391	647	607
Currency swap contracts	(448)	(391)	(647)	(607)
	—	—	—	—
IN NEW ZEALAND DOLLARS
Bonds and notes	299	214	299	242
Currency swap contracts	(299)	(214)	(299)	(242)
	—	—	—	—
IN HONG KONG DOLLARS
Bonds and notes	1 462	238	750	99
Currency swap contracts	(1 462)	(238)	(750)	(99)
	—	—	—	—
		138 198		125 168
Less
Sinking fund (2)		4 974		4 641
Debts before deferred foreign exchange gain (loss)		133 224		120 527
Deferred foreign exchange gain (loss)		(571)		1 146
		132 653		121 673

(1)

Short-term borrowings in 2009 include $361 million in banker’s acceptances and bank loans ($502 million in 2008), $8 million in notes at par ($13 million in 2008), $1 983 million in discounted notes ($2 845 million in 2008) and $48 million (no amount in 2008) in borrowings contracted with housing bureaus.

(2)	Including $4 168 million ($3 906 million as at March 31, 2008) for repaying the debt in Canadian dollars and $806 million ($735 million as at March 31, 2008) for repaying the debt in U.S. dollars.

APPENDIX 17

Debts (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Sinking fund

Change in fund balance
for the fiscal year ended March 31, 2009

	2009	2008

Opening balance	4 641	4 394
Plus
Consolidated Revenue Fund payments	141	142
Net revenue	297	132
	5 079	4 668
Less
Sums used to repay debts	(105)	(27)
Closing balance	4 974	4 641

Statement of financial position
as at March 31, 2009

	2009	2008

Investments
Banker’s acceptances	22	128
Treasury bills	59	20
Deposit certificates	49	30
Bonds and notes	4 848	4 272
Commercial paper	6	73
	4 984	4 523
Other assets
Cash	10	1
Accounts receivable and accrued interest	66	64
Deferred foreign exchange loss	(86)	53
	(10)	118
Fund balance	4 974	4 641

APPENDIX 18

Net investment in the health and social services

and education networks

AS AT MARCH 31, 2009
(in millions of dollars)

Net investment in the health and social services and education networks

	2009				2008
		Accumulated		Net investment		Accumulated		Net investment
	Loans and	surplus		in the	Loans and	surplus		in the
	advances (1)	(deficit) (6)		networks	advances (1)	(deficit)		networks

Health and social services network
Agencies and public institutions	7 909	(3 329	)(2)	4 580	7 162	(2 566	)(4)	4 596

Education network
School boards	4 736	(2 198	)(3)	2 538	4 797	(781	)(5)	4 016
Colleges	1 396	(423	)(3)	973	1 552	(447	)(5)	1 105
Université du Québec and its branches	903	45	(3)	948	842	(87	)(5)	755
	14 944	(5 905)		9 039	14 353	(3 881)		10 472

(1)          These loans and advances funded investments in fixed assets and are repayable mainly by means of subsequent Government budgetary appropriations.

(2)          These data were derived from audited financial statements as at March 31, 2009.

(3)          These data were derived from unaudited interim financial statements as at March 31, 2009 for school boards, from audited financial statements as at June 30, 2008 for colleges and from audited financial statements as at May 31, 2008 for the Université du Québec and its branches. The financial statements of the colleges and the Université du Québec and its branches were adjusted to eliminate certain material differences between their accounting policies and those of the Government.

(4)          These data were derived from audited financial statements as at March 31, 2008, adjusted to eliminate certain material differences between their accounting policies and those of the Government.

(5)          These data were derived from audited financial statements as at June 30, 2007 for school boards and colleges and as at May 31, 2007 for the Université du Québec and its branches, adjusted to eliminate certain material differences between their accounting policies and those of the Government.

(6)          The accumulated deficit will be absorbed by Government transfers as part of the application of section of 30 of the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform (2009, c. 38), adopted in September 2009, which authorizes the Government to take the necessary sums out of the Consolidated Revenue Fund.

APPENDIX 18

Net investment in the health and social services

and education networks (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Summary of financial information on the health and social services and education networks

	2009			2008
	Health and			Health and
	social			social
	services	Education		services	Education
	network (1)	network (2)	Total	network (3)	network (4)	Total
RESULTS
Expenditure
Remuneration	12 017	9 375	21 392	11 354	9 074	20 428
Operations	6 820	3 213	10 033	6 285	3 321	9 606
Debt service	344	504	848	375	487	862
Total expenditure	19 181	13 092	32 273	18 014	12 882	30 896
Revenue
School taxes		1 433	1 433		1 386	1 386
Revenue from users	1 012	331	1 343	992	312	1 304
Fees		185	185		170	170
Other	1 396	1 051	2 447	1 405	1 111	2 516
Total revenue	2 408	3 000	5 408	2 397	2 979	5 376
Net expenditure	16 773	10 092	26 865	15 617	9 903	25 520
Government transfers	16 521	10 375	26 896	15 357	9 721	25 078
Annual surplus (deficit) of the networks	(252)	283	31	(260)	(182)	(442)

ACCUMULATED SURPLUS (DEFICIT)
Pre-established accumulated deficit, beginning of year	(2 566)	(1 315)	(3 881)	(2 306)	(1 133)	(3 439)
Accounting changes (Note 3)	(511)	(1 544)	(2 055)
Restated balance	(3 077)	(2 859)	(5 936)	(2 306)	(1 133)	(3 439)
Annual surplus (deficit) of the networks	(252)	283	31	(260)	(182)	(442)
Accumulated deficit, end of year (5)	(3 329)	(2 576)	(5 905)	(2 566)	(1 315)	(3 881)

(1)          These data were derived from audited financial statements as at March 31, 2009.

(2)          These data were derived from unaudited interim financial statements as at March 31, 2009 for school boards, from audited financial statements as at June 30, 2008 for colleges and from audited financial statements as at May 31, 2008 for the Université du Québec and its branches. The financial statements of the colleges and the Université du Québec and its branches were adjusted to eliminate certain material differences between their accounting policies and those of the Government.

(3)          These data were derived from audited financial statements as at March 31, 2008, adjusted to eliminate certain material differences between their accounting policies and those of the Government.

(4)          These data were derived from audited financial statements as at June 30, 2007 for school boards and colleges and as at May 31, 2007 for the Université du Québec and its branches, adjusted to eliminate certain material differences between their accounting policies and those of the Government.

(5)          The accumulated deficit will be absorbed by Government transfers as part of the application of section of 30 of the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform (2009, c. 38), adopted in September 2009, which authorizes the Government to take the necessary sums out of the Consolidated Revenue Fund.

APPENDIX 18

Net investment in the health and social services

and education networks (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Summary of financial information on the health and social services and education networks

	2009			2008
	Health and			Health and
	social			social
	services	Education		services	Education
	network (1)	network (2)	Total	network (3)	network (4)	Total
FINANCIAL POSITION
Financial assets	2 105	2 557	4 662	2 251	1 819	4 070
Liabilities
Loan from the Corporation d’hébergement du Québec	2 339		2 339	2 281		2 281
Loan from Financement-Québec	5 491	7 023	12 514	4 799	7 178	11 977
Loan from Immobilière SHQ	79	12	91	82	13	95
Loan from financial markets (5)	1 007	4 020	5 027	1 192	2 302	3 494
Other liabilities	4 265	2 684	6 949	3 644	2 170	5 814
Total liabilities	13 181	13 739	26 920	11 998	11 663	23 661
Net debt	(11 076)	(11 182)	(22 258)	(9 747)	(9 844)	(19 591)
Non-financial assets
Fixed assets	7 475	8 505	15 980	6 918	8 482	15 400
Inventories and prepaid expenses	272	101	373	263	47	310
Total non-financial assets	7 747	8 606	16 353	7 181	8 529	15 710
Accumulated deficit, end of year (6)	(3 329)	(2 576)	(5 905)	(2 566)	(1 315)	(3 881)

(1)          These data were derived from audited financial statements as at March 31, 2009.

(2)          These data were derived from unaudited interim financial statements as at March 31, 2009 for school boards, from audited financial statements as at June 30, 2008 for colleges and from audited financial statements as at May 31, 2008 for the Université du Québec and its branches. The financial statements of the colleges and the Université du Québec and its branches were adjusted to eliminate certain material differences between their accounting policies and those of the Government.

(3)          These data were derived from audited financial statements as at March 31, 2008, adjusted to eliminate certain material differences between their accounting policies and those of the Government.

(4)          These data were derived from audited financial statements as at June 30, 2007 for school boards and colleges and as at May 31, 2007 for the Université du Québec and its branches, adjusted to eliminate certain material differences between their accounting policies and those of the Government.

(5)          Some of these borrowings have funded investments in fixed assets and are repayable using subsequent Government budgetary appropriations.

(6)          The accumulated deficit will be absorbed by Government transfers as part of the application of section of 30 of the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform (2009, c. 38), adopted in September 2009, which authorizes the Government to take the necessary sums out of the Consolidated Revenue Fund.

APPENDIX 18

Net investment in the health and social services

and education networks (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Main contractual obligations of the networks

In the normal course of their activities, organizations of the health and social services and education networks enter into various contractual obligations, such as operating leases, long-term leases, supply and service contracts and contracts to acquire fixed assets. These contractual obligations totalling $4 062 million represent authorized contractual obligations that had not been disbursed as at March 31, 2009 ($4 029 million as at March 31, 2008). Some of these amounts may not be paid if the events do not take place.

The total non-discounted future minimum amounts payable under these contracts breaks down as follows:

	2009	2008
Agencies and public institutions (1)	1 874	1 804
School boards (2)	1 506	1 481
Colleges (3)	92	91
Université du Québec and its branches (4)	590	653
	4 062	4 029

Main contingencies of the networks

Certain organizations of the health and social services and education networks are the object of various lawsuits whose outcome cannot be determined; moreover, they provide loan guarantees to third parties.  These contingencies represent a total of $382 million ($479 million as at March 31, 2008) that breaks down as follows:

	2009	2008
Agencies and public institutions (1)	292	384
School boards (2)	31	38
Colleges (3)	18	17
Université du Québec and its branches (4)	41	40
	382	479

(1)          As at March 31, 2009.

(2)          As at March 31, 2009 (June 30, 2007 in 2007-2008).

(3)          As at June 30, 2008.

(4)          As at May 31, 2008.

APPENDIX 19

Fixed assets

AS AT MARCH 31, 2009
(in millions of dollars)

						Development
						of data
				Complex		processing	2009
	Land	Buildings	Facilities	networks	Equipment	systems	Total

Cost
Opening balance	743	9 351	317	21 086	3 016	2 447	36 960
Acquisitions	29	463	26	2 754	274	290	3 836
Disposal and reductions in value	(3)	(53)		(54)	(155)	(59)	(324)
Closing balance	769	9 761	343	23 786	3 135	2 678	40 472
Accumulated depreciation
Opening balance		3 650	149	10 826	1 882	1 260	17 767
Depreciation expenses		308	14	725	189	218	1 454
Impact of disposal and reductions in value		(21)		(6)	(123)	(89)	(239)
Closing balance		3 937	163	11 545	1 948	1 389	18 982

Net book value	769	5 824	180	12 241	1 187	1 289	21 490	(1) (2)

(1)          The total for fixed assets includes:

•                  fixed assets rented under capital leases for $54 million, i.e. $6 million for equipment, $46 million for buildings and $2 million for facilities. The depreciation amount related to these fixed assets is $4 million;

•                  fixed assets held under private-public partnership agreements for $382 million, including $379 million for complex networks.  No depreciation amount was associated with these fixed assets in 2009;

•                  fixed assets in the form of property under construction, improvements or development totalling $1 771 million, i.e. $204 million for buildings, $12 million for facilities, $948 million for complex networks, $269 million for equipment and $338 million for the development of data processing systems. No depreciation has been taken on these fixed assets.

(2)          Financing charges of $35 million were capitalized during the year at the cost of the fixed assets. Also during the year, fixed assets totalling $2 million were acquired by donation or for a nominal fee or were financed in whole or in part by contributions from organizations outside the Government’s reporting entity.

APPENDIX 19

Fixed assets (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

						Development
						of data
				Complex		processing	2008
	Land	Buildings	Facilities	networks	Equipment	systems	Total
							restated
Cost
Opening balance	626	7 343	251	19 242	2 901	2 215	32 578
Restatements	102	1 791					1 893
Restated balance	728	9 134	251	19 242	2 901	2 215	34 471
Acquisitions	24	379	54	1 844	341	295	2 937
Disposal and reductions in value	(9)	(162)	12		(226)	(63)	(448)
Closing balance	743	9 351	317	21 086	3 016	2 447	36 960
Accumulated depreciation
Opening balance		2 877	132	10 220	1 865	1 097	16 191
Restatements		544					544
Restated balance		3 421	132	10 220	1 865	1 097	16 735
Depreciation expenses		265	11	606	203	205	1 290
Impact of disposal and reductions in value		(36)	6		(186)	(42)	(258)
Closing balance	—	3 650	149	10 826	1 882	1 260	17 767

Net book value	743	5 701	168	10 260	1 134	1 187	19 193	(1) (2)

(1)          The total for fixed assets includes:

•                  fixed assets rented under capital leases for $136 million in 2008, i.e. $92 million for equipment and $44 million for buildings.  The depreciation amount related to these fixed assets is $8 million;

•                  fixed assets held under private-public partnership agreements totalling $79 million for complex networks.  No depreciation amount was associated with these fixed assets in 2008;

•                  fixed assets in the form of property under construction, improvements or development totalling $1 246 million, i.e. $182 million for buildings, $76 million for facilities, $475 million for complex networks, $186 million for equipment and $327 million for the development of data processing systems.  No depreciation has been taken on these fixed assets.

(2)          Financing charges of $50 million were capitalized during the year at the cost of the fixed assets. Also during the year, fixed assets totalling $21 million were acquired by donation or for a nominal fee or were financed in whole or in part by contributions from organizations outside the Government’s reporting entity.

APPENDIX 20

Breakdown of contractual obligations

AS AT MARCH 31, 2009
(in millions of dollars)

Transfers — Funding for the acquisition of fixed assets (1)

	2009		2008
Repayment of the principal on borrowings for the acquisition of fixed assets
Universities not included in the Government’s reporting entity	2 206		1 987
Municipalities and municipal bodies	2 846		2 726
Other beneficiaries	1 455		1 323
	6 507	(2)	6 036	(2)
Funding of authorized projects for the acquisition of fixed assets (3)
Universities not included in the Government’s reporting entity	159		378
Municipalities and municipal bodies	1 502		1 342
Other beneficiaries	276		205
	1 937		1 925
Repayment of the cost of fixed assets	573		428
	9 017	(4)	8 389	(4)

(1)          In addition to these amounts, the Government covers, through the payment of transfers to these beneficiaries, debt service related to the funding of these fixed asset acquisitions.

(2)          Organizations that received transfers contracted borrowings with:

	2009	2008
Government agencies
Financement-Québec	1 775	1 424
Other Government entities	14	16
	1 789	1 440
Financial institutions outside the Government	4 864	4 733
Less: Sinking Fund relating to Borrowings by Québec University Establishments	(146)	(137)
	6 507	6 036

(3)          These contractual obligations represent the value of authorized amounts that have already been financed in part for realized acquisitions of fixed assets.

(4)          Contractual obligations in foreign currency are shown at their Canadian equivalent at the exchange rates in effect on March 31 and take currency swap contracts into account.

APPENDIX 20

Breakdown of contractual obligations (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Summary schedule of transfers for repayment of the principal on borrowings for the acquisition of fixed assets (1)

	Universities not
	included in the
	Government’s	Municipalities and	Other
Maturity	reporting entity	municipal bodies	beneficiaries	Total

2010	292	363	164	819
2011	222	328	146	696
2012	480	309	149	938
2013	249	314	140	703
2014	437	312	135	884
	1 680	1 626	734	4 040
2015-2019	491	872	410	1 773
2020-2024	16	205	217	438
2025-2029	10	101	34	145
2030-2034	9	36	18	63
2035 and thereafter		6		6
	2 206	2 846	1 413	6 465
No fixed maturity date			42	42
	2 206	2 846	1 455	6 507

(1)          This schedule was drawn up according to the dates shown on bonds or notes at the balance sheet date. Any refinancing after that date will affect the above schedule.

APPENDIX 20

Breakdown of contractual obligations (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Transfers — Agreements

Agreements between the Gouvernement du Québec and the Québec Cree

An agreement was signed by the Government and the Québec Cree in February 2002 to help the Cree achieve more autonomy and take charge of their development.  The agreement also allows the Cree to play a greater role in economic development activities in the territory covered by the James Bay and Northern Québec Agreement (JBNQA).

The February 2002 agreement provides in particular for annual transfer payments to the James Bay Cree over a period of 50 years, i.e. from 2002-2003 to 2051-2052. In return, the Cree assume the obligations of the Gouvernement du Québec, Hydro-Québec and the Société d’énergie de la Baie James under certain provisions of the JBNQA pertaining to the Cree’s economic and community development. The payments to be made in the coming years, i.e. until 2052, correspond to the higher of $70 million or that amount indexed to take into account the change in the value of hydroelectric production, mining and forest harvesting in JBNQA territory. The payment in 2009 amounted to $74 million ($71 million in 2008). Considering the indexation calculated for 2010, the minimum annual payments provided for in the coming years amount to $77 million. As at March 31, 2009, the minimum balance payable was $3 315 million ($3 083 million in 2008).

Another agreement was concluded in May 2007 between the Gouvernement du Québec, the Grand Council of the Crees and the Cree Regional Authority to improve the administration of justice for the Cree and correctional services. The minimum annual payments provided for in the coming years amount to $14 million, subject to indexation, until 2027. As at March 31, 2009, the minimum balance payable was $253 million ($257 million in 2008).

Agreement respecting global funding for the Kativik Regional Government

An agreement was signed by the Gouvernement du Québec and the Kativik Regional Government in March 2004 to simplify the payment of transfers from various Québec government departments.  It also grants the Kativik Regional Government greater autonomy in allocating funds based on regional priorities.

The minimum annual payments provided for in the coming years amount to $45 million, subject to indexation, until 2028. As at March 31, 2009, the minimum balance payable was $846 million ($785 million in 2008).

APPENDIX 20

Breakdown of contractual obligations (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Transfers — Agreements (cont’d)

Partnership agreement on economic and community development in Nunavik

A partnership agreement on economic and community development in Nunavik was signed in April 2002 between the Gouvernement du Québec, the Makivik Corporation and the Kativik Regional Government to meet the specific needs of the people of Nunavik by funding economic and community projects and providing local communities with better economic and community development prospects. It was amended on August 1, 2006 by Order-in-Council 696-2006.

The minimum annual payments provided for in the coming years amount to $29 million, subject to indexation, until 2027. As at March 31, 2009, the minimum balance payable was $520 million ($516 million in 2008).

Other agreements

Other agreements include notably agreements on new fiscal and financial partnerships with the municipalities for $1 418 million ($1 696 million as at March 31, 2008), the national policy on rural areas for $215 million ($250 million as at March 31, 2008), the subsidy agreement reached with the Ville de Montréal for $145 million ($220 million as at March 31, 2008), the agreement concerning block funding for northern villages in the Kativik region for $237 million ($229 million as at March 31, 2008), the agreement on the breakdown of Government reinvestment of $49 million in higher education ($101 million as at March 31, 2008), and $228 million for the Government assistance program to improve public transit services ($274 million as at March 31, 2008). They also include the agreement on the payment of $581 million in interest on a loan contracted by a company in the aluminium sector, the agreement on the promotion and development of Montréal for $252 million ($144 million as at March 31, 2008), the agreement on manpower training for $197 million ($187 million as at March 31, 2008), the agreement on the promotion of a healthy lifestyle for $160 million ($180 million as at March 31, 2008), the agreement on support for local development centres for $206 million and the agreement on other financial assistance for $984 million ($703 million as at March 31, 2008).

APPENDIX 21

Contingencies

AS AT MARCH 31, 2009
(in millions of dollars)

Guaranteed financial initiatives

	2009	2008

Government agencies
Loan guarantees granted by Investissement Québec (1)	2 634	2 235
Guarantees granted by the Société d’habitation du Québec (1)	1 174	1 039
Other guarantees	15	15
	3 823	3 289
Individuals and corporations
Farm and forest producer loan guarantees (1)	4 299	4 258
Student loan guarantees (1)	3 228	3 191
Other guarantees and loans	89	90
	7 616	7 539

Total guaranteed financial initiatives	11 439	10 828
Allowance for losses on guaranteed financial initiatives - other liabilities	(733)	(598)
	10 706	10 230

(1)          See additional information on following pages.

APPENDIX 21

Contingencies (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Loan guarantees granted by Investissement Québec (1)

	2009	2008
	Contingent	Contingent
	liabilities	liabilities

Loan guarantees in effect (2) (3)	2 634	2 235
Allowance for losses on guaranteed financial initiatives	(337)	(188)
	2 297	2 047

(1)          The Government guarantees payment of the principal and interest on loans contracted by enterprises under the Act respecting Investissement Québec and La Financière du Québec (R.S.Q., c. I-16.1).

(2)          This amount excludes $632 million in authorized loan guarantees not in effect ($741 million as at March 31, 2008).

(3)          The total value of securities received as loan guarantees is $2 210 million ($1 276 million as at March 31, 2008).

Guarantees granted by the Société d’habitation du Québec (1)

	2009	2008
	Contingent	Contingent
	liabilities	liabilities
Loan guarantees
Achat-rénovation, AccèsLogis Québec and Affordable Housing Québec programs - social and community component (2)	850	699
Other guarantees
Assistance Program for Community Housing Organizations, and NPO - Private and Remote Housing programs (3)	324	340
	1 174	1 039
Allowance for losses on guaranteed financial initiatives	(16)	(14)
	1 158	1 025

(1)          The Société d’habitation du Québec (SHQ) grants guarantees under the Act respecting the Société d’habitation du Québec (R.S.Q., c. S-8).

(2)          Loans from financial institutions guaranteed by the SHQ and granted to non-profit organizations or cooperatives for periods of 25 or 35 years following the approval of an extension by the SHQ.  The principal and interest associated with such loans are covered by the organizations concerned.  The loans finance the cost of buildings.

(3)          Loans guaranteed by the Canada Mortgage and Housing Corporation (CMHC) for which the SHQ has concluded agreements under which it is committed to buying property taken over by the CMHC when a borrower defaults on a loan, for an amount equal to the value of the claim paid to the approved lender plus incidental expenses.  Guarantees granted for the above-mentioned programs cover 25-year periods, except if they are related to loans granted in urban regions for NPO-Private housing programs, in which case they cover periods of 35 years.  The principal and interest associated with such loans are covered by the organizations concerned.  The loans finance the cost of buildings.

APPENDIX 21

Contingencies (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Farm and forest producer loan guarantees (1)

	2009	2008
	Contingent	Contingent
	liabilities	liabilities

Act respecting La Financière agricole du Québec (R.S.Q., c. L-0.1) (2)	4 180	4 130
Various statutes	119	128
	4 299	4 258
Allowance for losses on guaranteed financial initiatives	(76)	(75)
	4 223	4 183

(1)          Corresponds to the balances of principal and interest on loans for which the Fonds d’assurance-prêts agricoles et forestiers reimburses losses and related charges.

(2)          This amount excludes $40 million in authorized loan guarantees for which the loans were not disbursed ($32 milion as at March 31, 2008).

APPENDIX 21

Contingencies (cont’d)

AS AT MARCH 31, 2009
(in millions of dollars)

Student loan guarantees (1)

	2009	2008
	Contingent	Contingent
	liabilities	liabilities

Loans for which the Government repays interest as long as the borrower is a student	1 352	1 328
Loans for which borrowers are responsible for repaying principal and interest	1 872	1 851
Loans for the purchase of a personal computer, for which borrowers are responsible for repaying interest	4	12
	3 228	3 191

Allowance for losses on guaranteed financial initiatives	(292)	(309)
	2 936	2 882

(1)          The Government guarantees the reimbursement of losses of principal and interest to lending institutions under the Act respecting financial assistance for students (R.S.Q., c. A-13.3).

APPENDIX 22

Summary of fiduciary transactions conducted

by a Government department and Government agencies and funds

AS AT MARCH 31, 2009

(in millions of dollars)

	2009				2008
			Increase
			(decrease) in
	Liabilities	Assets	accrued equity	Net equity	Net equity

Caisse de dépôt et placement du Québec (1)	66 787	186 875	(35 262)	120 088	155 350
Cautionnements individuels des agents de voyages	4	4
Comité Entraide - public and parapublic sectors (1)	9	9
Commission administrative des régimes de retraite et d’assurances (1)
RREGOP	75	34 288	(12 333)	34 213	46 546
PPMP	5	6 113	(1 641)	6 108	7 749
Other plans	116	572	(55)	456	511
Commission de la construction du Québec (1)
General Fund	82	144	13	62	49
Supplemental pension plan
- general account	49	3 007	(827)	2 958	3 785
Supplemental pension plan
- pensioners’ account	2	4 370	(875)	4 368	5 243
Other	833	3 695	(311)	2 862	3 173
Conseil de gestion de l’assurance parentale (1)	20	20
Curateur public (1)	24	295	4	271	267
Fonds central de soutien à la réinsertion sociale (1)		2		2	2
Guarantee Insurance Fund administered by the Régie des marchés agricoles et alimentaires du Québec		6		6	6
Fonds d’assurance parentale (1)	415	131	(252)	(284)	(32)
Fonds d’assurance-récolte	5	80	(32)	75	107
Fonds d’assurance-stabilisation des revenus agricoles	913	48	(85)	(865)	(780)
Support Payments Fund	252	252
Fonds d’indemnisation des clients des agents de voyages	1	39	6	38	32
Fonds d’indemnisation des services financiers	29	1	4	(28)	(32)
Amounts carried forward	69 621	239 951	(51 646)	170 330	221 976

APPENDIX 22

Summary of fiduciary transactions conducted

by a Government department and Government agencies and funds (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

	2009				2008
			Increase
			(decrease) in
	Liabilities	Assets	accrued equity	Net equity	Net equity

Amounts brought forward	69 621	239 951	(51 646)	170 330	221 976
Fonds du compte de stabilisation du revenu agricole	1	1
Trust funds	87	87
Trust funds - Goods and Services Tax	257	257
Fonds de développement et de reconnaissance des compétences de la main-d’œuvre	3	99	13	96	83
Hydro-Québec - pension plan (1)	28	10 503	(2 451)	10 475	12 926
Régie des rentes du Québec
Fonds du régime de rentes du Québec	256	26 198	(8 482)	25 942	34 424
Other	11	20	(3)	9	12
Ministère du Revenu
- Property under administration (1)	60	104	(5)	44	49
	70 324	277 220	(62 574)	206 896	269 470
Funds entrusted to the Caisse de dépôt et placement du Québec		(76 010)	24 721	(76 010)	(100 731)
	70 324	201 210	(37 853)	130 886	168 739

(1)          Financial statements as at December 31, 2008.

APPENDIX 23

Stabilization reserve

AS AT MARCH 31, 2009
(in millions of dollars)

	2009	2008

Opening balance	2 301 (1)	1 300
Allocation of the balance of the surplus recognized for 2006-2007	109
Allocation of the budget balance to the reserve		1 201
Deposit in the Generations Fund	(132)	(200)
Use of the reserve to maintain a balanced budget	(1 845)

Closing balance	433	2 301	(1)

(1)          In the 2007-2008 Public Accounts, the reserve amounted to $1 817 million. However, an additional surplus of $484 million for fiscal 2007-2008 was allocated to the budgetary reserve in the 2009-2010 Budget Speech.

Under the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform (2009. c. 38) adopted in September 2009, the Government created a stabilization reserve to facilitate its multi-year planning and, subsidiarily, to make it possible to pay sums into the Generations Fund. The provisions in the Act pertaining to this reserve have been in effect since April 1, 2006.

This Act repealed the Act to establish a budgetary surplus reserve fund (R.S.Q., c. R-25.1). Accordingly, the transactions of the budgetary reserve carried out between April 1, 2006 and the adoption of the Act have become those of the stabilization reserve. In addition, the $109-million surplus balance recognized for fiscal 2006-2007 that had not been allocated to the budgetary reserve was allocated to the stabilization reserve pursuant to the Act.

The stabilization reserve is earmarked for maintaining a balanced budget; its balance is reduced by the amount needed to attain this objective.  In addition, the Government may, on the conditions it determines, use the stabilization reserve to pay sums into the Generations Fund. The balance of the reserve is reduced by the amount paid into the fund.

The sums credited annually to the stabilization reserve correspond to the amount of the surplus recognized for each fiscal year, i.e. a budget balance above zero, established in accordance with the provisions of the Balanced Budget Act.

APPENDIX 24

Segment disclosures

AS AT MARCH 31, 2009

(in millions of dollars)

Consolidated statement of operations by reporting sector

The consolidated statement of operations incorporates the financial results of the Government’s management of its resources, obligations and financial activities as a whole. Grouping these elements provides a global financial portrait of the Government. This statement includes the financial results of a multitude of departments, agencies, funds and enterprises. All of these entities are grouped into six main sectors, according to their control and accountability relationship with the Government. Criteria such as ministerial accountability, legal framework, scope of authority delegated to management, funding method, degree of autonomy and nature of actitives are used to classify the entities in the different sectors. The following table presents the operations of each of the sectors identified.

Since it was possible to associate all revenue and expenditure items with a specific sector, it was not necessary to use allocation methods to allocate some of the items among two or more specific sectors.

APPENDIX 24

Segment disclosures (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

	2009
						Health and
						social
	Consolidated		Agencies	Specified		services and
	Revenue Fund (1)	Government enterprises (2)	and special funds (3)	purpose accounts (4)	Generations Fund (5)	education networks (6)	Consolidation adjustments (7)	Consolidated results
REVENUE
Income and property taxes	27 756		778				(158)	28 376
Consumption taxes	13 403		192					13 595
Duties and permits	982		732					1 714
Miscellaneous	1 739		2 316	214			(94)	4 175
Other revenue sources		5 013			587			5 600
Dividends paid by enterprises	4 433	(4 433)						—
Total own-source revenue	48 313	580	4 018	214	587	—	(252)	53 460
Revenue from entities within the reporting entity			13 585	273			(13 858)	—
Federal government transfers	14 023		795	479			(216)	15 081
Total revenue	62 336	580	18 398	966	587	—	(14 326)	68 541
EXPENDITURE
Health and Social Services	25 621		8 014	87		252	(7 256)	26 718
Education and Culture	15 120		154	119		(283)	(424)	14 686
Economy and Environment	7 199		5 630	355			(4 659)	8 525
Support for Individuals and Families	5 490		501	10			(463)	5 538
Administration and Justice	5 120		2 184	395			(1 498)	6 201
Total program spending	58 550	—	16 483	966	—	(31)	(14 300)	61 668
Debt service	6 504		1 653				(26)	8 131
Total exenditure	65 054	—	18 136	966	—	(31)	(14 326)	69 799
ANNUAL SURPLUS (DEFICIT)	(2 718)	580	262	—	587	31	—	(1 258)

	2009
						Health and
						social
	Consolidated		Agencies	Specified		services and
	Revenue Fund (1)	Government enterprises (2)	and special funds (3)	purpose accounts (4)	Generations Fund (5)	education networks (6)	Consolidation ajustments (7)	Consolidated results
EXPENDITURE BY SUPERCATEGORY
Transfer	49 235		10 514	783			(9 822)	50 710
Allocation to a special fund	2 948						(2 948)	—
Remuneration	3 056		2 153	110			(163)	5 156
Operating	2 157		3 387	73			(981)	4 636
Doubtful accounts and other allowances	1 154		429				(386)	1 197
Annual deficit of the health and social services and education networks						(31)		(31)
Total program spending	58 550	—	16 483	966	—	(31)	(14 300)	61 668

APPENDIX 24

Segment disclosures (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

	2008
						Health and
						social
	Consolidated		Agencies	Specified		services and
	Revenue Fund (1)	Government enterprises (2)	and special funds (3)	purpose accounts (4)	Generations Fund (5)	education networks (6)	Consolidation adjustments (7)	Consolidated results
REVENUE
Income and property taxes	28 871		707				(153)	29 425
Consumption taxes	12 962		184					13 146
Duties and permits	1 039		613					1 652
Miscellaneous	1 567		2 555	218			(26)	4 314
Other revenue sources		5 025			449			5 474
Dividends paid by enterprises	4 218	(4 218)						—
Total own-source revenue	48 657	807	4 059	218	449	—	(179)	54 011
Revenue from entities within the reporting entity			13 668	233			(13 901)	—
Federal government transfers	13 629		849	532			(277)	14 733
Total revenue	62 286	807	18 576	983	449	—	(14 357)	68 744
EXPENDITURE
Health and Social Services	24 054		7 471	92		260	(6 809)	25 068
Education and Culture	14 153		46	136		182	(412)	14 105
Economy and Environment	6 611		4 222	398			(3 093)	8 138
Support for Individuals and Families	5 369		1 136	4			(1 070)	5 439
Administration and Justice	4 639		2 779	353			(2 179)	5 592
Total program spending	54 826	—	15 654	983	—	442	(13 563)	58 342
Debt service	7 021		2 525				(794)	8 752
Total exenditure	61 847	—	18 179	983	—	442	(14 357)	67 094
ANNUAL SURPLUS (DEFICIT)	439	807	397	—	449	(442)	—	1 650

	2008
						Health and
						social
	Consolidated		Agencies	Specified		services and
	Revenue Fund (1)	Government enterprises (2)	and special funds (3)	purpose accounts (4)	Generations Fund (5)	education networks (6)	Consolidation ajustments (7)	Consolidated results
EXPENDITURE BY SUPERCATEGORY
Transfer	46 352		9 928	792			(9 327)	47 745
Allocation to a special fund	2 681						(2 681)	—
Remuneration	2 929		2 078	108			(234)	4 881
Operating	2 049		3 342	83			(1 176)	4 298
Doubtful accounts and other allowances	815		306				(145)	976
Annual deficit of the health and social services and education networks						442		442
Total program spending	54 826	—	15 654	983	—	442	(13 563)	58 342

APPENDIX 24

Segment disclosures (cont’d)

AS AT MARCH 31, 2009

(in millions of dollars)

(1)          The Consolidated Revenue Fund includes money collected or received from various sources over which Parliament has the power of appropriation, as well as the expenditures of the National Assembly, the persons designated by it, and departments and agencies administered by a minister whose budget is financed by appropriations allocated by the National Assembly. This sector also includes the activities of the Health Services Fund.

(2)          Government enterprises are distinct legal entities that have the power to carry out commercial activities. The sale of their goods and the delivery of their services target individuals or organizations not included in the Government’s reporting entity. Therefore, these enterprises are financially autonomous in that their revenue from outside the reporting entity ensures that they carry out their activities and repay their debts on their own. Since their accounts are accounted for using the modified equity method, only their net surpluses for the fiscal year are presented in the table, after deducting the dividends paid into the Consolidated Revenue Fund.

(3)          Agencies and special funds depend in whole or in part on departments for their funding. However, the agencies in this sector have more autonomy than those funded by budgetary appropriations. Although these agencies also answer to a minister, the legislation grants their management more extensive funding and operating powers. Special funds, for their part, are financial management tools that make it possible, in some situations, to administer allocated resources using a management method that is different from that applied in departments. Some funds obtain financing in whole or in part through the sale of goods or services. The results of this sector do not include the activities of the Health Services Fund.

(4)          A specified purpose account is a financial management mechanism created by a Government order in council under legislative provisions. It allows a department to account in a different way for funds paid into the Consolidated Revenue Fund by a third party under a contract or an agreement that provides for the allocation of the funds to a specific purpose.

(5)          The Generations Fund, created on January 1, 2007, under the Act to reduce the debt and establish the Generations Fund, differs from other funds in that it is dedicated exclusively to repaying the Government’s debt.

(6)          The health and social services and education networks include health and social services agencies, public health and social services institutions (hospital centres, health and social services centres, rehabilitation centres, child and youth protection centres), school boards, general and vocational colleges (CEGEPs) and the Université du Québec and its branches. These organizations, which are funded largely through budgetary appropriations, are autonomous in regard to the delivery of public services. They are legal entities that are vested with the financial and administrative powers needed to provide public services, and they have a board of directors made up of elected or appointed local representatives from the area or sector served by each organization. In addition, the Government’s ability to dispose of their assets is subject to major restrictions. Since their accounts are accounted for using the modified equity method, only their net surpluses (deficits) for the fiscal year are presented in the table.

(7)          The consolidation adjustments are based on the elimination of, when the consolidated financial statements are prepared, inter-entity transactions and balances between entities in different sectors. Indeed, revenues and expenses in each sector are presented prior to the elimination of these elements. However, when inter-entity transactions and balances concern entities within the same sector, the eliminating entries are made before the segment amounts are determined.